As filed with the Securities and Exchange Commission on March 2, 2012.

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INDIA GLOBALIZATION CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	1600	20-2760393
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4336 Montgomery Ave.
Bethesda, Maryland 20814
(301) 983-0998
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Ram Mukunda
Chief Executive Officer and President
India Globalization Capital, Inc.
4336 Montgomery Ave.
Bethesda, Maryland, 20814
(301) 983-0998
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies of all communications to:
Scott Museles, Esq.
Debbie A. Klis, Esq.
Shulman, Rogers, Gandal, Pordy & Ecker, P.A.
12505 Park Potomac Avenue, Suite 600
Potomac, Maryland 20854
(301) 230-5241

Approximate date of commencement of proposed sale to public:  As soon as practicable, after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

 CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price			Proposed maximum aggregate offering price (2)	Amount of Registration Fee

Shares of Common Stock, $0.0001 par value per share, underlying IPO Warrants	11,855,122		$5.00		$59,275,610	$6,792.98

Shares of Common Stock, $0.0001 par value per share, underlying 2009 Warrants	258,800		1.60		414,080	47.45	(3)

Shares of Common Stock, $0.0001 par value per share, underlying 2010 Warrants	858,610		0.90		772,749	88.56	(3)

Shares of Common Stock, $0.0001 par value per share ,issued in the acquisition of Ironman	31,500,000		0.35	(4)	11,025,000	1,263.47

Total	44,472,532	$			$71,487,439	$8,192.46

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also registers such additional shares of Common Stock as may become issuable to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(3)
The fee has been partially satisfied by applying, pursuant to Rule 457(p) under the Securities Act of 1933, a portion of the previously paid filing fees in connection with (i)$159.03 that was paid with respect to the same securities that were previously registered pursuant to the Registration Statement No. 333-160993 on Form S-3 in August 2009 and (ii) $698.74 that was paid with respect to the same securities that were previously registered pursuant to the Registration Statement No. 333-163867 on Form S-1 in October 2010.

(4)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed or withdrawn without notice.  This preliminary prospectus does not, and is not intended to, constitute an offer to sell or a solicitation of an offer to buy, any of these securities nor shall there be any sale of these securities or any solicitation of an offer to buy these securities in any jurisdiction in which such offer, sale or solicitation would be unlawful.

SUBJECT TO COMPLETION, DATED MARCH 2, 2012

PRELIMINARY PROSPECTUS
India Globalization Capital, Inc.
Common Stock

This prospectus relates to the offer and sale by India Globalization Capital, Inc. (“IGC” or the “Company”) of 12,972,532 shares of common stock, par value $0.0001 per share (the “Common Stock”) underlying warrants previously issued by the Company and the offer and sale of 31,500,000 shares of Common Stock by the selling stockholders, as provided elsewhere in this prospectus.  We will not receive any proceeds from the sale by the selling shareholders of their shares of Common Stock.

The 12,972,532 shares of Common Stock issuable by the Company upon the exercise of the warrants pertain to the follow transactions:

(i)  11,855,122 shares of Common Stock issuable upon the exercise of 11,855,122 warrants (the “IPO Warrants”) originally issued in our initial public offering pursuant to a prospectus dated March 3, 2006.  In order to obtain the shares, the holders of the IPO Warrants must pay an exercise price of $5.00 per share for the shares underlying the IPO Warrants.

(ii) 258,800 shares of Common Stock issuable upon the exercise of 258,800 warrants (the “2009 Warrants”) originally issued in a registered direct offering pursuant to a prospectus and prospectus supplement each dated September 16, 2009.  In order to obtain the shares, the holders of the 2009 Warrants must pay an exercise price of $1.60 per share for the shares underlying the 2009 Warrants.

(iii)  856,610 shares of Common Stock issuable upon the exercise of 858,610 warrants (the “2010 Warrants”) originally issued in a registered direct offering pursuant to a prospectus and prospectus supplement each dated November 30, 2010.  In order to obtain the shares, the holders of the 2010 Warrants must pay an exercise price of $0.90 per share for the shares underlying the 2010 Warrants.

The 31,500,000 shares of Common Stock are being offered and sold by the selling shareholders who acquired the shares in connection withthe Company’s acquisition of H&F Ironman, Ltd. (“HK Ironman”).  Pursuant to that acquisition, the Company sold an aggregate of 31,500,000 shares in exchange for the ownership of 100% of HK Ironman.  The issuance of shares was approved by the shareholders of the Company on December 30, 2011.

Our units, shares of Common Stock and IPO Warrants are currently traded on the NYSE Amex under the symbols “IGC.U,” “IGC” and “IGC.WT,” respectively.  The 2009 Warrants and the 2010 Warrants are each a different class of warrant than the IPO Warrants that are currently traded on the NYSE Amex and are not currently listed on the NYSE Amex or any other stock exchange.  We do not currently anticipate listing the 2009 Warrants and the 2010 Warrants.  As of February 29, 2012 the closing sale price of our units was $0.38, the closing sale price of our Common Stock was $0.35 and the closing sale price of our warrants was $0.03.

Investing in the offered securities involves substantial risks.  In reviewing this prospectus, you should carefully consider the matters described under the heading “Risk Factors.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is __________, 2012.

All references to “Company”, “IGC”, “IGC Inc.”, “we”, “our”, “us” and similar terms in this prospectus refer to India Globalization Capital, Inc., together with its wholly owned subsidiaries IGC-M and HK Ironman, Ltd. and its direct and indirect subsidiaries (TBL, IGC-IMT, IGC-MPL, IGC-LPL and PRC Ironman) and Sricon, in which we hold a non-controlling interest.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This prospectus and any applicable prospectus supplement are not offers to sell nor are they seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.  The information contained in this prospectus and any applicable prospectus supplement is complete and correct only as of the date on the front cover of such documents, regardless of the time of the delivery of such documents or any sale of these securities.

For investors outside the United States:  We have not taken any action to permit a public offering of the shares of our Common Stock or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States.  You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) utilizing a shelf registration process.  Under this shelf registration process, we and the selling stockholders named herein may, from time to time, offer and sell shares of the Common Stock of the Company pursuant to this prospectus.  It is important for you to read and consider all of the information contained in this prospectus and any applicable prospectus before making a decision whether to invest in the Common Stock.  You should also read and consider the information contained in the documents that we have incorporated by reference as described in “Where You Can Find More Information.”

ADDITIONAL INFORMATION

As permitted by SEC rules, this prospectus omits certain information that is included in the registration statement and its exhibits. Since the prospectus may not contain all of the information that you may find important, you should review the full text of these documents.  If we have filed a contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.  Each statement in this prospectus, regarding a contract, agreement other document is qualified in its entirety by reference to the actual document.

We file annual, quarterly and special reports and other information with the SEC.  You may read and copy any document we file with the SEC at the SEC’s Public reference room located at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public from the SEC’s web site at http://www.sec.gov.

We have three securities listed on the NYSE Amex:  (1) Common Stock, $0.0001 par value (ticker symbol:  IGC), (2) redeemable warrants to purchase Common Stock (ticker symbol:  IGC.WT) and (3) units consisting of one share of Common Stock and two redeemable warrants to purchase Common Stock (ticker symbol:  IGC.U).

We will make available on our website, www.indiaglobalcap.com, our annual reports, quarterly reports, proxy statements as well as up-to-date investor presentations.  For information on HK Ironman, please visit www.hfironman.net.  The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C 20549. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330 or visiting the SEC web site at http://www.sec.gov, which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.  We do not intend to incorporate into this prospectus any of the information included on our website.

YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS AND THE MAILING OF THIS PROSPECTUS SHALL NOT CREATE AN IMPLICATION TO THE CONTRARY.

MARKET AND INDUSTRY DATA

In this prospectus, we rely on and refer to information and statistics regarding our industry. Where possible, we obtained this information and these statistics from third party sources, such as independent industry publications, government publications or reports by market research firms, including company research, trade interviews, and public filings with the SEC. Additionally, we have supplemented third party information where necessary with management estimates based on our review of internal surveys, information from our customers and vendors, trade and business organizations and other contacts in markets in which we operate, and our management’s knowledge and experience. However, these estimates are subject to change and are uncertain due to limits on the availability and reliability of primary sources of information and the voluntary nature of the data gathering process. As a result, you should be aware that industry data included in this prospectus, and estimates and beliefs based on that data may not be reliable.

PROSPECTUS SUMMARY

The following is a summary of some of the information contained in this prospectus.  In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks relating to our business and Common Stock discussed under the heading “Risk Factors” and our financial statements.

The Company

We are India Globalization Capital, Inc. (the “Company” or “IGC”), a Maryland corporation organized on April 29, 2005, as a blank check company formed for the purpose of acquiring one or more businesses with operations primarily in India through a merger, capital stock exchange, asset acquisition or other similar business combination or acquisition.  On March 8, 2006, we completed an initial public offering of our Common Stock.  On February 19, 2007, we incorporated India Globalization Capital, Mauritius, Limited (IGC-M), a wholly owned subsidiary, under the laws of Mauritius.  On March 7, 2008, we consummated the acquisition of interests in two companies in India, Sricon Infrastructure Private Limited (“Sricon”) and Techni Bharathi Limited (“TBL”).  Both companies are focused on the infrastructure industry.  Currently, IGC owns 77% of TBL and 22% of Sricon.  The shares of the two Indian companies, Sricon and TBL, are held by IGC-M.  We acquired Sricon by purchasing a 63% interest for approximately $29 million (based on an exchange rate of 40 INR for $1 USD).  Subsequently, we borrowed, through an intermediary company, approximately $17.9 million (based on 40 INR for $1 USD) from Sricon.  The shares of the two Indian companies, Sricon and TBL, are held by IGC-M.  Effective October 1, 2009, we reduced our stake in Sricon from 63% to 22% in consideration for the setoff of the loan owed by IGC approximately $17.9 million.

On February 19, 2009, IGC-M beneficially purchased 100% of IGC Mining and Trading Private Limited (IGC-IMT) based in Chennai, India.  IGC-IMT was formed on December 16, 2008, as a privately held start-up company engaged in the business of mining and trading.  Its current activity is to operate shipping hubs and to export iron ore to China from India.  On July 4, 2009, IGC-M beneficially purchased 100% of IGC Materials, Private Limited (IGC-MPL based in Nagpur, India), which conducts IGC’s quarrying business, and 100% of IGC Logistics, Private Limited (IGC-LPL) based in Nagpur, India, which is involved in the transport and delivery of ore, cement, aggregate and other materials.  Each of IGC-IMT, IGC-MPL and IGC-LPL were formed by third parties at the behest of IGC-M to facilitate the creation of the subsidiaries.  The purchase price paid for each of IGC-IMT, IGC-MPL and IGC-LPL was equal to the expenses incurred in incorporating the respective entities with no premium paid.  India Globalization Capital, Inc. and its subsidiaries are engaged in the sale of construction materials, mining, quarrying and construction.

Recent Acquisition

On December 30, 2011, IGC acquired a 95% equity interest in Linxi HeFei Economic and Trade Co. aka Linxi H&F Economic and Trade Co., a People’s Republic of China-based company (“PRC Ironman”) by acquiring 100% of the equity of H&F Ironman Limited, a Hong Kong company (“HK Ironman”).  Unless it is necessary to specify which company in China we are referring to, PRC Ironman or HK Ironman, we will collectively refer to both as Ironman throughout this prospectus.  The registered capital of PRC Ironman is RMB 2,000,000, equaling to USD $273,800, in which Mr. Zhang Hua owned 80% and Mr. Xu Jianjun owned the remaining 20%. Mr. Zhang Hua and Mr. Xu Jiajun transferred 75% and 20% respectively to HK Ironman on January 18, 2011.  Thus, as of March 31, 2011, 95% of the Company’s registered capital was held by HK Ironman.

IGC operates in India and China geographies specializing in the infrastructure sector.  Operating as a fully integrated infrastructure company, IGC, through its subsidiaries, has expertise in mining and quarrying, road building, and the construction of high temperature plants.  The Company’s medium term plans are to expand each of these core competencies while offering an integrated suite of service offerings to our customers.  The business offerings of the Company include construction as well as a materials business.  The Company’s core businesses are its operations as a materials and construction company. IGC’s organizational structure is as follows:

Unless the context requires otherwise, all references in this prospectus to the “Company”, “IGC”, “IGC Inc.”, “we”, “our”, and “us” refer to India Globalization Capital, Inc., together with its wholly owned subsidiaries IGC-M and HK Ironman, Ltd. and its direct and indirect subsidiaries (TBL, IGC-IMT, IGC-MPL, IGC-LPL and PRC Ironman) and Sricon, in which we hold a non-controlling interest.

Our Business

IGC has identified the infrastructure materials business as a high growth business in both India and China as this is fundamental to the long-term development of Chinese and Indian infrastructure.  In response to the increased demand for infrastructure-related construction in India and China, IGC’s focus is to supply construction materials in India and to China, as well as execute infrastructure projects.  We do this entirely through our subsidiaries.  We supply construction materials such as iron ore and rock aggregate to the construction industry. IGC operates rock aggregate quarries and exports iron ore to China.  We build interstate highways, rural roads, and execute civil works in high temperature cement and steel plants.  We are pursuing joint venture partnerships with mine owners and have applied for licenses to mine iron ore in India.  We have customers in India and China and are exploring other regional opportunities.  We also actively continue to pursue joint venture partnerships with mine owners for acquisition of mines and mining rights and have started materializing our efforts by acquiring PRC Ironman thru HK Ironman in China.

In March 2008, IGC completed the acquisition of interests in two companies in India, Sricon and TBL.  Both companies are focused on the infrastructure industry.  Currently, IGC owns 77% of TBL and 22% of Sricon.  IGC Materials, Private Limited (“IGC-MPL”) and IGC Logistics, Private Limited (“IGC-LPL”) are based in Nagpur India and were incorporated in June 2009.  The two companies focus on infrastructure materials like rock aggregate, bricks, concrete and other building materials, as well as,  logistical support for the transportation of infrastructure materials.  IGC India Mining and Trading (“IGC-IMT”) was incorporated in December 2008 in Chennai, India.  IGC-IMT is focused on the export of iron ore to China, as well as the sale of iron ore to customers in India. IGC-MPL, IGC-LPL and IGC-IMT are all wholly-owned subsidiaries of IGC-M.

TBL was incorporated as a public limited company (but not listed on the stock exchange) on June 19, 1982, in Cochin, India.  TBL is an engineering and construction company engaged in the execution of civil construction, structural engineering projects and trading.  TBL has a focus in the Indian states of Kerala, Karnataka, Assam and Tamil Nadu.  Its present and past clients include various Indian government organizations.

HK Ironman was incorporated as H&F Ironman Limited, a private limited company, on December 20, 2010 in Hong Kong to acquire PRC Ironman.  Its registered office is at Room 17 6/F Shun on Commercial Building 112-114, Des Voeux Road Central, Hong Kong.  HK Ironman’s sole asset is its ownership of a 95% equity interest in Linxi Hefei Economic and Trade Co., Ltd. (“PRC Ironman”), which was incorporated in China on January 8, 2008.  HK Ironman was formed for the purpose of acquiring and owning PRC Ironman.  HK Ironman acquired PRC Ironman in January 2011.  As a result of that acquisition, PRC Ironman is now considered an equity joint venture (“EJV”) in view of its foreign ownership through HK Ironman.  An EJV is a joint venture between a Chinese and a foreign company within the territory of China.

PRC Ironman is engaged in the processing and extraction of iron ore from sand and dirt at its beneficiation plant on 2.2 square kilometers of hills in southwest LinXi in the autonomous region of eastern Inner Mongolia, under the administration of Chifeng City, Inner Mongolia, which is located 250 miles from Beijing, 185 miles from Tianjin Port and 125 miles from Jinzhou Port and well connected by roads, planes and railroad.  PRC Ironman is a Sino-foreign EJV established by both foreign and Chinese investors (i.e., Sino means “China” herein).  HK Ironman, a Hong Kong-based company owns 95% of PRC Ironman, and Mr. Zhang Hua, a Chinese citizen owns the remaining 5%.

PRC Ironman’s technique for extracting ore consists of two processes.  First, naturally occurring sand mixed with sparse amounts of iron ore is processed through a magnetic separator where magnets attracts the iron dust; the separation of iron from the sand is called a dry separation process.  This is followed by mixing the material with water and processing the slurry through a wet magnetic separator, further purifying the material until it extracts ore that is 65-67% iron content.  PRC Ironman currently mines the ore from the surrounding hills or buys sand and low-grade ore from Mongolia, processes the material to produce 66% Fe ore, and then sells the high-grade ore to steel mills and other traders in China.  Its customers are mostly traders and steel mills located mostly around the port of Tianjin, China.

PRC Ironman has received a license to operate the beneficiation plant on a specific acreage of land in Inner Mongolia through August 2018.  In addition, PRC Ironman has a business license, which was amended on November 28, 2011, to reflect HK Ironman’s new ownership of PRC Ironman, effective January 2011.  PRC Ironman’s business objective is to operate and grow an environmentally friendly company that extracts and processes ore from barren hills and leaves in its place green acreage.  PRC Ironman is located in southwest LinXi in the autonomous region of Inner Mongolia.  PRC Ironman’s office is in the capital city of Chifeng.  It has access via highways to Tianjin port, which gives us access to steel mills in the northeastern part of China.  PRC Ironman customers come to its site to pick up the refined and processed high-grade ore.  This acquisition of PRC Ironman will permit IGC to offer integrated solutions to our customers such as construction services combined with the sale and transportation of materials.

Core Business Competencies

As the infrastructure in India and China is built out and modernized, the demand for basic raw materials like stone aggregate but especially iron ore (steel) is very high and expected to increase, although there can be no assurance that demand will indeed increase.  IGC’s integrated approach is based on several core competencies that provide us with an advantage over our competitors.  Our core business competencies are:

1.	A sophisticated, integrated approach to project modeling, costing, management and monitoring.
2.	In-depth knowledge of southern and central Indian infrastructure development as well as knowledge, history and ability to work in Inner Mongolia and Mongolia.
3.	Knowledge of low cost logistics for moving commodities across long distances in specific parts of India as well as knowledge of logistics in the autonomous region of Inner Mongolia.
4.	In-depth knowledge of the licensing process for mines in Inner Mongolia and southern and central India and for quarries in southern and central India.
5.
Strong relationships with several important construction companies and mine operators in southern and central India and strong relationships at the appropriate levels of government in the autonomous region of Inner Mongolia.

6.	Great access to the sand ore in the hills of Inner Mongolia

Core Business Areas

Our core business areas are:

1.        Mining and trading.  Our mining and trading activity currently centers on the export of iron ore to China and the resale of iron ore to traders in India.  India is the fourth largest producer of iron ore.  The Freedonia Group projected in May 2010 that China’s $1.15 trillion construction industry would grow 9.1% every year until 2014.  The Company expects that this growth may increase China’s already large demand for steel.  China is a net importer of iron ore from Australia, Brazil, India and other countries.  China is the largest mineral trader in the world accounting for 25% of the trading in 2010.  The iron ore and steel global trade in 2010 was about $395 billion and China accounted for $83 billion or 21.1 % of the global trade.  According to China’s new steel industry blueprint for its 12th 5-year plan, estimates China’s demand for iron ore could go as high as 1.13 billion tons over the next three years through 2012.

Global prices for iron ore are set through negotiations between China Steel and the large suppliers Rio Tinto, BHP Billiton and Vale.  Once prices are set, the rest of the global markets follow that pricing.  Prices for iron ore have increased about seven fold from 2003 to a high of $180 per metric ton at the end of 2010.  In 2011, iron ore prices have been between $130 and $150 per metric ton.  We believe that IGC is well positioned to provide some Chinese steel mills with the iron ore needed to meet their demand.  Our subsidiary, IGC Mining and Trading Private Limited (IGC-IMT), based in Chennai, India, and our subsidiary Ironman are engaged in the iron ore business.  The IGC-IMT has relationships and in some cases agreements with mine owners in Orissa and Karnataka, two of the largest ore mining belts in India.  In addition, it operates facilities at seaports on the west coast of India and to a lesser extent on the east coast of India.  The facilities consist of an office and a plot of land within the port to store iron ore.  IGC-IMP services a customer in China by buying ore from Indian mine owners, transporting it to seaports and then subcontracting stevedores to load the ships.

Ironman is engaged in the processing and extraction of iron ore from sand and dirt at its beneficiation plant on 2.2 square kilometers of hills, which converts low-grade ore to high-grade ore through a dry and wet separation process, provides IGC with a platform in China to expand its business including to ship low-grade iron ore, which is available for export in India, to China and to convert the ore to higher-grade ore before selling it to customers in China.  Ironman’s customers include local traders and steel mills near the port of Tianjin and steel mills located there.  This area has excellent access roads consisting of multi-lane highways.  Our staff is experienced in delivering and managing the logistics of ore transport.  Even with the acquisition of Ironman, our share of the iron ore market is less than 1%.  However, we have an opportunity to consolidate and grow our market share in a specific geographic area.

2.        Quarrying rock aggregate.  As Indian infrastructure modernizes, the demand for raw materials like rock aggregate, iron ore and similar resources is projected to increase greatly.  In 2009, according to the Freedonia Group, India was the third largest stone aggregate market in the world.  The report projected that Indian demand for crushed stone will increase to 770 million metric tons in 2013 and 1.08 billion metric tons in 2018.  Our subsidiary, IGC Materials Private Limited (“IGC-MPL”), is responsible for our rock aggregate production.  The subsidiary currently has two quarrying agreements with two separate partners.  The two quarries mined near Nagpur, a city in the state of Maharashtra, India, have approximately 10-11 million metric tons of rock aggregate or about $40,000,000 of reserves at current prices.  With the production of these two quarries, our subsidiary is one of the largest suppliers in the immediate area.  Our share of the overall market in India is currently less than 1%.  However, IGC-MPL has a growing regional presence in the Nagpur area.

All quarrying or mining activities in India require a license.  IGC and its subsidiaries do not directly hold any mining or quarrying licenses and therefore there are no licenses or expenses in connection with acquiring the same being reflected in the consolidated financial statements.  However, Sricon holds licenses and we operate under licenses held by our partners.  For all quarries, the licenses are granted for two years.  The licenses are automatically renewed for additional periods of two years, provided that all royalty payments and taxes to the Indian government are paid up to date.  IGC-MPL has applied, on its own, for licenses for mining and quarrying.  The process of obtaining a quarrying license is difficult and typically takes between 12-18 months.  The process involves a competitive application process.  As such, while we have applied for licenses, there is no assurance that we will be granted these licenses or that we will be permitted to continue to operate under partners’ licenses.  IGC-MPL is also in active negotiations with other land and license owners to expand the number of producing quarries available to it.

3.        Highway and heavy construction.  The Indian government has developed a plan to build and modernize Indian infrastructure.  The Wall Street Journal reported on March 23, 2010 that the government plans to double infrastructure spending from $500 billion to $1 trillion.  It will pay for the expansion and construction of rural roads, major highways, airports, seaports, freight corridors, railroads and townships.  A significant number of our customers are engaged in highway and heavy construction.  Our subsidiary TBL, a small road building company, is engaged in highway and heavy construction activities.  TBL has constructed highways, rural roads, tunnels, dams, airport runways and housing complexes, mostly in southern states.  TBL, because of its successful execution of contracts, is pre-qualified by the National Highway Authority of India (NHAI) and other agencies.  TBL’s share of the overall Indian construction market is very small.  However, TBL’s prequalification and prior track record provides a way to grow the Company in highway and heavy construction.  Currently, TBL is engaged in the recovery of construction delay claims that it is pursuing against NHAI, the Airport Authority of Cochin and the Orissa State Works.  Our share of the overall market in India is significantly less than 1%.

4.        Construction and maintenance of high temperature plants.  Through our unconsolidated, minority interest in Sricon Infrastructure Private Limited (Sricon), we engage in the civil engineering, construction and maintenance of high temperature plants.  Sricon also has the specialized skills required to build and maintain high temperature chimneys and kilns.  Sricon’s share of this market in India is less than 1%.  We currently hold equity in Sricon.  According to the global market researcher eMpulse, the construction industry’s total market size in India is approximately $53 billion.  According to Reuters, India exports about 100 million tons of iron ore per year.  Prices for iron ore have averaged around $140 per metric ton lately after peaking around $180 earlier in 2011.  The rock aggregate market is India is approximately $3 billion.  As noted above, Sricon’s share of these markets is less than 1%.  The following table sets out the revenue contribution from our subsidiaries:

Subsidiary	Nine months ended December 31, 2011	Nine months ended December 31, 2010
TBL	1%	32%
IGC-IMT	86%	62%
IGC-MPL	13%	5%
IGC-LPL	0%	1%
PRC Ironman	-%	-%
Total	100%	100%

Customers

Our present and past customers include the NHAI, several state high way authorities, the Indian railways, private construction companies in India and several steel mills in China, including local traders and steel mills near the port of Tianjin.  Five of Ironman’s major customers accounted for 92%, respectively of its total revenue for the fiscal year ended December 31, 2011 and 83%, respectively, of its total revenue for the fiscal year ended December 31, 2010.  Non-renewal or/and termination of such relationship may have a material adverse effect on its revenue.  No assurance can be given that Ironman’s business will not remain largely dependent on a limited number of customers accounting for a substantial part of our revenue.

Construction Contract Bidding Process

In order to create transparency, the Indian government has centralized the contract awarding process for building interstate roads.  The new process is as follows: At the “federal” level, NHAI publishes a Statement of Work for an interstate highway construction project.  The Statement of Work has a detailed description of the work to be performed, as well as, the completion time frame.  The bidder prepares two proposals in response to the Statement of Work.  The first proposal demonstrates technical capabilities, prior work experience, specialized machinery, manpower required, and other qualifications required to complete the project.  The second proposal includes a financial bid.  NHAI evaluates the technical bids and short-lists technically qualified companies.  Next, the short list of technically qualified companies are invited to place a detailed financial bid and show adequate financial strength in terms of  revenue, net worth, credit lines,  and balance sheets.  Generally, the lowest bid wins the contract.  Additionally, contract bidders must meet several requirements to demonstrate an adequate level of capital reserves:

1)      An earnest money deposit between 2% to 10% of project costs,
2)      A performance guarantee of between 5% and 10%,
3)      An adequate overall working capital, and
4)      Additional capital available for plant and machinery.

Bidding qualifications for larger NHAI projects are set by NHAI and are imposed on each contractor.  As the contractor actually executes larger highway projects, then the contractor may qualify for even larger projects.

Growth Strategy and Business Model

The world’s most commonly used metal is steel.  The key ingredient in steel is iron ore representing almost 95% of all metals used per year worldwide.  Iron ore is the most abundant rock-forming element and composes about 5% of the earth’s crust.  Iron ore is the primary material from which iron and steel products are made.  These products are widely used around the world for structural engineering applications and in maritime purposes, automobiles and general industrial applications.  Consumption of iron ore is constantly growing.  China is currently the largest consumer of iron ore, which translates to be the world's largest steel producing country, and is the largest importer of iron ore and steel.  China imports almost half of the iron ore mined worldwide.  Supply of iron ore comes from China, India, Australia, Brazil and several other parts of the world.  Iron ore is mined from the earth and is the raw material used to make pig iron, which is one of the main raw materials to make steel.  According to an October 26, 2009, Financial Times article, iron ore is “more integral to the global economy than any other commodity, except perhaps oil.”

Industry reports indicate that Chinese steel consumption has continued to grow even through the global economic downturn, as China’s economy only modestly decelerated from its previous multi-year growth trajectory.  Industry experts predict that growth in Chinese consumption is expected to remain a key driver for the global steel industry for a number of years to come.  According to the World Steel Association, world crude steel production was 119 million metric tons (mmt) in January 2011, an increase of 5.3% from January 2010.  In 2010, world crude steel production reached a record 1,414 mmt, up 15% year over year.  China’s crude steel production for January 2011 was 52.8 mmt, up 0.5% year over year.

In China, the iron ore industry is broadly divided into mining and processing.  The companies that hold mining licenses mine ore and sell it to steel mills directly or to processing plants.  The processing plants convert ore into high-grade ore, like Ironman, or into pellets that are then sold to steel mills.  Typically, low-grade ore is ore that has an iron (Fe) content of less than 52% and high-grade ore is ore with a Fe content of over 52%.  The processing involves the extraction of iron ore from sand and dirt at beneficiation plants.  The beneficiation process involves crushing and separating ore into valuable substances or waste by any of a variety of techniques.  Ironman’s beneficiation plant extracts iron ore from a dry magnetic separation process followed by a wet separation process.  PRC Ironman currently either mines ore from the hills of Inner Mongolia in their designated acreage or it buys sand and low-grade ore from Mongolia, processes the material to produce 66% Fe ore and then sells the high-grade ore to steel mills and other traders in China.  Its customers are mostly traders and steel mills located mostly around the port of Tianjin, China.  Our growth strategy and business model are to:

1)	Deepen our relationships with our existing construction customers by providing them infrastructure materials like iron ore, rock aggregate, concrete, coal and associated logistical support.
2)	Expand our materials offering by expanding the number of rock aggregate quarries and other materials.
3)
Leverage our expertise in the logistics and supply of iron ore by increasing the number of shipping hubs we operate from and continue to expand our offering into China and other Asian countries in order to take advantage of their expected strong infrastructure growth.

4)	Consummate strategic acquisitions that would enable us to expand operations and markets in our identified areas of expertise.
5)	Expand the number of recurring contracts for infrastructure build-out to customers that can benefit from our portfolio of offerings.

Competition

We operate in an industry that is competitive.  However, the industry is fragmented and while a number of our competitors are well qualified and better financed than we are, we believe that the demand for contractors in general will permit us to compete for projects and contracts that are appropriate for our size and capabilities.  Large domestic and international firms compete for jumbo contracts over $250 million in size, while locally based contractors vie for contracts worth less than $5 million.  We seek to compete in the gap between these two ends of the competitive spectrum.  The recent capital markets crisis has made it more difficult for smaller companies to grow to mid-sized companies because their access to capital has been restrained.  While we are also constrained by capital, we believe that we are in a better position to secure capital than a number of small, purely local competitors.  Our construction business is positioned in the $5 million to $50 million contract range, above locally based contractors and below the large firms, creating a distinct technical and financial advantage in this market niche assuming that we can maintain access to capital.

Rock aggregate is generally supplied to the industry through small crushing units, which supply low quality material.  Frequently, high quality aggregate is unavailable, or is transported over large distances.  We fill this gap by providing high quality material in large quantities.  Further, we expect to install a large iron ore crusher that can grind ore pebbles into fine ore particles, providing a value added service to the smaller mine owners.  We compete on price, quantity and quality.  Iron ore is produced in India, where our core assets are located, and exported to China.  While this is a fairly established and relatively efficient market, we compete by aggregating ore from smaller suppliers who do not have direct access to customers in China.  As mentioned before, Ironman’s beneficiation plant is located 185 miles from the port of Tianjin.  Other than about 10 kilometers of dirt road leading over a bridge and over the hills, the access to Tianjin port and steel mills located there is excellent consisting of multi-lane highways.  The competition in the immediate area consists of three other operators and is fairly limited mainly because demand for ore within China is high and market can absorb almost any amount of ore that is produced.

Seasonality

There is seasonality in our business as outdoor construction activity in India slows down during the Indian monsoons typically experiencing naturally recurring seasonal patterns throughout India.  The northeast monsoons historically arrive on June 1 annually, followed by the southwest monsoons, which usually continue intermittently until September.  Historically, the business in the monsoon months is slower than in other months because of the heavy rains.  Activities such as engineering and maintenance of high temperature plants are less susceptible to weather delays, while the iron ore export business slows down somewhat due to the rough seas.  Flooding in the quarries can slow production in the stone aggregate industry during the monsoon season.  However, our quarries build stone reserves prior to the monsoon season.  The monsoon season has historically been used to bid and win contracts for construction and for the supply of ore and aggregate in preparation for work activity when the rains abate.

In 2011, the area of Chifeng and Inner Mongolia was subject to severe inclement weather.  Typically, the months of May through September are rainy.  On average, the rainfall is between 1.1 inches per month to a high of 4.7 inches per month, typically in July.  This level of rainfall is not disruptive to the production of ore and in most cases the plant is operational.  However, in 2011, the area received very heavy rainfall that caused significant flooding through the region and had a serious impact on PRC Ironman’s operations, as PRC Ironman could not operate the mines and the plant for more than four months.  The heavy rains and flooding destroyed more than 16,000 houses and 6,000 hectares of farmland.  It also destroyed the bridge connecting our production facilities to the main highways.  No damage was sustained to the plant because the plant is located high in the hills.  However, during that time PRC Ironman was unable to produce ore.

Employees and Consultants

As of December 31, 2011, we employed a work force of approximately 251 employees and contract workers in the US, India, China, Hong Kong and Mauritius.  Employees are typically skilled workers including executives, engineers, accountants, sales personnel, welders, truck drivers and other specialized experts.  Contract workers require less specialized skills.  The truck drivers tend to be contract workers.  We make diligent efforts to comply with all employment and labor regulations, including immigration laws in the many jurisdictions in which we operate.  In order to attract and retain skilled employees, we have implemented a performance based incentive program, offered career development programs, improved working conditions and provided United States work assignments, technology training and other fringe benefits.  Ironman tends to be the employer of choice as there are very few industries in the area it operates.  We hope that our efforts will make our other companies more attractive.

Regulations

India and China have strict environmental, occupational, health and safety regulations.  In most instances, the contracting agency regulates and enforces all regulatory requirements.  As part of the mandate in the area, Ironman has undertaken a conservation effort as well as an effort to create a sustainable environment.  Ironman actively plants grass and shrubs in the hills after they are excavated and uses the water from the processing plant to irrigate the grass and shrubs.  We internally monitor and manage regulatory issues on a continuous basis.  We believe that we are in compliance with all the regulatory requirements of the jurisdictions in which we operate.  Furthermore, we do not believe that compliance will have a material adverse effect on our business activities.

Current Chinese Currency Revaluation

Bloomberg News reported on December 21, 2010 that U.S. Senators are strongly encouraging China to hold up to their promise to re-institute a “managed floating exchange rate.”  China may continue to institute a managed floating exchange rate regime that is tied to a basket of foreign currencies for the next eight or nine years, the China Securities Journal announced August 4, 2011.  However, the RMB (the official currency of the People's Republic of China) is unlikely to be floated freely in the near term as the country's economy faces internal difficulties during its reform drive and external uncertainties of the global economy according to experts.  Generally, the RMB is the best performer of the BRIC countries (i.e., Brazil, Russia, India and China, which are all deemed to be at similar stages of advanced economic development and has appreciated 24% to the dollar in the past decade.  If a similar appreciation occurs, it will increase the purchasing power of Chinese steel mills buying iron ore, which is traded in U.S. dollars.  Chinese firms could buy more ore, even at a higher price, and IGC would benefit from an appreciation of the RMB.

Information and Timely Financial Reporting

Our operations are located in India and now China where the respective accepted accounting standards are the Indian GAAP and the Chinese GAAP.  In many cases, the Indian GAAP and the Chinese GAAP are not congruent with the U.S. GAAP.  Indian and Chinese accounting standards are evolving toward IFRS (International Financial Reporting Standards).  We engage independent public accounting firms registered with the U.S.Public Company Accounting Oversight Board (“PCAOB”) to conduct an annual audit of our financial statements.  The process of producing financial statements is at times cumbersome and places significant demands upon our existing staff.  We believe we are still some time away from having processes and adequately trained personnel in place to meet the reporting timetables set out by U.S. reporting requirements.  Until then we may, on occasion, have to file for extensions to meet U.S. reporting timetables and it is possible that we may fail to meet these time tables.  Failure to file our reports in a timely fashion can result in severe consequences including the potential delisting of our securities.  In addition, our access to capital may become more difficult or limited if we fail to meet reporting deadlines.  We will make our annual reports, quarterly reports, proxy statements and up-to-date investor presentations available on our website, www.indiaglobalcap.com, as soon as they are available.  Our SEC filings are also available, free of charge, at www.sec.gov.  Please see “Risk Factors” for more information concerning the risks of investing in the Company.

Corporate Information

The mailing address of our principal executive office is 4336 Montgomery Avenue, Bethesda, MD 20814 and our telephone number is 301-983-0998.

Summary of the Offering

Securities offered upon the exercise of warrants:
11,855,122 shares of common stock of IGC, par value $0.0001 per share (“Common Stock”) underlying 11,855,122 warrants having an exercise price of $5.00 per share (“IPO Warrants”). The warrants expire on March 8, 2013.

258,800 shares of Common Stock underlying 258,800 warrants having an exercise price of $1.60 per share (“2009 Warrants”). The warrants expire on September 18, 2012.

858,610 shares of Common Stock underlying 858,610 warrants having an exercise price of$0.90 per share (“2010 Warrants”). The warrants expire on December 8, 2017.

Securities offered for Resale by Selling Stockholders:
31,500,000 shares of Common Stock issued in connection with the acquisition of Ironman (aka “Exchange Shares”).We will not receive any proceeds from the sale by the selling shareholders of their shares of Common Stock.

Shares of Common Stock outstanding before this offering:	52,460,433 shares

Shares of Common Stock to be outstanding after this offering:	65,432,965 shares, assuming exercise of all of the currently outstanding warrants.1

IPO Warrant Terms

Exercisability:	Each warrant is exercisable for one share of Common Stock.

Exercise price:	$5.00

Exercise period:	The warrants will expire at 5:00 p.m. EST on March 8, 2013 or earlier upon redemption.

Redemption:

We may redeem the outstanding warrants and the warrants issued to selling Stockholders, as follows:

• in whole and not in part;
• at a price of $.01 per warrant at any time after the warrants become exercisable;
• upon a minimum of 30 days’ prior written notice of redemption; and
• if, and only if, the last sales price of our Common Stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of  redemption.

2009 Warrant Terms

Exercisability:	Each warrant is exercisable for one share of Common Stock.

Exercise price:	$1.60

Exercise period:	The warrants will expire at 5:00 p.m. EST on September 18, 2012.
Redemption:	We do not have the right to redeem the outstanding 2009 Warrants.

2010 Warrant Terms

Exercisability:	Each warrant is exercisable for one share of Common Stock.

Exercise price:	$0.90

Exercise period:	The warrants will expire at 5:00 p.m. EST on December 8, 2017.

Redemption:	We do not have the right to redeem the outstanding 2010 Warrants.

NYSE Amex Symbols

Units:	IGC-U

Common Stock:	IGC

IPO Warrants:	IGC-WT

Use of proceeds:
We estimate our net proceeds from this offering will be approximately $60,462,439, which assumes the exercise of all of the warrants, as set forth on the cover page of this prospectus.  However, given the recent trading price of our Common Stock it is unlikely that such amounts will be realized.  We intend to use any proceeds for working capital, operating expenses and other general corporate purposes. If at the time the warrants are exercised, we have incurred indebtedness, we may also use the proceeds to repay indebtedness.

Risk Factors:
Investment in our Common Stock involves substantial risks.  You should read this prospectus carefully including the section titled “Risk Factors” and the consolidated financial statements and related notes to this those statements included elsewhere in this prospectus before investing in our Common Stock.

1
Based on 52,460,433 shares outstanding as of March 2, 2012.  Excludes 2,783,450 shares of our Common Stock issuable upon the exercise of options issued under our stock incentive plan and outstanding as of March 2, 2012, and 116,030 shares of Common Stock available for future issuance under our stock incentive plan as of March 2, 2012.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this prospectus in evaluating us and our Common Stock and other securities.  If any of the following risks and uncertainties develops into actual events, they could have a material adverse effect on our business, financial condition or results of operations.   In that case, the trading price of our Common Stock and other securities also could be adversely affected. We make various statements in this section, which constitute “forward-looking statements.”  See “Forward-Looking Statements.”

Risks Related to the Acquisition of Ironman.

PRC Ironman has a significant underpayment of taxes.

PRC Ironman is currently delinquent in its regulatory compliance in the People’s Republic of China due to its unpaid taxes for previous years stemming from underreported income.  The taxes shown in the financial statements of PRC Ironman reflect what has been calculated as per U.S. GAAP rules, which for the financial year ended March 31, 2011, out of a total current liability of $7,300,917 was is a total of $6,763,485 in taxes payable.  As of December 31, 2011, PRC Ironman had access to $2,678,119 in cash and $3,877,660 in receivables.   Therefore, PRC Ironman has resources from which to pay these amounts in the event a favorable agreement is not reached with the tax authorities.  IGC believes that PRC Ironman will be successful in negotiating a settlement or a concession based on oral representations made by the authorities though the resolution of this deficiency is not free from doubt.  The authorities have offered concessions as part of an incentive to attract investment into a geographic area in China that needs trade, commerce, jobs and a sustainable environment.  All taxes and penalties due prior to the Company’s acquisition of Ironman are the responsibility of Ironman and its stockholders before the closing of the acquisition.  An unfavorable outcome could significantly reduce PRC Ironman’s cash reserves and even cause it to pay any shortfall from its current year income.

IGC may experience difficulty transferring money from China to the U.S.

Chinese currency is not freely convertible into other currencies in part because of its undervalued status.  Therefore, profits made in China may have to be reinvested in China.  While it is well reported in the news that China is seeking to make its currency convertible by 2015, there is no certainty that this will occur in the short-term.  IGC has engaged legal counsel in China to advise on paths to move money between China and the U.S. or India, which includes the sale of PRC Ironman stock back to HK Ironman without dilution, a dividend payment or transfer pricing that involves USA overhead expenses paid out of the Chinese company.

Iron Ore Exports from India may be reduced by one-third in 2012 and beyond.

Iron ore exports from India, usually the world's third biggest supplier of the ingredient for steel, could fall a third into 2012.  India's iron ore exports were already down 25 percent in April to October 2011 because of stalled shipments arising from a legal dispute in Karnataka, India and because of high transport costs.  Karnataka, India normally accounts for a quarter of India’s exports.  Most of India's iron ore exports go to China, which has the world's largest steel industry.  India exported about half of China’s annual production until Karnataka introduced a ban on shipments in July 2010.  IGC is aware of the export issues in Karnataka, India, which could cause (a) logistics pricing, (b) export bans similar to the Karnataka ban on exports elsewhere in India, and (c) increased in the export duty.  If one or more of these risks materialize, IGC’s revenues could be adversely affected.  IGC believes that low-grade ore remains readily available in other parts of India including both Orissa and Goa.  Further, IGC’s established presence in China and India will facilitate its ability to export ore from India.

The failure to integrate Ironman’s business and operations successfully in the expected timeframe may adversely affect the combined company’s future results.

IGC believes that its acquisition of Ironman will result in certain benefits, synergies and operational efficiencies.  However, to realize these anticipated benefits, the businesses of IGC and Ironman must be successfully combined.  The success of the acquisition will depend on the combined company’s ability to realize these anticipated benefits from combining the businesses of IGC and Ironman.  The combined company may fail to realize the anticipated benefits of the Acquisition for a variety of reasons, including:

•           failure to successfully manage relationships with customers, distributors and suppliers;

•           revenue attrition in excess of anticipated levels;

•           failure to leverage the increased scale of the combined company quickly and effectively;

•           potential difficulties integrating and harmonizing financial reporting systems;

•           loss of one or more key employees;

•           failure to effectively coordinate sales and marketing efforts to communicate the capabilities of the combined company; and

•           failure to combine product and services offerings quickly and effectively.

The acquisition of Ironman has closed; however, the actual integration may result in additional and unforeseen expenses or delays.  If the combined company is not able to integrate Ironman’s business and operations successfully, or if there are delays in combining the businesses, the anticipated benefits of the acquisition may not be realized fully or at all or may take longer to realize than expected.

The integration of IGC and Ironman may result in significant accounting charges that adversely affect the announced results of the combined company.

The financial results of the combined company may be adversely affected by cash expenses and non-cash accounting charges incurred in connection with the combination.  These expenses have been preliminarily estimated to be approximately $500,000, which includes legal, accounting, due diligence and filing fee to date.  In addition, under the stock purchase agreement (the “Stock Purchase Agreement”) between IGC and Ironman, Ironman’s shareholders, IGC has agreed to file a registration statement to register the shares of Common Stock issued to the Ironman stockholders for resale within 60 days of the closing of the acquisition on December 30, 2011, which will cause IGC to incur additional legal fees.  The price of our Common Stock could decline to the extent our financial results are materially affected by the foregoing charges or if the foregoing charges are larger than anticipated.

IGC’s management lack’s experience in the iron ore industry.

IGC’s current officers and directors do not have experience operating a business in China and lack direct experience in the iron ore industry.  IGC believes that the officers and directors of HK Ironman and PRC Ironman will remain with the companies at least one year following the closing of the Acquisition to facilitate the transition, though there is no guaranty of this result.  The success of the acquisition of HK Ironman (the “Acquisition”) will depend in part on the ability of the combined company following the completion of the Acquisition to realize the anticipated benefits, including annual net operating synergies.  Following the Acquisition, the size of the combined company’s business will be significantly larger than the current business of IGC.  Our future success depends, in part, upon our ability to manage this expanded business, which will pose challenges for our management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity.  IGC cannot assure you that the combined company will be successful or that the combined company will realize the expected operating efficiencies, annual net operating synergies, revenue enhancements and other benefits currently anticipated resulting from the Acquisition.  The failure to manage successfully the challenges presented after an Acquisition may result in the Company’s failure to achieve some of all of the anticipated benefits of the Acquisition.  Consequently, our operations, earnings and ultimate financial success may suffer harm as a result.

Ironman has limited business insurance coverage.

Insurance companies in China currently do not offer as extensive array of insurance products as insurance companies do in the U.S.  We do not have any business liability or disruption insurance to cover our operations.  Any uninsured occurrence of business disruption may result in our incurring substantial costs, which could have an adverse effect on our results of operations and financial condition.

Our ability to operate effectively could be impaired if we lose key personnel or if we fail to attract qualified personnel.

We are managing our business, following the Acquisition, through a number of key personnel, including Mr. Danny Chang, Ironman’s managing director, Mr. Jianqun Dou, its deputy chairman and Mr. Wei Dong Qu, its general manager and chief operating officer.  The loss of any of these key officers could have a material adverse effect on our operations.  In addition, as business develops and expands, we believe that our future success will depend greatly on our continued ability to attract and retain highly skilled and qualified personnel.  No assurance can be given that key personnel will continue to be employed by us or that we will be able to attract and retain qualified personnel in the future.  Accordingly, if we are not able to retain these officers and/or personnel, or effectively fill vacancies created by departing key persons, our business may be impaired.  The lack of key man insurance on any of these important personnel will also have an adverse effect on our financial conditions in case of the death of any of these important key personnel.

Material weaknesses in our internal controls and financial reporting, and our lack of a CFO at Ironman with sufficient U.S. GAAP experience may limit our ability to prevent or detect financial misstatements or omissions.  As a result, our financial reports may not comply with U.S. GAAP and the Accounting Standards Codification.  Any material weakness, misstatement or omission in our financial statements will negatively affect the market, and price of our stock which could result in significant loss to our investors.

None of the members of Ironman has experience managing and operating a public company and they rely in many instances on the professional experience and advice of third parties.  While we are obligated to hire a qualified chief financial officer to enable us to meet our ongoing reporting obligations, we do not have a CFO with any significant U.S. GAAP experience for now with Ironman.  Although we are actively seeking a new CFO, qualified individuals are often difficult to find, or the individual may not have all of the qualifications that we require.  Therefore, we may experience “weakness” and potential problems in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act.  This “weakness” also includes a deficiency, or combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.  Management has identified a weakness relating to the Company not having sufficient experienced personnel with the requisite technical skills and working knowledge of the application of U.S. GAAP.  Projections of any evaluation of effectiveness to future periods are also subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.  This may result in significant deficiencies or material weaknesses in our internal controls, which could affect the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act.  Failure to comply or adequately comply with any laws, rules, or regulations applicable to our business may result in fines or regulatory actions, which may materially adversely affect our business, results of operation, or financial condition and could result in delays in achieving either the effectiveness of a registration statement or the development of an active and liquid trading market for our Common Stock.  To the extent that the market place perceives that we do not have a strong financial staff and financial controls, the market for and price of our stock may be impaired.

Risks Related to Our Corporate Structure.

The PRC government may determine that HK Ironman’s ownership of PRC Ironman or PRC Ironman’s structure is not in compliance with applicable PRC laws, rules and regulations.  If so, the relevant regulatory authorities would have broad discretion with respect to actions that could be taken in dealing with such non-compliance.  Any of these actions could adversely affect our ability to manage, operate and gain the financial benefits of PRC Ironman, which would have a material adverse impact on our business, financial condition and results of operations.

IGC is conducting business in China through its subsidiary, PRC Ironman, a Sino-Foreign Equity Joint Venture (“EJV”), which is a corporation jointly invested and incorporated by foreign companies, other economic organizations or persons and Chinese companies or other economic organizations.  An EJV typically is established by joint contribution, joint operation of all parties to the joint venture, and sharing of risk, profits and losses in proportion to their respective contributions towards the registered capital.

In the opinion of Gaopeng & Partners, our PRC legal counsel, PRC Ironman’s business is a foreign investment that is permitted in China.  Chinese foreign investment policies classify various industries into four groups, which are encouraged, permitted, restricted and prohibited for foreign investment.  Mining and processing of ferruginous sandstone and sale of refined iron powder is not in either the encouraged, restricted or prohibited groups explicitly stipulated by the Catalogue of Industries Guiding Foreign Investment, so such business is foreign investment permitted.  HK Ironman entered into a share transfer agreement to purchase 95% shares of PRC Ironman from Mr. Zhang Hua and Mr. XU Jianjun in January 2011.  On April 28, 2011, the share purchase was approved by the Department of Commerce of Inner Mongolia Autonomous Region.  On the same day, HK Ironman was granted the Certificate of Approval for Establishment of Enterprises with Investment of Taiwan, Hong Kong, Macao and Overseas Chinese in the People’s Republic of China (Approval No. Shang Wai Zi Meng Wai Zi Shen 2011- 0023).  Before the closing of the Acquisition, 95% shares of PRC Ironman is held by HK Ironman and 5% is held by Mr. Zhang Hua.

We have been advised by our PRC legal counsel that there are uncertainties regarding the interpretation and application of current and future PRC laws and regulations.  If PRC Ironman were for any reason determined to be in breach of any future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such breach, including:

•	imposing economic penalties:

•	discontinuing or restricting the operations of PRC Ironman;

•	imposing conditions or requirements with respect to HK Ironman or PRC Ironman with which HK Ironman or PRC Ironman may not be able to comply;

•	requiring our company to restructure the relevant ownership structure or operations;

•	taking other regulatory or enforcement actions that could adversely affect our company’s business; and

•	revoking the business licenses and/or the licenses or certificates of PRC Ironman.

Any of these actions could adversely affect our ability to manage, operate and gain the financial benefits of PRC Ironman, which would have a material adverse impact on our business, financial condition and results of operations.

We rely on the approval certificates and business licenses held by HK Ironman and PRC Ironman.  HK Ironman and PRC Ironman’s failure to renew its licenses and certificates when their terms expire with substantially similar terms as the ones it currently holds could result in our inability to operate our business.

We operate our business in China in reliance on approval certificates, business license and other requisite licenses held by HK Ironman and PRC Ironman.  PRC Ironman has received a license, to operate the beneficiation plant on a specific acreage of land in Inner Mongolia through August 2018.  In addition, PRC has a business license, which was amended on November 28, 2011 to reflect PRC Ironman’s new ownership by HK Ironman effective January 2011.  The business license is valid through January 7, 2028.  There is no assurance that HK Ironman will be able to renew its licenses and certificates in the future when their terms expire with substantially similar terms as the ones they currently hold.  HK Ironman’s failure to renew its licenses and certificates when their terms expire with substantially similar terms as the ones it currently holds could result in our inability to operate our business.

Our future operating results and the market price of our Common Stock could be materially adversely affected if we are required to write down the carrying value of goodwill and investment associated with any of our businesses in the future.

We review our goodwill balance and investments for impairment on at least an annual basis through the application of a fair value-based test.  Our estimate of fair value is based primarily on projected future results and cash flows and other assumptions.  In addition, we review long-lived assets whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable.  In the fourth quarter of our 2011 fiscal year, we performed our annual test for goodwill and investment impairment and determined that our goodwill arising on account of the acquisition of TBL and our investment in Sricon was further impaired.  Similarly, in the future, if our projected discounted cash flows or the recoverable value of the underlying assets associated with our businesses do not exceed the carrying value of their net assets, we may be required to record further write-downs of the carrying value of other long-lived assets associated with our businesses.  If that is the case, then our operating results and the market price of our Common Stock may be adversely affected.

Our subsidiaries may become involved in litigation in the future.

Our construction and aggregate contracts are subject to the jurisdiction of the Indian courts.  Our iron ore contracts frequently are subject to the jurisdiction of other foreign countries.  Our subsidiaries may have to initiate actions in the Indian courts or in foreign courts to enforce their rights and may be drawn into litigation.  The expenses of litigation and any judgments against us could have an adverse effect on us.

The audit report provided by Yoganandh and Ram (Y&R) will require a review by a U.S. firm.

While our audit firm, Yoganandh & Ram, is registered with the U.S. Public Company Accounting Oversight Board (the “PCAOB”), the SEC requires that the audits conducted by Yoganandh & Ram be reviewed by another PCAOB registered firm.  If the review identifies changes to an audit, we will be required to amend our annual report as filed on Form 10-K incorporating the audited financial statements.  During the year ended March 31, 2010, the PCAOB conducted an inspection of Yoganandh & Ram.  One result of the inspection is an expected increase in our auditing expense.

Risks Associated with Doing Business in India and China.

Any downgrading of China’s or India’s debt rating by an international rating agency, or an increase in interest rates in China or India, could adversely affect our ability to generate or use Letters of Credit.

The iron ore business relies heavily on Letters of Credit.  Ironman is attempting to establish a record of execution that can eventually lead to back-to-back Letters of Credit, which would greatly enhance our business and help us grow rapidly.  Back-to-back Letters of Credit are used primarily in international transactions, with the first Letter of Credit serving as collateral for the second.  Any adverse revisions to China’s or India’s credit ratings for domestic and international debt by international rating agencies as well as an increase in interest rates or a tightening of credit may adversely affect our ability to finance growth through back-to-back Letters of Credit, which could lead to a decrease in our growth rate, adversely affecting our stock price.

A change in government policy, a downturn in the global, Chinese or Indian economy or a natural disaster could adversely affect our business, financial condition, results of operations and future prospects.

IGC’s and Ironman’s business depends on the growth of infrastructure in Asia as well as other parts of the world and not just in India and China.  However, a global recession that causes a slowdown of infrastructure spending could reduce the demand for steel and consequently iron ore adversely affecting our business, financial condition and results of operations and future prospects.

Political, economic, social and other factors in China may adversely affect business.

Our results of operations, financial condition and prospects could be adversely affected by economic, political and legal developments in China.  Since the late 1970s, the Chinese government has been reforming its economic system.  These policies and measures may from time to time be modified or revised.  While the Chinese economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China.  Furthermore, while the Chinese government has implemented various measures to encourage economic development and guide the allocation of resources, some of these measures may also have a negative effect on us.  For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to Ironman.  The processing unit operated by Ironman is subject to central, provincial, local and municipal regulation and licensing in China.  Compliance with such regulations and licensing can be expected to be a time-consuming, expensive process resulting in expenses which could adversely affect our margins.

Returns on investment in Chinese and Indian companies may be decreased by withholding and other taxes.

Our investment in China and India may incur tax risk unique to investment in China, India and in developing economies in general.  Income that might otherwise not be subject to withholding of local income tax under normal international conventions may be subject to withholding of Chinese and/or Indian income tax.  Under treaties with India and under local Indian income tax law, income is generally sourced in India and subject to Indian tax if paid from India.  This is true whether or not the services or the earning of the income would normally be considered as being from sources outside India in other contexts.  Additionally, proof of payment of withholding taxes may be required as part of the remittance procedure.  Any withholding taxes paid by us on income from our investments in China and/or India may or may not be creditable on our income tax returns.  We may also incur taxes in India on any profits that we may choose to distribute as dividends to our shareholders.  We intend to avail ourselves of transfer pricing rules and minimize any Chinese and/or Indian withholding tax or local taxes.  However, there is no assurance that the Chinese and/or the Indian tax authorities will always recognize such rules in its applications.  We have created a foreign subsidiary in Mauritius, in order to limit the potential tax exposure in India.

Our industry depends on the stability of policies and the political situation in India and China and a change in policy could adversely affect our business.

The role of the Indian central and state governments in the Indian economy on producers, consumers and regulators has remained significant over the years.  Since 1991, the Government of India has pursued policies of economic liberalization, including significantly relaxing restrictions on the private sector.  We cannot assure you that these liberalization policies will continue under the present or under newly elected governments.  Protests against privatization could slow down the pace of liberalization and deregulation.  The rate of economic liberalization could change, and specific laws and policies affecting companies in the infrastructure sector in India, foreign investment, currency exchange rates and other matters affecting our business could change as well.  A significant change in India’s economic liberalization and deregulation policies could disrupt business and economic conditions in India and thereby affect our business.  Similarly, the Chinese have been reforming their economic system since the 1970s.  An adverse change in the overall economic growth in China or adverse changes to import laws or even an attempt by the government to curtail steel production in China may lead to an adverse impact on our business.

Terrorist attacks and other acts of violence or war within India or involving India and other countries could adversely affect the financial markets and our business.

Terrorist attacks and other acts of violence could have the direct effect of destroying our plants and property causing a loss and interruption of business.  According to the CIA 2011 World Factbook, religious and border disputes persist in India and remain pressing problems.  For example, India has from time to time experienced civil unrest and hostilities with Pakistan and other neighboring countries.  The longstanding dispute with Pakistan over the border Indian states of Jammu and Kashmir, a majority of whose populations are Muslim, remains unresolved.  While India and Pakistan resumed formal peace talks, there are no guarantees that these will be successful.  In addition, India continues to struggle with insurgent attacks from Maoist- Naxalite groups.  If the Indian government is unable to control the violence and disruption associated with these insurgencies, then the result could be the destabilization of the economy, and, consequently, an adverse effect on our business.  Since early 2003, there have also been military hostilities and civil unrest in Afghanistan, in Iraq, and more recently in Pakistan and other Asian countries.  These events could adversely affect the Indian economy, and, as a result, negatively affect our business.

While we may have insurance to cover some of these risks and can file claims against the Indian contracting agencies, there can be no guarantee that we will be able to collect in a timely manner.  Further, India has a fairly active insurgency and a fairly active communist following.  Any serious uprising from these groups could delay our roadwork and disrupt our business.  Terrorist attacks, insurgencies, or other threats of violence could slow down road building activity and the production of iron ore and rock aggregate, thereby adversely affecting our business.

Exchange controls that exist in India may limit our ability to utilize our cash flow effectively following a business combination.

We are subject to India’s rules and regulations on currency conversion.  In India, the Foreign Exchange Management Act, FEMA, regulates the conversion of the Indian rupee into foreign currencies.  However, as according to the Reserve Bank of India, comprehensive amendments have been made to FEMA to support the government’s policy for economic liberalization.  Companies are now permitted to operate in India without any special restrictions, effectively placing them on a par with wholly-owned Indian companies.  In addition, foreign exchange controls have been substantially relaxed.  Notwithstanding these changes, the Indian foreign exchange market is not yet fully developed and we cannot assure that the Indian authorities will not revert back to regulating companies and imposing new restrictions on the convertibility of the Indian rupee.  Any future restrictions on currency exchange may limit our ability to use our cash flow to fund operations outside of India.

Changes in the exchange rate of the Indian rupee may negatively influence our revenues and expenses.

Our operations are primarily located in India.  We receive payment in Indian rupees for the construction work and the sale of rock aggregate.  Our contracts to supply iron ore to Chinese companies are paid in U.S. dollars.  As the results of our operations are reported in U.S. dollars, to the extent that there is a decrease in the exchange rate of Indian rupees relative to U.S. dollars, such a decrease could have a material impact on our operating results or financial condition.

Restrictions on the RMB may limit our ability to move funds out of China.

The Chinese currency, the renminbi (“RMB”), like the Indian rupee, is not a freely convertible currency, which could limit our ability to move money out of China freely.  We would rely on the Chinese government’s foreign currency conversion policies, which may change from time to time.  In China, the government has control over RMB reserves through, among other things, direct regulation of the conversion of RMB into other foreign currencies and restrictions on certain types of foreign imports.  A change in the currency regulations, which lead to further restrictions, could negatively affect our ability to finance growth, or pay dividends, outside of China using the profits from China.

U.S.-listed companies with business operations in China have recently come under increased scrutiny, criticism and negative publicity.

Since 2010, a number of U.S. publicly-listed companies with substantial operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC and the Justice Department resulting in a loss of share value.  Much of the scrutiny and negative publicity has centered around accounting weaknesses, inadequate corporate governance and, in some cases, allegations of fraud.  As a result of such scrutiny and negative publicity, the stock prices of most U.S. publicly listed companies with operations in China have sharply decreased in recent months.

Because the Chinese judiciary will determine the scope and enforcement under Chinese agreements, we may be unable to enforce our rights inside and outside of China.

HK Ironman operates under the laws of Hong Kong and PRC Ironman, its subsidiary, operates under the laws of PRC.  Substantially all of the assets of Ironman are located in China and the majority of its officers and directors and the experts named in this proxy statement/prospectus are outside the U.S.  It is therefore unlikely that service of process on either HK Ironman or PRC Ironman or their officers and directors can be obtained within the U.S.  Further, it may be difficult to enforce in China a judgment obtained in the U.S.  These difficulties stem from the lack of official judicial arrangements between the U.S. and China, which means that judgments of U.S. courts will not be necessarily enforced in China without review and re-litigation of the merits of their claims.

There is doubt as to the enforceability in China of actions to enforce judgments of U.S. courts arising out of or based on ownership of the securities of HK Ironman or PRC Ironman, including judgments arising out of or based on civil liability provisions of U.S. federal or state securities laws.  There is also doubt whether the Chinese courts would enforce, in original actions, judgments against HK Ironman or PRC Ironman or the persons mentioned above predicated solely based upon U.S. securities laws.  Original actions may be brought in China or Hong Kong against these parties only if the actions are not required to be arbitrated by Chinese law and only if the facts alleged in the complaint give rise to a cause of action under Chinese law, in which event, a Chinese court may award monetary damages.

Risk Related to Our Securities.

If equity research analysts do not publish research or reports about our business, or if they issue unfavorable commentary or downgrade our Common Stock, then the price of our Common Stock could decline.

The trading market for our Common Stock will rely in part on the research and reports that equity research analysts publish about our business and us.  We do not control these analysts.  The price of our stock could decline if one or more equity analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about our business or us.

We incur costs as a result of operating as a public company.  Our management is required to devote substantial time to new compliance initiatives.  Because we report in U.S. GAAP, we may experience delays in closing our books and records in India and China, and delays in the preparation of financial statements and related disclosures.

As part of a public company with substantial operations, we are experiencing an increase in legal, accounting and other expenses.  In addition, the Sarbanes-Oxley Act (“Sarbanes-Oxley Act”) and new rules implemented by the SEC and the NYSE Amex have imposed various requirements on public companies, including requiring changes in corporate governance practices.  Our management and other personnel need to devote a substantial amount of time to these compliance initiatives.  We have completed the testing of internal controls in all our subsidiaries in India.  We expect to carry out the evaluations and install improved systems and processes as required in both India and China.  However, we cannot be certain as to the timing or completion of the remediation actions, or their impact on our operations.  Furthermore, it is difficult to hire personnel in India and China who are familiar with U.S. GAAP.  We have hired several competent consultants to help review our internal reporting and disclosures, and to train our Indian and Chinese staff in SEC reporting and U.S. GAAP.  We do not foresee a problem other than the time required to complete the training adequately and to implement the improved processes.

Compliance with Foreign Corrupt Practices Act could adversely affect our competitive position.  Failure to comply could subject us to penalties and other adverse consequences.

We are subject to the U.S. Foreign Corrupt Practices Act, which generally prohibits U.S. public companies from engaging in bribery of or other prohibited payments to foreign officials to obtain or retain business.  While we will take precautions to educate the employees of our subsidiaries of the Foreign Corrupt Practices Act, there can be no assurance that our employees or agents of IGC or our subsidiaries will not engage in such conduct, for which we might be held responsible.  We could suffer penalties that may have a material adverse effect on our business, financial condition and results of operations.

We may issue additional shares of our capital stock, including through convertible debt securities, which would reduce the equity interest of our stockholders and possibly cause a change in control of our ownership.

Our certificate of incorporation authorize the issuance of up to 150,000,000 shares of Common Stock, par value $0.0001 per share and 1,000,000 shares of preferred stock, par value $0.0001 per share.  There are currently approximately 38,485,247 authorized but unissued shares of our Common Stock available for issuance after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants and shares and options authorized for issuance under our 2008 Omnibus Incentive Plan.  It is also after the reservation for conversion of all of the 1,000,000 shares of preferred stock available for issuance.

We issued an aggregate of 2,516,389 shares of our Common Stock in connection with a private placement of debt securities and exchange of previously issued debt securities for new debt securities and Common Stock in October 2009, November 2010, December 2010, February 2011 and March 2011, and may engage in similar private placements in the future.  In addition, we may from time to time sell shares in the market.  The issuance of additional shares of our Common Stock including the conversion of any debt securities may:

•	Significantly reduce the equity interest of our existing shareholders.

•	Adversely affect prevailing market prices for our Common Stock, warrants or units.

We may issue notes or other debt securities, which may adversely affect our leverage and financial condition.

During the 2009 and 2010 fiscal years, we sold an aggregate $4,000,000 in private placements of debt securities and may engage in similar private placements in the future.  In the current year, we have modified the terms of the debt arrangement to extend the repayment under the agreements and as a consideration for this extension issued equity shares to the debt holders.  The incurrence of this debt and any subsequent modifications to the terms may:

•	lead to default if our operating revenues are insufficient to pay our debt obligations;

•	cause an acceleration of our obligations to repay the debt even if we make all principal and interest payments when due if we breach the covenants contained in the terms of the debt documents;

•	create an obligation to immediately repay all principal and accrued interest, if any, upon demand to the extent any debt securities are payable on demand;

•	hinder our ability to obtain additional financing, if necessary, to the extent any debt securities contain covenants restricting our ability to obtain additional financing while such securities are outstanding, or to the extent our existing leverage discourages other potential investors; and

•	potentially lead to a dilution of our ownership if there are any subsequent issues of equity shares as consideration for further modifications or settlements.

The Company has 12,972,532 warrants outstanding, the exercise of which could dilute the number of shares outstanding.

Upon the occurrence of the exercise of our outstanding warrants, the Company will receive the exercise price unless the exercise is cashless.  In either case, such an exercise will also increase the number of shares outstanding.  This may adversely affect the share price, as the supply of shares eligible for sale in the public market will increase.  The increased number of shares offered for sale in the public market may exceed the public demand to buy shares at a given market price resulting in the market price adjusting downward.

Although we are required to use our best efforts to have an effective registration statement covering the issuance of the shares underlying the public warrants at the time that our warrant holders exercise their public warrants, we cannot guarantee that a registration statement will be declared effective, in which case our warrant holders may not be able to exercise our public warrants and such warrants may expire worthless.

We have issued warrants to purchase our Common Stock in three public offerings: our initial public offering in March 2006, a registered direct offering in September 2009 and a public offering in December 2010.  In the absence of an applicable exemption, holders of warrants issued in our public offerings will be able to exercise the warrants only if a current registration statement under the Securities Act of 1933, as amended (the “Securities Act”) relating to the shares of our Common Stock underlying the warrants is then effective.  Although we have undertaken in the respective warrant agreements relating to such warrants, and therefore have a contractual obligation, to use our best efforts to maintain a current registration statement covering the shares underlying the public warrants to the extent required by federal securities laws, and we intend to comply with such undertaking as soon as possible, we do not have such a registration statement currently effective and we cannot assure the warrant holders that we will be able to do so in the future including with respect to this prospectus to register the shares underlying the foregoing warrant agreements.  If we fail to comply with our contractual obligations, we could be liable to the holders of the warrants.  In no event shall we be liable for, or any registered holder of any warrant be entitled to receive, (a) physical settlement in securities unless the conditions and requirements set forth in the warrant agreement have been satisfied, or (b) any net-cash settlement or other consideration in lieu of physical settlement in securities (provided that the holders of the warrants issued in our September 2009 and December 2010 offerings are entitled to cash payments if we fail to deliver shares issuable upon exercise of the warrants in a timely fashion).  The value of the public warrants may be greatly reduced if a registration statement covering the shares issuable upon the exercise of the warrants is not kept current.  Such warrants may even expire worthless.  The warrants issued in our initial public offering that were to expire on March 3, 2011, now expire on March 8, 2013 since we exercised our right to extend the terms of those warrants.  The warrants issued in our September 2009 and December 2010 offerings expire on September 18, 2012 and December 8, 2017 respectively.  The outstanding warrants issued in our September 2009 and December 2010 offerings, currently exercisable for an aggregate of 1,117,410 shares of Common Stock, give the holders of such warrants the right to exercise the warrants on a cashless basis if at the time of exercise there is not an effective registration statement available for the issuance of the shares issuable upon exercise of the warrants.  We would not receive any proceeds from the cashless exercise of the warrants.

With respect to any warrants sold by us in private placements pursuant to an exemption from registration requirements under the federal securities laws, the holders of the warrants sold in such private placements would be able to exercise their warrants even if, at the time of exercise, a prospectus relating to the Common Stock issuable upon exercise of such warrants is not current.  As a result, the holders of the warrants purchased in the private placements would not have any material restrictions with respect to the exercise of their warrants.

The issuance of certain of securities by us may not have been made in compliance with the federal and state securities laws, which exposes us to potential liabilities, including potential rescission rights.

On July 14, 2010, we filed our Form 10-K for the fiscal year ended March 31, 2010.  The Form 10-K contained audited financial statements included a qualified opinion from our auditors pending completion of their audit procedures in respect of the deconsolidation of one of our subsidiaries.  We subsequently filed an amended Form 10-K, which includes an unqualified audit opinion.

On January 19, 2011, the Commission notified us that the initial financial statements filed on July 14, 2010 did not comply with the requirements of Rule 2-02 under Regulation S-X for audited financial statements because the financial statements contained a qualified opinion.  As noted above, the amended Form 10-K filed on January 28, 2011 contains audited financial statements with an unqualified opinion that comply with Rule 2-02.  The Commission has indicated that as the initial Form 10-K filed on July 14, 2010 was materially deficient as a result of the inclusion of the qualified audit opinion.  It was therefore deemed not to have been filed with the Commission in accordance with applicable requirements, thus making us delinquent in its filings with the Commission.

The Commission informed us that as a result of the deemed failure to timely file a Form 10-K, it is the Staff's view that as of July 14, 2010 we ceased to be eligible to use SEC Form S-3 for the registration of the Company's securities.  As the financial statements included in the original Form 10-K were also included in a registration statement on Form S-1 (File No. 333-163867) pursuant to which we offered its Common Stock and warrants to purchase Common Stock in December 2010 (the "December 2010 Offering"), the Commission has also indicated that such registration statement failed to comply with the requirements of Form S-1 due to the lack of the inclusion of unqualified audited financial statements in compliance with Commission requirements.

Since the Commission informed us that it is the Commission's view that as of July 14, 2010 we ceased to be eligible to use Form S-3 for the registration of our securities, it is possible that any sales of our securities pursuant to our registration statements on Form S-3 since July 14, 2010 may be deemed to be unregistered sales of its securities.  Since July 14, 2010, we have sold an aggregate of 2,292,760 shares of its Common Stock for an aggregate price of $1,536,886 pursuant to an at-the-market offering ("ATM") of its Common Stock on Form S-3 (File No. 333-160993) in sales that occurred between September 7, 2010 and January 19, 2011.  In addition, we may be deemed to have made unregistered sales of the 2,575,830 shares of Common Stock and warrants to purchase an aggregate of 858,610 shares of Common Stock at an exercise price of $0.90 per share sold for an aggregate gross purchase price of $1,545,498 sold pursuant to such registration statement with respect to the December Offering.  Alternatively, to the extent that the sales are deemed to be registered as a result of being sold pursuant to registration statements declared effective by the Commission as the registration statements in question either incorporated, in the case of the Form S-3 or included, in the case of the Form S-1, a qualified audit report the registration statements could be deemed to be materially incomplete.

If it is determined that persons who purchased our securities after July 14, 2010 purchased securities in an offering deemed to be unregistered or that the registration statements for such offerings were incomplete or inaccurate, then such persons may be entitled to rescission rights.  In addition, the sale of unregistered securities could subject us to enforcement actions or penalties and fines by federal or state regulatory authorities.  We are unable to predict the likelihood of any claims or actions being brought against us related to these events, and there is a risk that any may have a material adverse effect on us.  To date, we have not received any rescission requests and we believe the period to honor such rescission requests has terminated.

Additional capital may be costly or difficult to obtain.

Additional capital, whether through the offering of equity or debt securities, may not be available on reasonable terms or at all.  If we are unable to obtain required additional capital, we may have to curtail our growth plans or cut back on existing business.  Furthermore, we may not be able to continue operating if we do not generate sufficient revenues from operations needed to stay in business.  We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs.  These costs may be increased because we may not currently be able to use a short-form registration statement on Form S-3, which will increase the costs and timing for any registered offering of our securities.  In addition, to the extent that we are unable to provide timely reporting of our financial results it may further impair our ability to raise capital.  We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as, convertible notes and warrants, which may adversely impact our financial condition.

We do not currently intend to pay dividends, which may limit the return on your investment in us.

We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

If we fail to comply with the NYSE Amex listing requirements, we could be delisted from the NYSE Amex equities market.  Any such delisting could potentially limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

If we fail to comply with the listing requirements of the NYSE Amex, we could be delisted from the NYSE Amex equities market.  If at any time in the future, the NYSE Amex delists our securities from trading on its exchange, we could face significant adverse consequences, including a:

•	limited availability of market quotations for our securities;

•	determination that our Common Stock is a “penny stock” which will require brokers trading in our Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our Common Stock;

•	limited amount of news and analyst coverage for our company; and

•	decreased ability to issue additional securities or obtain additional financing in the future

If our Common Stock were delisted and determined to be a “penny stock,” a broker-dealer may find it more difficult to trade our Common Stock and an investor may find it more difficult to acquire or dispose of our Common Stock in the secondary market.

If our Common Stock were removed from listing with the NYSE Amex, it may be subject to the so-called “penny stock” rules.  The SEC has adopted regulations that define a penny stock to be any equity security that has a market price per share of less than $5.00, subject to certain exceptions, such as any securities listed on a national securities exchange.  For any transaction involving a penny stock, unless exempt, the rules impose additional sales practice requirements on broker-dealers, subject to certain exceptions.  If our Common Stock were delisted and determined to be a penny stock, a broker-dealer may find it more difficult to trade our Common Stock and an investor may find it more difficult to acquire or dispose of our Common Stock on the secondary market.  Investors in penny stocks should be prepared for the possibility that they may lose their whole investment.

Risks Associated With Our Industry and Specifically the Iron Ore Business.

We are subject to numerous risks and hazards associated with the mining industry.

Our mining operations are subject to a number of risks and hazards including:

•	industrial accidents;
•	unusual or unexpected geologic formations;
•	explosive rock failures; and
•	flooding and periodic interruptions due to inclement or hazardous weather conditions.

Such risks could result in a variety of issues that could affect our operations, such as damage to or destruction of mineral properties or production facilities, environmental damage, delays in our mining operations, personal injury or death, monetary losses and possible legal liability.  No assurance can be given that we will be able to avoid any or all of the hazards discussed above and any such occurrence may substantially affect our business and financial operations.

Our operations are highly susceptible to hazardous weather conditions and seasonal weather conditions.

Both India, specifically the east and west coasts where our supply chains are located, and northeastern China where Ironman’s processing chain is located, potentially experience severe weather conditions.  Severe weather conditions could cause our supply chain and/or processing chain to temporarily curtail or stop operations materially affecting our quarterly results.  During periods of curtailed activity due to adverse weather conditions, our operations in both countries may continue to incur operating expenses, reducing profitability.  Certain weather conditions may affect mining operations.  The Ironman beneficiation plant is located in a region with a typical subtropical climate characterized mainly by high precipitation and high evaporation and humid conditions.  The rainy season occurs from May to August of each year, which may make the plant inaccessible or unusable during such rainy season due to flooding caused by insufficient drainage necessary to release the excess water that has accumulated.  During the last rainy season there was a particularly rainy season marked by much flooding in China and a halt in business operations for several months.  As such, mining operation may be interrupted due to inclement or hazardous weather conditions experienced during such rainy season.

We may not be able to obtain necessary raw materials at competitive price and this may negatively affect our profits.

On the supply side, including procuring sufficient raw materials, we may have difficulties procuring low-grade iron ore at specific sizes at competitive prices.  In the event we are unable to secure steady suppliers, it could negatively affect our profitability.  The processing plant in China requires water for the wet separation.  While there is currently and for the foreseeable future an adequate supply of water, any discrepancy with the supply of water could lead to curtailing operations, which could affect our profitability. Likewise, construction contracts are primarily dependent on adequate and timely supply of raw materials, such as cement, steel and aggregates, at competitive prices. As the demand from competing larger and well-established material supply firms increases for procuring raw materials, we could face a disproportionate increase in the price of raw materials that may negatively impact our profitability.  To mitigate this risk, we are taking steps to become more vertically integrated, such as producing rock aggregate.

The cost of logistics and shipping between India and China may reduce our income.

Our process involves moving ore from mine heads to crushers and then to the port for shipping.  We rely on third parties to provide a number of important services in connection with our business, and any disruption in these services could materially affect our business.  For example, we depend on trucking companies to move the ore.  A surge in demand for ore and, in general, other commodities, could increase the cost of domestic logistic affecting our profitability.  Additionally, we depend on shipping agencies to move ore from India to China and an increase in the price of shipping could adversely affect our profitability.

Some of our business is dependent on contracts awarded by the Indian government and its agencies.

The construction business is dependent on central and state Indian government budget allocations to the infrastructure sector.  We derive the bulk of our construction revenue from contracts awarded by the Indian central and state governments and their agencies.  If there are delays in payments by the government, our working capital requirements could increase.  Our materials business is dependent on private sector companies, which could be affected by government delays, indirectly burdening our business.

Assessment of penalties for time overruns and lack of quality may adversely affect our economic performance.

TBL executes construction contracts primarily in the roads and infrastructure development sectors.  TBL typically enters into high value contracts for these activities, which impose penalties if the contracts are not executed in a timely manner.  If TBL is unable to meet the performance criteria prescribed by the contracts, then levied penalties may adversely affect our financial performance.  Furthermore, we may pay demurrage for some of our iron ore delivery contracts, if ore is not loaded onto ships in the time prescribed by delivery contracts.  The payment of demurrage may adversely affect our financial performance.  The ore shipped by us from India is shipped with a quality certificate from a leading company.  However, the buyers in China also perform quality measurements, which could differ from the initial quality certificate.  This may result in negative price adjustments affecting our profit margins.  The rock aggregate business is less sensitive to time overruns and quality.

Our business is dependent on continuing relationships with clients and strategic partners.

Our business requires developing and maintaining strategic alliances with contractors that undertake turnkey contracts for infrastructure development projects and with government organizations.  The business and our results could be adversely affected if we are unable to maintain continuing relationships and pre-qualified status with key clients and strategic partners.

We face competition in the infrastructure industry.

The Indian real estate and infrastructure industries, including the mining industries, are increasingly attracting foreign capital.  We currently have competition from international and domestic companies that operate at the national level.  Smaller localized contractors and companies are also competing in their respective regions.  If we are unable to offer competitive prices and obtain contracts, there could be a significant reduction in our revenue.

Substantial portions of our assets are invested in Sricon.  We currently do not have sufficient financial information about Sricon and the lack of such financial statements may impact our ability to value our investment in Sricon accurately.

We own 22% of the outstanding stock of Sricon. Despite our efforts to obtain current audited financial statements and other information from Sricon, they have refused to supply such information voluntarily.  We have initiated legal actions, petitioning the Company Law Board (“CLB”) in India to compel Sricon to supply the relevant information for the financial years ended March 31, 2011 and 2010.  While we expect the CLB to ultimately grant us relief and while we have been able to obtain some information, including Sricon’s unaudited balance sheet as of December 31, 2009, contract claims Sricon is pursuing in the courts and independent valuations of Sricon’s real estate plant and machinery, all of which we have used in testing the impairment of the our receivable and investment in Sricon, the absence of other current financial information makes it difficult to accurately assess the value of our investment in Sricon.  Further, we did not have the audited financial statements of Sricon for the year ended March 31, 2010 when we prepared our financial statements for that period.

In order to protect our investment in Sricon, the Company has taken several additional steps.  In November 2010, the Company petitioned the high Court of Nagpur, India, for relief on its receivable and informed the court that it had a claim on Sricon’s assets.  In January 2011, the Company received an order from the Company Law Board in India, a quasi-court that has jurisdiction over Indian companies, freezing all assets and stopping Sricon from incurring additional liability.  The CLB also ordered Sricon to allow the Company to inspect its books.  The January order notwithstanding, we further petitioned the CLB to compel Sricon to provide financial information and grant access to review and inspect the book of records, including financials, bank data, board meetings, property, plant and equipment register, and other relevant information as required.  Pursuant to the CLB order, the Company has visited Sricon to conduct inspections in January 2011, February 2011, April 2011 and June 2011. While we have been able to obtain some information, we are not able to monitor Sricon on a day-to-day basis nor do we yet have complete financial information for Sricon.  This makes it difficult to monitor the value of our investment in Sricon accurately.  As of March 31, 2011, we carry the Sricon investment on our books at $6.4 million and this value may be reduced in the future.

Mining is inherently dangerous and subject to conditions or events beyond our control, and any operating hazards could have a material adverse effect on our business.

During the course of mining activities, we use dangerous materials and there is no assurance that accidents will not occur.  Should we be held liable for any such accident, we may be subject to penalties, and possible criminal proceedings may be brought against us by our employees, which could have a material adverse effect on our business.

PRC Ironman’s mining operations could have material safety concerns, which may result in accidents and in turn negatively affect our revenue.

PRC Ironman’s mining operations could have safety issues in its iron ore mine or beneficiation plants including, in part, inadequate natural ventilation, likelihood of flooding in the tunnels, etc.  Accidents and employee’s injury arising from any safety issues may cause suspension or discontinuance of our mining operation and thus negatively affect our revenue.

Mining exploitation activities are labor intensive and employ low levels of mechanization, which may result in inefficiency and impose greater safety and health hazards concern.

Ironman used rudimentary mining methods and low levels of mechanization since the beginning of its mining operation.  The labor-intensive and low-mechanization mining method its uses in its mining operations results in inefficient operation.  The relatively large number of mining workers exposed to dust, noise, heat and vibration caused by its mining methods may increase the possibility of accidents and health hazards.

We may suffer losses resulting from unexpected accidents.

Like other mining companies, our operations may suffer from structural issues such as unusual or unexpected geologic formations or explosive rock failures that may result in accidents that cause property damage and possible personal injuries.  We can give no assurance that industry-related accidents will not occur in the future.  We do not maintain flood or other property insurance covering our properties, equipment or inventories.  Any losses and/or liabilities we incur due to unexpected property damage or personal injury could have a material adverse effect on our financial condition and results of operations.

Restrictive regulation on the export of ore may adversely affect our business.

Restrictive regulation on the export of ore from India or the import of ore into China may adversely affect our profitability.  India restricts the export of high quality ore to government agencies.  China restricts the import of low quality ore to specific agents.  In the event these regulations change and become even more restrictive, our profitability could be adversely affected.

The imposition of taxes on exports (export duty) could have an impact on our business.

India recently increased the export duty on ore from 5% to 20%.  Any further increases in the export duty of ore could adversely affect our profitability.

Strikes, civil unrest and tensions between India and China could have an impact on our business.

The supply chain for ore is heavily dependent on transportation.  A strike by truck drivers could adversely affect our business.  The processing plant in China is located in the province of Inner Mongolia and any civil unrest in that area, or other parts of China, could disrupt the logistics and processing chain adversely affecting our business.  India and China have had their share of disputes in the past 60 years.  India and China had ancient friendly ties going back to the silk route.  However, beginning in the 1950s the relationship became strained largely over Tibet and issues over borders.  In 1962, China attacked India along its border, coinciding with the Cuban missile crisis that preoccupied the super powers U.S., Russia and the UK.  The war ended with a complete withdrawal that coincided with the arrival of the U.S. air force.  However, while there can be no guarantee that hostilities may again reappear between the two countries, much has changed since the 1962 war.  Both India and China are now nuclear powers, underpinning the notion of Mutually Assured Destruction, and both are strategic partners with the U.S.  Both countries took part in the first ever BRIC (Brazil, Russia, India and China) Summit, in June 2011.  Both countries have had thirteen rounds of border talks and the recent one in August 2011, ended with both nations discussing raising their strategic partnership to a higher level.  In 2008-2009 India’s largest trading partner was China followed by the U.S. and the United Arab Emirates.  If hostilities between the two countries reappear, our business may be adversely affected.

Currency fluctuations may reduce our profitability.

Iron ore is traded in USD.  However, the supply side, including logistics in India, is settled in Indian rupees (INR).  On the other hand, the expense for processing the ore in China are all met in RMB.  Therefore, three currencies are involved in a typical trade.  Fluctuations of one currency relative to the others may adversely affect our profit margins.

Environmental regulations could adversely affect Ironman’s business.

The process of digging ore from the ground is typically environmentally unfriendly as is the process of beneficiation, which uses ground water.  Stricter environmental controls in India or China on the mining of ore or the processing of ore could have an adverse impact on our business, by raising additional compliance expenses.  Mineral exploration and development, as well as Ironman’s current mining activities and its future mineral mining operations are, and may continue to be, subject to stringent state, provincial and local laws and regulations relating to environmental quality, production, labor standards, occupational health, waste disposal, protection and remediation of the environment, mine safety, toxic substances and other matters.  Mineral mining is also subject to risks and liabilities associated with pollution of the environment and disposal of waste products occurring as a result of mineral production.  Compliance with these laws and regulations will impose substantial costs on Ironman and may subject it to significant potential liabilities.  Further, any changes to these regulations may increase Ironman’s operating costs and may adversely affect its results of operations.

Our business relies heavily on our management team and any unexpected loss of key officers may adversely affect our operations.

The continued success of our business is largely dependent on the continued services of key employees in IGC and our subsidiaries after the Acquisition.  The loss of the services of certain key personnel, without adequate replacement, could have an adverse effect on our performance.  Our senior management, as well as the senior management of our subsidiaries, plays a significant role in developing and executing the overall business plan, maintaining client relationships, proprietary processes and technology.  While no one is irreplaceable, the loss of the services of any would be disruptive to our business.

A large portion of Ironman’s revenue is derived from five major customers.

Five of Ironman’s major customers accounted for 92%, respectively of its total revenue for the fiscal year ended December 31, 2011 and 83%, respectively, of its total revenue for the fiscal year ended December 31, 2010.  Non-renewal or/and termination of such relationship may have a material adverse effect on its revenue.  No assurance can be given that following the Acquisition that it will be able to maintain such a relationship.  Additionally, no assurance can be given that Ironman’s business will not remain largely dependent on a limited number of customers accounting for a substantial part of our revenue.

Our quarterly revenue, operating results and profitability will vary.

Factors that may contribute to the variability of quarterly revenue, operating results or profitability include:

•
Fluctuations in revenue due to seasonality such as during the monsoon season, the heavy rains slow down road building and during the summer months, the winds are not strong enough to power the wind turbines, which results in uneven revenue and operating results over the year;

•	Commencement, completion and shipment during any particular quarter;
•	Weather and additions and departures of key personnel; and
•	Strategic decisions made by us and our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments and changes in business strategy.

Ironman faces intense competition in the Iron ore business.

Large companies in Brazil, Australia, India and other ore producing countries dominate the iron ore business.  Most of these companies are miners and export directly to the large steel mills around the world.  Our strategy of sourcing low-grade inexpensive ore from India and processing it in China is fairly unique and allows us to supply steel producers at competitive prices, while maintaining margins.  Ironman depends on its expertise in sourcing low cost low-grade ore and to process the ore.  If Ironman is unable to offer competitive prices there could be a significant reduction in our revenue.

IGC may not be able to compete successfully for mineral rights with companies having greater financial resources than we have.

All mines have limited resources and as such, we intend to acquire additional mining operations, as part of our long-term strategy.  As there is a limited supply of desirable mineral deposits in the PRC, we face strong competition for promising acquisition targets from other mining companies, some of which have greater financial resources than we have.  IGC may be unable to compete with such other mining companies in making acquisitions that we deem to be complementary to our business, or to acquire such on terms that are acceptable to us.

Ironman is a cash business, which may cause us to suffer losses.

Ironman is a “cash business” which means that most transactions occur on the spot using cash rather than through order forms and payment via check, wire or credit card.  Cash businesses are more susceptible to corrupt practices.  As with any business that is cash intensive, the accuracy and adequacy of reporting income is highly contingent upon ownership and the owner's propensity for cash management and control.  As a result, Ironman may experience a certain percentage of loss due to theft and misappropriation.  To offset this, IGC will impose controls over cash collection for this cash business.  The controls will include monitoring the cash balances closely, limiting the amount of cash available in vulnerable locations, using vaulted equipment to store cash properly and most importantly, migrating financial transactions toward checks and wire transfers.  Failure to control the integrity of cash collection and deposits would lead to a significant reduction in our revenue.

Ironman’s revenue and, therefore, our profitability, may be affected by metal price volatility.

The majority of Ironman’s revenue is derived from the sale of high-grade ore.  Consequently, its revenue is directly related to the price of high-grade ore.  The fact that it does not conduct any hedging of the price of iron ore exposes it to increased price volatility.  Iron ore is one of the biggest dry bulk commodities traded and shipped.  According to the U.S. Geological Survey, Mineral Commodity Summaries, January 2012 report, the estimated world total mine production of iron ore was 2,800  million metric tons of usable ore worth $336 billion and the world total resources of iron ore content was 80,000  million metric tons of usable ore. The price (estimated from reported value of ore at mines) was $120 USD per metric ton. According to Bloomberg News, Dec 19, 2011, Iron ore prices may remain below $140 a metric ton as Chinese mills limit purchases.  The growth of spot trading in this huge market presents an opportunity for banks, traders, producers and consumers to manage price risk and exposure.  Trading since 2008, the iron ore swap has emerged as the leading instrument for iron ore hedging and risk management.  Changes in the prices of high-grade ore and lead may adversely affect our operating results.  It is difficult to predict whether high-grade ore prices will rise or fall in the future and a decline in prices could have an adverse effect on our future results of operations and financial condition.

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995.  You can identify these statements by forward-looking words such as “may,” “will,” “should”, “believes,” “expects,” “intends,” “anticipates,” “thinks,” “plans,” “estimates,” “seeks,” “predicts,” “potential” or similar words or the negative of these words or other variations on these words or comparable terminology.  You should read statements that contain these words carefully because they discuss future expectations, contain projections of future results of operations or financial conditions or state or other forward-looking information.  Forward-looking statements are based on certain assumptions and expectations of future events.  IGC cannot guarantee that these assumptions and expectations are accurate or will be realized.  These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions.

Many factors, including those discussed more fully in documents filed with the Securities and Exchange Commission, which we refer to as the SEC, by IGC, particularly under the heading “Risk Factors” in Part 1, Item 1A of IGC’s Annual Report on Form 10-K, for the year ended March 31, 2011, Form 10-Q for the quarterly periods ended June 30, 2011, September 30, 2011, and December 31, 2011, and any amendments thereto for IGC, could cause results to differ materially from those stated.  While we believe it is important to communicate our expectations to our stockholders, there may be events in the future that we are not able to predict or over which we have no control.  The risk factors and cautionary language discussed in this proxy statement provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in our forward-looking statements, including among other things:

●	The growth in global and specifically Asian GDP and more specifically infrastructure and the overall demand for steel;
●	Competition in the iron ore sector;
●	Legislation by the government of India and the government of China;
●	Labor, trucking, and other logistic issues;

●	Unanticipated cash requirements to support current operations, expand our business or incur capital expenditures;
●	The loss of key management or scientific personnel;
●	The activities of our competitors in the industry;
●	The effect of volatility of currency exchange rates;
●	Enactment of new government laws, regulations, court decisions, regulatory interpretations or other initiatives that are adverse to us or our interests;
●	The effect of the Stock Purchase Agreement on our business relationships (including with employees, customers and suppliers), operating results and business generally;
●	The amount of the costs, fees, expenses and charges related to the Stock Purchase Agreement;
●	Risks that the proposed transactions disrupt current business plans and operations and the potential difficulties in attracting and retaining employees as a result of the Stock Purchase Agreement; and
●	The timing of the completion of the Acquisition and the impact of the Acquisition on our indebtedness, capital resources, cash requirements, profitability, management resources and liquidity.

You should be aware that the occurrence of the events described in the “Risk Factors” section above and elsewhere in this prospectus, could have a material adverse effect on our business, financial condition and results of operations.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.  All forward-looking statements included herein attributable to us or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.  Any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it.

  USE OF PROCEEDS

Assuming the exercise of all the warrants for cash, we will receive gross proceeds of $60,462,439.  We intend to use the proceeds for acquisitions, working capital, operating expenses and other general corporate purposes. If at the time the warrants are exercised we have incurred indebtedness, we may also use the proceeds to repay indebtedness. There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants.The selling stockholders are selling shares of Common Stock covered by this prospectus for their own account.  We will not receive any proceeds from the sale by the selling shareholders of their 31,500,000 shares of Common Stock.  We will pay the cost of the preparation of this prospectus, which is estimated at $[154,000].

SELLING SHAREHOLDERS

The holders of the 31,500,000 shares of Common Stock that we refer to as the Exchange Shares arising from the acquisition of HK Ironman on December 30, 2011 (the “selling shareholders”) may from time-to-time offer and sell any or all of the 31,500,000 shares of Common Stock set forth below pursuant to this prospectus.  When we refer to “selling shareholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling shareholders’ interests in the 31,500,000 shares of Common Stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the selling shareholders for whom we are registering shares for resale to the public, and the number of shares that each selling shareholder may offer pursuant to this prospectus. The shares offered by the selling shareholders were issued pursuant to exemptions from the registration requirements of the Securities Act.  The selling shareholders represented to us that they were accredited investors and were acquiring our Common Stock for investment and had no present intention of distributing the shares.  We have agreed to file this registration statement covering the shares received by the selling shareholders.  We have been advised that each of such selling shareholders purchased our Common Stock in the ordinary course of business in exchange for their shares of Ironman, not for resale, and that none of such selling shareholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the shares.

Based on information provided to us by the selling shareholders and as of the date the same was provided to us, assuming that the selling shareholders sell all of the shares of Common Stock beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, the selling shareholders will not own any shares other than those appearing in the column entitled “Number of Shares That May Be Sold.”  We cannot advise as to whether the selling shareholders will in fact sell any or all of such shares.  In addition, the selling shareholders may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of Common Stock in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth on the table below.

Selling Shareholder	Number of Shares That May Be Sold	Percentage of Shares Outstanding*

Hua Zhang	1,000,000	1.91%
Xiuyun Gao	1,000,000	1.91%
Xiaowen Zhang	1,200,000	2.29%
Chunli Xing	2,000,000	3.81%
Danny Chang	2,000,000	3.81%
Jianqun Dou	2,000,000	3.81%
Dayong Chang	3,000,000	5.72%
Jingyu Mu	3,300,000	6.29%
BenQuan Li	3,300,000	6.29%
Lili Zhang	3,500,000	6.67%
FengLi Chen	3,600,000	6.86%
Tianqi Xiao	5,600,000	10.67%
	31,500,000

                                                                         * Based on 52,460,433 shares outstanding.

DIVIDEND POLICY

The Company has not paid any cash dividends on its Common Stock to date.  It is the present intention of the board of directors to retain all earnings, if any, for use in the business operations, and consequently, the board does not anticipate declaring any dividends in the foreseeable future.  The payment of any dividends will be with the discretion of the board of directors and will be contingent upon our financial condition, results of operations, capital requirements and other factors our board deems relevant.

MARKET PRICE OF OUR COMMON STOCK, WARRANTS AND UNITS

The following table sets forth, for the calendar quarter indicated, the quarterly high and low bid information of our Common Stock, warrants and units as reported on the NYSE Amex Exchange.  The quotations listed below reflect inter dealer prices, without retail markup, markdown or commission and may not necessarily represent actual transactions.

	Common Stock		Warrants		Units
Quarter Ended	High	Low	High	Low	High	Low
March 31, 2010	$1.67	$1.17	$0.13	$0.03	$1.41	$1.20
June 30, 2010	$2.05	$0.92	$0.12	$0.03	$2.45	$1.06
September 30, 2010	$1.22	$0.58	$0.05	$0.01	$1.32	$0.85
December 31, 2010	$1.15	$0.52	$0.04	$0.00	$1.23	$0.55
March 31, 2011	$0.93	$0.30	$0.04	$0.00	$1.00	$0.62
June 30, 2011	$0.69	$0.30	$0.04	$0.02	$0.63	$0.50
September 30, 2011	$0.37	$0.17	$0.04	$0.01	$0.54	$0.17
December 31, 2011	$0.40	$0.16	$0.02	$0.01	$0.40	$0.20

A recent reported closing price for our Common Stock, warrants and units is set forth on the cover page of this prospectus. Continental Stock Transfer & Trust Company is the transfer agent and registrar for our Common Stock.  As of December 8, 2011, we had 3,890 holders of record of our Common Stock, 149 holders of record of our units and 2,049 holders of record of our warrants.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Common Stock underlying the warrants offered hereby is determined by reference to the exercise price of the warrants, as follows:

The exercise price of the IPO Warrants is $5.00 per share.  The exercise price of the 2009 Warrants is $1.60 per share.  The exercise price of the 2010 Warrants is $0.90 per share.

The offering price of the shares of Common Stock issued in the acquisition of Ironman (aka “Exchange Shares”) offered hereby is determined by reference to the closing price of our Common Stock, as of the date in which the Company’s shareholders approved all proposals related to Ironman, which was December 30, 2011.

PLAN OF DISTRIBUTION

The prices at which the shares of Common Stock covered by this prospectus may actually be disposed of may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

Pursuant to the terms of the warrants, the shares of Common Stock will be distributed to those warrant holders who surrender the certificates representing the warrants and provide payment of the exercise price through their brokers to our warrant agent, Continental Stock Transfer & Trust Company.

MANAGEMENT’SDISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and notes thereto included in this prospectus.  Except for the historical information contained herein, the discussion in this prospectus contains certain forward-looking statements that involve risk and uncertainties, such as statements of the Company’s plans, objectives, expectations and intentions as of the date of this filing.  The cautionary statements made in this document should be read as being applicable to all related forward-looking statements wherever they appear in this document.  The Company’s actual results could differ materially from those discussed here.  Factors that could cause differences include those discussed in the “Risk Factors” section as well as discussed elsewhere herein.

Background

IGC, a Maryland corporation, was organized on April 29, 2005 as a blank check company formed for the purpose of acquiring one or more businesses with operations primarily in India through a merger, capital stock exchange, asset acquisition or other similar business combination or acquisition.  On March 8, 2006, we completed an initial public offering.  On February 19, 2007, we incorporated India Globalization Capital, Mauritius, Limited (IGC-M), a wholly owned subsidiary, under the laws of Mauritius.  On March 7, 2008, we consummated the acquisition of 63% of the equity of Sricon Infrastructure Private Limited (Sricon) and 77% of the equity of Techni Bharathi Limited (TBL).  The shares of the two Indian companies, Sricon and TBL, are held by IGC-M.

Most of the shares of Sricon and TBL acquired by IGC were purchased directly from the companies.  IGC purchased a portion of the shares from the existing owners of the companies.  The founders and management of Sricon own 78% of Sricon (after giving effect to the deconsolidation described below) and the founders and management of TBL own 23% of TBL.  Subsequent to the acquisitions, IGC borrowed, through an intermediary, approximately $17.9 million from Sricon.

The acquisitions were accounted for under the purchase method of accounting.  Under this method of accounting, for accounting and financial purposes, IGC-M, Limited was treated as the acquiring entity and Sricon and TBL as the acquired entities.  However since no premium was paid for the acquisition of these entities and since these entities had no operations at the time of purchase, there was no goodwill recorded on acquisition relating to these entities.

On February 19, 2009, IGC-M beneficially purchased 100% of IGC Mining and Trading, Limited based in Chennai India.  IGC-IMT was formed on December 16, 2008 as a privately held start-up company engaged in the business of mining and trading.  Its current activity is to operate a shipping hub and to export iron ore to China.  On July 4, 2009, IGC-M beneficially purchased 100% of IGC Materials, Private Limited, and 100% of IGC Logistics, Private Limited.  Both these companies are based in Nagpur, India, which will be involved in the transport and delivery of ore, cement, aggregate and other material.  Each of IGC-IMT, IGC-MPL and IGC-LPL were formed by third parties at the behest of IGC-M to facilitate the creation of the subsidiaries, and the purchase price paid for each of IGC-IMT.  IGC-MPL and IGC-LPL was equal to the expenses incurred in incorporating the respective entities with no premium paid.  No officer or director of IGC had a financial interest in the subsidiaries at the time of their acquisition by IGC-M.

Effective October 1, 2009, we decreased our ownership in Sricon Infrastructure from 63% to 22.3%.  On or about March 7, 2008 we consummated the Sricon Acquisition by purchasing 63% for about $29 million (based on an exchange rate of 40 INR for $1 USD).  We subsequently borrowed around $17.9 million (based on 40 INR for $1 USD).  Throughout 2008 and 2009, we expanded our business offerings beyond construction to include a rapidly growing materials business.  We have repositioned the company as a materials and construction company, with construction activity in our TBL subsidiary and materials activity in our other subsidiaries.  Rather than continue to owe $17.9 million, and more importantly, continue to fund two construction companies, we decreased our ownership in Sricon from 63% to 22.3% in exchange for a reduction in our loan.  The impact of this is that our corresponding ownership is a non-controlling interest.  The deconsolidation of Sricon from the balance sheet of IGC resulted in reducing the assets on our balance sheet and a one-time charge to our income statement. Currently we continue to monitor Sricon and we are engaged in settlement talks with them whereby we can exit the investment entirely by selling our holdings back to Sricon.

On December 30, 2011, IGC acquired a 95% equity interest in Linxi HeFei Economic and Trade Co. aka Linxi H&F Economic and Trade Co., a People’s Republic of China-based company (“PRC Ironman”) by acquiring 100% of the equity of H&F Ironman Limited, a Hong Kong company (“HK Ironman”).  Unless it is necessary to specify which company in China we are referring to, PRC Ironman or HK Ironman, we will collectively refer to both as Ironman throughout this prospectus.  The registered capital of PRC Ironman is RMB 2,000,000 equaling to $273,800, in which Mr. Zhang Hua took 80% and Mr. Xu Jianjun took the remaining 20%.  Mr. Zhang Hua and Mr. Xu Jiajun transferred 75% and 20% respectively to HK Ironman on January 18, 2011. Thus, as of March 31, 2011, 95% of the Company’s registered capital was held by HK Ironman.

Unless the context requires otherwise, all references in this prospectus to the “Company”, “IGC”, “IGC Inc.”, “we”, “our”, and “us” refer to India Globalization Capital, Inc., together with its wholly owned subsidiaries IGC-M, and its direct and indirect subsidiaries (TBL, IGC-IMT, IGC-MPL and IGC-LPL) and HK Ironman, Ltd. and its direct subsidiary PRC Ironman, and Sricon, in which we hold a non-controlling interest.  India Globalization Capital, Inc. (the Registrant, the Company or we) and its subsidiaries are significantly engaged in one segment, infrastructure construction.

Overview

In response to the increased demand for infrastructure-related construction in India and China, IGC’s focus is to supply construction materials in India and to China as well as execute infrastructure projects.  We do this entirely through our subsidiaries.  Based on the past several years of purchasing and projected need in the near future for infrastructure projects, IGC’s management believes that strong demand for iron ore in India and in China will continue over the medium and long term, as both countries become leading global economies.  IGC’s management believes that though China’s appetite for iron ore will continue to be strong, other countries, including countries that have iron ore to export, especially India will eventually restrict the export of high-grade iron ore, as it will be required for internal use.  However, IGC believes that this restriction will not likely be made on low-grade iron ore, as restricting both would mean a substantial curtailment of much needed foreign exchange and export revenue.  We are pursuing joint venture partnerships with mine owners and have applied for licenses to mine iron ore in India.  We have customers in India and China and are exploring other regional opportunities.  We also actively continue to pursue joint venture partnerships with mine owners for acquisition of mines and mining rights and have started materializing our efforts by acquiring PRC Ironman thru HK Ironman in China.  IGC’s acquisition of Ironman would allow IGC to adopt an aggressive strategy of shipping low-grade ore to China and processing it there into high-grade ore.  IGC’s management believes the Acquisition will add substantial synergies to IGC’s iron ore business, as well as develop a strong base in China.

We are a materials and construction company offering a suite of services including: 1) the export of iron ore to China and supply of ore to the Indian markets, 2) operations and supply of rock aggregate, and 3) the civil construction of roads and highways.  Our present and past clients include various Indian government organizations and steel mills in China.  Including our subsidiaries, we have approximately 251 employees and contractors.  We are focused on building out rock aggregate quarries, setting up relations and export hubs for the export of iron ore to China and winning construction contracts.  Our business model is as follows:

●	We beneficiate (i.e., subject to a process or treatment, with the aim of readying the iron ore for market in a higher grade) and supply iron ore to China and trade in order in the Indian markets.
●	We supply rock aggregate to the construction industry in India and trade in other construction materials in the Indian markets, and
●	We bid and execute construction and engineering contracts.

Our expansion plans include building out 10 rock aggregate quarries to create a one-stop shop for rock aggregate (a business currently not prevalent in India); obtaining licenses for the mining of iron ore in India and acquiring other mines and beneficiation plants in order to fill customer orders from China; and winning and executing construction contracts.  We now operate a beneficiation plant through our subsidiary in China, Ironman.  We mine, extract and process high-grade iron ore from the sand located in the hills of Inner Mongolia.  We currently operate on an area of 2.2 square kilometers.  In addition, we recently acquired 1.33 square kilometers of mining land.  We currently operate one beneficiation plant and we are in the process of building a second more advanced plant on the newly acquired site.

Ironman’s plant extracts iron ore from the sand by using two processes.  The first process is a dry separation process.  Trucks of sand are poured into a separator that employs 19 magnets.  The magnets separate the sand from the iron ore.  In one day, Ironman may process as much as 30,000 tons of sand through the dry separators.  The second process is a wet process, which involves mixing the processed sand and ore with water and then using magnets to separate the ore from the slurry.  About 70 trucks of sand are ultimately beneficiated into one truck of high-grade ore.  The entire process is continuous and runs during daylight.  The sand that is separated from the ore is redistributed to the hills.  The water is filtered and reused up to three times before pumping it to grass, plants and shrubs that are planted in the hills to create a sustainable environment.  Ironman maintains an English language web site at www.hfironman.net.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America.  The preparation of these financial statements requires us to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  These items are regularly monitored and analyzed by management for changes in facts and circumstances, and material changes in these estimates could occur in the future.  These estimates include, among others, our revenue recognition policies related to the proportional performance and percentage of completion methodologies of revenue recognition of contracts and assessing our goodwill for impairment annually.  Changes in estimates are recorded in the period in which they become known.  We base our estimates on historical experience and various other assumptions that we believe are reasonable under the circumstances.  Actual results will differ and may differ materially from the estimates if past experience or other assumptions do not turn out to be substantially accurate.

Our significant accounting policies are presented within Note 2 to our consolidated financial statements and the following summaries should be read in conjunction with the unaudited consolidated financial statements and the related notes included in this prospectus.  While all accounting policies impact the financial statements, certain policies may be viewed as critical.  Critical accounting policies are those that are both most important to the portrayal of financial condition and results of operations and that require management’s most subjective or complex judgments and estimates.  Our management believes the policies that fall within this category are the policies on revenue recognition, accounting for stock-based compensation, goodwill and income taxes.

Revenue Recognition

The majority of the revenue recognized for the three months ended December 31, 2011 and 2010 was derived from the Company’s subsidiaries, when all of the following criteria have been satisfied:

Revenue is recognized when persuasive evidence of an arrangement exists, the sales price is fixed or determinable and collectability is reasonably assured.  In government contracting, the Company recognizes revenue when a government consultant verifies and certifies an invoice for payment.

Revenue from sale of goods is recognized when substantial risks and rewards of ownership are transferred to the buyer under the terms of the contract.

For the sale of goods, the timing of the transfer of substantial risks and rewards of ownership is based on the contract terms negotiated with the buyer, e.g., FOB or CIF.  IGC considers the guidance provided under Staff Accounting Bulletin (“SAB”) 104 in determining revenue from sales of goods.  Considerations have been given to all four conditions for revenue recognition under that guidance.  The four conditions are:

●	Contract – Persuasive evidence of our arrangement with the customers;
●	Delivery – Based on the terms of the contracts, the Company assesses whether the underlying goods have been delivered and therefore the risks and rewards of ownership are completely transferred;
●	Fixed or determinable price – The Company enters into contracts where the price for the goods being sold is fixed and not contingent upon other factors.
●	Collection is deemed probable – At the time of recognition of revenue, the Company makes an assessment of its ability to collect the receivable arising on the sale of the goods and determines that collection is probable.

Revenue for any sale is recognized only if all of the four conditions set forth above are met.  These criteria are assessed by the Company at the time of each sale.  In the absence of meeting any of the criteria set out above, the Company defers revenue recognition until all of the four conditions are met.

Revenue from construction/project related activity and contracts for supply/commissioning of complex plant and equipment is recognized as follows:

a)	Cost plus contracts: Contract revenue is determined by adding the aggregate cost plus proportionate margin as agreed with the customer and expected to be realized.
b)
Fixed price contracts: Contract revenue is recognized using the percentage completion method and the percentage of completion is determined as a proportion of cost incurred-to-date to the total estimated contract cost.  Changes in estimates for revenues, costs to complete and profit margins are recognized in the period in which they are reasonably determinable.

•
In many of the fixed price contracts entered into by the Company, significant expenses are incurred in the mobilization stage in the early stages of the contract.  The expenses include those that are incurred in the transportation of machinery, erection of heavy machinery, clearing of the campsite, workshop ground cost, overheads, etc.  All such costs are booked to deferred expenses and written off over the period in proportion to revenues earned.

•
Where the modifications of the original contract are such that they effectively add to the existing scope of the contract, the same are treated as a change orders.  On the other hand, where the modifications are such that they change or add an altogether new scope, these are accounted for as a separate new contract.  The Company adjusts contract revenue and costs in connection with change orders only when they are approved by both, the customer and the Company with respect to both the scope and invoicing and payment terms.

•
In the event of claims in our percentage of completion contracts, the additional contract revenue relating to claims is only accounted after the proper award of the claim by the competent authority.  The contract claims are considered in the percentage of completion only after the proper award of the claim by the competent authority.

Full provision is made for any loss in the period in which it is foreseen.

Revenue from service related activities and miscellaneous other contracts are recognized when the service is rendered using the proportionate completion method or completed service contract method.

Employee Stock Options or Share Based Payments

On April 1, 2009, the Company adopted ASC 718, “Compensation-Stock Compensation” (previously referred to as SFAS No. 123 (revised 2004), Share Based Payment).  ASC 718 requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values.  As of December 31, 2011, the Company had granted 78,820 shares of Common Stock and a total of 2,783,450 stock options (1,413,000 granted in 2009 and 1,370,450 stock options granted during the three months ended June 30, 2011) to its directors and employees.  All of the options vested fully on the date of the grant.  The exercise price of each of the options is $1.00 and $0.56 per share, respectively, and each of the options will expire on May 13, 2014 and June 27, 2016, respectively.  The aggregate fair value of the underlying stock on the grant date was $39,410 and the fair value of the stock options on the grant dates was $90,997 and $235,267, respectively.  As of December 31, 2011, an aggregate of 116,030 shares of Common Stock remain available for future grants of options or stock awards under the 2008 Omnibus Plan.

The fair value of stock option awards is estimated on the date of grant using a Black-Scholes Pricing Model with the following assumptions for options awarded as of December 31, 2011:

Expected life of options	Granted in 2009	Granted in June 2011 quarter
	5 years	5 years
Vested options	100%	100%
Risk free interest rate	1.98%	4.10%
Expected volatility	35.35%	83.37%
Expected dividend yield	Nil	Nil

The volatility estimate was derived using historical data for the IGC stock.

Goodwill

Goodwill represents the excess cost of an acquisition over the fair value of our share of net identifiable assets of the acquired subsidiary at the date of acquisition.  Goodwill on acquisition of subsidiaries is disclosed separately.  Goodwill is stated at cost less impairment losses incurred, if any.

The Company adopted the provisions of Accounting Standards Codification (“ASC”) 350, “Intangibles – Goodwill and Others” (previously referred to as SFAS No. 142, "Goodwill and Other Intangible Assets"), which sets forth the accounting for goodwill and intangible assets subsequent to their acquisition.  ASC 350 requires that goodwill and indefinite-lived intangible assets be allocated to the reporting unit level, which the Company defines as each subsidiary.  ASC 350 also prohibits the amortization of goodwill and indefinite-lived intangible assets upon adoption, but requires that they be tested for impairment at least annually, or more frequently as warranted, at the reporting unit level.

As per ASC 350-20-35-4 through 35-19, the impairment testing of goodwill is a two-step process.  The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill.  If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired, thus the second step of the impairment test is unnecessary.  If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test shall be performed to measure the amount of impairment loss, if any.  The second step of the goodwill impairment test, used to measure the amount of impairment loss, compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill.  If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss shall be recognized in an amount equal to that excess.  The loss recognized cannot exceed the carrying amount of goodwill.  After a goodwill impairment loss is recognized, the adjusted carrying amount of goodwill shall be its new accounting basis.  Subsequent reversal of a previously recognized goodwill impairment loss is prohibited once the measurement of that loss is completed.

In ASC 350.20.20, a reporting unit is defined as an operating segment or one level below the operating segment.  A component of an operating segment is a reporting unit if the component constitutes a business for which discrete financial information is available and segment management regularly reviews the operating results of that component.  The Company has determined that IGC operates in a single operating segment.  While the CEO reviews the consolidated financial information for the purposes of decisions relating to resource allocation, the CFO, on a need basis, looks at the financial statements of the individual legal entities in India for the limited purpose of consolidation.  Given the existence of discrete financial statements at an individual entity level in India, the Company believes that each of these entities constitute a separate reporting unit under a single operating segment.

Therefore, the first step in the impairment testing for goodwill is the identification of reporting units and the allocation of goodwill to these reporting units.  Accordingly, TBL, which is one of the legal entities, is also considered a separate reporting unit and therefore the Company believes that the assessment of goodwill impairment at the subsidiary level, which is also a reporting unit, is appropriate.

The analysis of fair value is based on the estimate of the recoverable value of the underlying assets.  For long-lived assets such as land, the Company obtains appraisals from independent professional appraisers to determine the recoverable value.  For other assets such as receivables, the recoverable value is determined based on an assessment of the collectability and any potential losses due to default by the counter parties.  Unlike goodwill, long-lived assets are assessed for impairment only where there are any specific indicators for impairment.

Income Taxes

The Company accounts for income taxes under the asset and liability method, in accordance with ASC 740, Income Taxes, which requires an entity to recognize deferred tax liabilities and assets.  Deferred tax assets and liabilities are recognized for the future tax consequence attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases and operating loss and tax credit carry forwards.  Deferred tax assets and liabilities are measured using the enacted tax rate expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.  A valuation allowance is established and recorded when management determines that some or all of the deferred tax assets are not likely to be realized and therefore, it is necessary to reduce deferred tax assets to the amount expected to be realized.

In evaluating a tax position for recognition, management evaluates whether it is more-likely-than-not that a position will be sustained upon examination, including resolution of related appeals or litigation processes, based on technical merits of the position.  If the tax position meets the more-likely-than-not recognition threshold, the tax position is measured and recognized in the Company’s financial statements as the largest amount of tax benefit that, in management’s judgment, is greater than 50% likely of being realized upon settlement.  As of December 31, 2011 and 2010, there was no significant liability for income tax associated with unrecognized tax benefits.

The issuance by IGC of its Common Stock to HK Ironman stockholders in exchange for HK Ironman stock, as contemplated by the stock purchase agreement (“Stock Purchase Agreement”) between the Company, HK Ironman, PRC Ironman and their stockholders, generally will not be a taxable transaction to U.S. holders for U.S. federal income tax purposes.  It is expected that IGC and its stockholders will not recognize any gain or loss for U.S. federal income tax purposes.

Results of Operations

Three Months Ended December 31, 2011 Compared to Three Months Ended December 31, 2010

Revenue - Total revenue was $987 thousand for the three months ended December 31, 2011, as compared to $484 thousand for the three months ended December 31, 2010.  The primary reason for the increase in revenues of $503 thousand is the increased focus in the domestic trading of steel in the current quarter.  The corresponding period in the previous year was impacted by the ban imposed on the export of iron ore from the state of Karnataka, India.  While the regulatory restrictions continue, we have, in the current quarter, focused our attention to other avenues of revenue generation.

Cost of Revenue (excluding depreciation and amortization) – Cost of revenue is exclusive of depreciation and amortization.  Cost of revenue consists primarily of compensation and related fringe benefits for project-related personnel, department management and all other dedicated project related costs and indirect costs.  It also includes the cost associated with buying raw materials for the two primary revenue generating activities of the Company during the current quarter – trading of steel and rock aggregates.  Cost of revenue for the three months ended December 31, 2011 was about $1,024 thousand as compared to $457 thousand for the three months ended December 31, 2010.  The increase in cost of revenue as a percentage of revenue from 94.48% to 103.85% is primarily due to the focus on the trading of steel at slightly lower margins and the existence of fixed costs, which continue to be incurred irrespective of the volumes.

Selling, General and Administrative - Selling, general and administrative expenses were $969 thousand for the three months ended December 31, 2011 compared to $1,055 thousand for the three months ended December 31, 2010.  In this quarter, we included $400 thousand of one-time charges related to the acquisition of Ironman.  The selling, general and administrative expenses are generally fixed in nature and include travel, rent, consultancy charges, insurance and legal and professional fees.

Depreciation – The depreciation expense was $42 thousand in the three months ended December 31, 2011, as compared to $462 thousand in the three months ended December 31, 2010.

Interest and other financial expense – The interest expense and other financial expense for the three months ended December 31, 2011 were $174 thousand compared to $308 thousand for the three months ended December 31, 2010.  The interest expense for the two periods primarily relates to the interest recorded on the debt that has been incurred by the parent company.  The decrease in interest payments is due to a decrease in the outstanding debt.  Most of the interest expense continues to be non-cash.  If the Company raises additional equity capital and uses the proceeds to repay the existing long term debt, we expect a significant reduction in this interest expense.  However, there is currently no guarantee that the Company would be in a position to do this.

Other income – Other income primarily consists of foreign exchange gain arising from the restatement of the inter-company receivables denominated in Indian rupees in relation to payables to the U.S. entity.  The significant loss of $716 thousand incurred in the current quarter is primarily attributable to the unrealized exchange losses arising from the restatement of the rupee denominated receivables from the subsidiary companies in the books of the parent company (IGC), whose functional currency is the USD.

Share in profit of joint venture – For the three months ended December 31, 2011, the Company has recorded a loss amounting to $34 thousand resulting from its share in the joint venture that is reflected as another investment in the balance sheet.  The joint venture primarily operates in the rock aggregate crushing and trading business.  We are also entitled to an interest on the capital that is invested in this joint venture.  During the three months ended December 31, 2011, we have earned interest amounting to $25 thousand, which has been recorded separately from the share in profit as interest income.  The joint venture operates one crusher and for the three months ended December 31, 2011, it has generated revenue approximating to $879 thousand, which is not reflected in the consolidated revenue.

Income tax benefit/(expense) – For the three months ended December 31, 2011, the Company has not recorded any income tax benefit or expense.  The Company continues to incur losses on its operations, which have resulted in taxable losses.  Therefore, in the absence of any taxable gain, the Company has not recorded an income tax expense.  Further, given that the Company has significant carry forward losses, as a matter of prudence, the Company has created a full valuation allowance on all the deductible differences including carry forward losses.  However, the Company continues to believe that these would be recoverable in the future.  For the three months ended December 31, 2010, the Company recorded a net income tax benefit of $20 thousand, which primarily related to the tax assets created in respect of the Indian subsidiaries for the differences between the book base and tax base of assets and liabilities.

Consolidated Net Income (loss) – Consolidated net loss for the three months ended December 31, 2011 was $1,914 thousand compared to a consolidated net loss of $1,762 thousand for the three months ended December 31, 2010. The consolidated net loss of $1,914 thousand for the three months ended December 31, 2011 includes a total loss of $1,218 thousand of which $400 thousand was related to the acquisition of Ironman and $818 thousand relates to foreign exchange translation losses.

Nine Months Ended December 31, 2011 Compared to Nine Months Ended December 31, 2010

Revenue – Total revenue was $2,959 thousand for the nine months ended December 31, 2011, as compared to $3,294 thousand for the nine months ended December 31, 2010.  The lower revenue in 2011 is due to curtailed operations in the iron ore business because of an export ban imposed by the state of Karnataka, India.

Cost of Revenue (excluding depreciation and amortization) – Cost of revenue is exclusive of depreciation and amortization.  Cost of revenue consists primarily of compensation and related fringe benefits for project-related personnel, department management and all other dedicated project related costs and indirect costs.  It also includes the cost associated with buying raw materials.  Cost of revenue for the nine months ended December 31, 2011 was $2,903 thousand compared to $3,054 thousand for the nine months ended December 31, 2010.

Selling, General and Administrative – Selling, general and administrative expenses were $2,354 thousand for the nine months ended December 31, 2011 compared to $2,399 thousand for the nine months ended December 31, 2010.  In the quarter ended December 31, 2011, we included $400 thousand of one-time charges related to the acquisition of Ironman.  The decrease in selling, general and administrative expenses during the current period is primarily due to the reduction of many variable expenses, such as travel, in line with the reduction in the revenue.  The decrease is however offset by an increase due to the issuance of stock options to certain managerial employees, amounting to $235 thousand, and to an increase in certain legal and accounting expenses arising from the Acquisition of Ironman.

Interest and other financial expenses – The interest expense and other financial expenses for the nine months ended December 31, 2011 were $624 thousand as compared to $1,075 thousand for the nine months ended December 31, 2010.  The corresponding period in the previous year included a cost amounting to $356 thousand on account of restructuring of certain notes payable, which was not incurred in the current year.  The balance interest expense for the two periods primarily relates to the interest recorded on the debt that has been incurred by the parent company.  The decrease in interest payments is due to a decrease in the outstanding debt.  Most of the interest expense continues to be non-cash.  If the Company raises additional equity capital and uses the proceeds to repay the existing long-term debt, we expect a significant reduction in this interest expense.  However, there is currently no guarantee that the Company would be in a position to do this.

Income tax benefit/(expense) – There was no  provision for income taxes in the nine months period ended December 31, 2011 compared to a tax benefit of $475 thousand for the same period in 2010.

Consolidated Net Income (loss) – Consolidated net loss for the nine months ended December 31, 2011 was $3,583 thousand compared to a consolidated net loss of $3,212 thousand for the nine months ended December 31, 2010.  The consolidated net loss of $3,583 thousand for the nine months ended December 31, 2011 includes a total loss of $1,453 thousand of which $400 thousand was related to the Acquisition of Ironman, $818 thousand relates to foreign exchange translation losses and $235 thousand relates employee stock options.

Off-Balance Sheet Arrangements

We do not have any investments in special purpose entities or undisclosed borrowings or debt.

Liquidity and Capital Resources

This liquidity and capital resources discussion compares the consolidated company financial condition for the nine-month period between March 31, 2011 and December 31, 2011 and the nine-month period between March 31, 2010 and December 2010.

Cash used for operating activities from continuing operations is our net loss adjusted for certain non-cash items and changes in operating assets and liabilities.  During the period from March 31, 2011 to December 31, 2011, cash used for operating activities was $1,198 thousand.  During the period between March 31, 2010 to December 31, 2010, cash used for operating activities was $2,207 thousand.  The uses of cash in the nine months ended December 31, 2011 relate primarily to the payment of general operating expenses of our subsidiary companies.  The losses from our operations have primarily contributed to this utilization of cash for our operations.  The significant contributor to the reduced cash out flow during the period between March 31, 2011 and December 31, 2011 is the realization of some of the accounts receivables and other long-term deposits.

During the nine months ended December 31, 2011, investing activities from continuing operations provided $4,230 thousand of cash as compared to $8 thousand provided during the same period in 2010.  The cash from investing activity comes primarily from the cash inflow arising from the Acquisition.  The entire settlement of purchase consideration until date has been done through the issuance of IGC’s Common Stock.  The inflow of cash was primarily due to release of restricted cash during the nine months mentioned above, amounting to $1,554 thousand.

Financing cash flows from continuing operations generally consist of transactions related to our debt and equity structure.  The cash inflow from financing activities for the March 31, 2011 to December 31, 2011 period amounted to $8 thousand.  In the nine months ended December 31, 2010, financing activities provided approximately $2,823 thousand.

We have financed our operations primarily through sales of IGC’s shares of Common Stock.  We raised about $3.9 million capital through sale of our Common Stock during the year ended March 31, 2011.  We raised such capital primarily for funding our working capital requirements and day-to-day operations.  Our operations have not generated sufficient cash during the nine months ended December 31, 2011 due to a significant loss in revenues from our iron ore and mining business.  Such loss in revenues happened mainly because of the ban on export of low-grade iron ore to China and the closure of ports and mines in Karnataka, India.  Income loss on this count is the main reason for the net cash used in operating activities.  While a significant part of the costs associated with revenue also decreased in line with revenue, we had some fixed costs, which did not reduce proportionately leading to a decline in our operating profits.  During the March 31, 2011 to December 31, 2011 period, net cash used for investing activities is not material.  The Acquisition in the third quarter is expected to generate positive cash inflow from operations in the subsequent periods.

Our future liquidity needs will depend on, among other factors, stability of construction costs, interest rates, and a continued increase in infrastructure contracts in India and China.  We believe that our current cash balances, anticipated operating cash flow and potential cash from claims are adequate to sustain the Company, but not to fuel rapid growth commensurate with the opportunities before us.

In addition to the existing cash balances, we have about $182 thousand in restricted cash and about $5.97 million in receivables and claims.  Although some of these claims were awarded in arbitration and the amounts are contractually due to us, we have not yet received payment from the clients.  The amounts have been due for over one year.  In the event we were to classify these receivables as long term, or we fail to collect the amounts, or we fail to win the release of restricted cash in the next few months, we will have a working capital deficit and may be required to raise additional capital through debt or equity financing.  There can be no assurance that we would be able to do so.  We have and continue to take measures to constrain growth until we have visibility into increased liquidity.  As of now, our bank lines in India have been reduced to amounts borrowed and outstanding.  We continue to explore funding sources including negotiated settlement of accounts receivable, settlement of claims, bank lines, equity, convertible debentures and debt.  However, there can be no assurance that we will be able to access additional credit facilities.  Our strategy is to develop businesses that have a very short receivable cycle like the export of ore to China and the sale of rock aggregate and to aggressively collect our outstanding receivables and claims.

Purchasers of our Common Stock in our At-The-Market offering after July 14, 2010 and the purchasers of our Common Stock and warrants in our December 2010 offering had rescission rights with respect to such purchases but such rights have expired.

Repatriation of funds from India requires obtaining clearances from the Reserve Bank of India (RBI).  This process can take three to four months to complete.  We have compiled all the necessary information for the application, including obtaining the Foreign Inward Remittance Certificates (FIRC) from all our banks, for all our Indian subsidiaries, and initiated the process of applying to the RBI for permission.  We have retained an Indian Foreign Exchange Expert to help with the process.

Fiscal year ended March 31, 2011 compared to fiscal year ended March 31, 2010

The following table presents an overview of our results of operations for the fiscal years ended March 31, 2011 and 2010:

	Year ended March 31,
	2011 (as restated)	2010 (as restated)	Change	Percentage
Revenues	$4,073,919	$17,897,826	$(13,823,907)	-77.24%
Cost of revenues	(3,914,655)	(15,671,840)	11,757,185	-75.02%
Selling, General and Administrative expenses	(7,283,089)	(5,614,673)	(1,668,416)	29.72%
Depreciation	(785,066)	(603,153)	(181,913)	30.16%
Impairment loss – goodwill	(5,792,849)	-	(5,792,849)	100.00%
Impairment loss – investment	(2,184,599)	-	(2,184,599)	100.00%
Operating income (loss)	(15,886,339)	(3,991,840)	(11,894,499)	297.97%
Interest and other financial expenses	(1,587,237)	(1,577,902)	(9,335)	0.59%
Interest Income	262,826	210,097	52,729	25.10%
Other Income	301,182	281,782	19,400	6.88%
Loss on dilution of stake in Sricon	-	(2,856,088)	2,856,088	-100.00%
Equity in earnings of affiliates	-	16,446	(16,446)	-100.00%
Income before income taxes and minority interest	(16,909,568)	(7,917,505)	(8,992,063)	113.57%
Income taxes benefit/(expense)	(4,100,225)	3,109,704	7,209,929	231.85%
Income after income taxes	$(21,009,793)	$(4,807,801)	$(16,201,992)	336.99%

Revenue - Total revenue is $4.07 million for the year ended March 31, 2011, as compared to $17.90 million for the year ended March 31, 2010.  The primary reasons for the decrease in revenues of $13.83 million include:

•
One of the former subsidiaries of the Company -Sricon- was deconsolidated due to a stake sale effective October 1, 2009. The revenue attributable to Sricon for the year ended March 31, 2010 was $3.1 million (which constituted revenues for the six months ended September 30, 2009 prior to the deconsolidation) which was not recorded in the current year.

•
Decrease in revenue from the infrastructure business amounting to $3.92 million primarily on account of claims awarded in the previous year, which was recorded as revenue.  There were no such claims awarded during the current year.

•
Decrease in revenue from the iron ore and mining businesses amounting to $7.84 million primarily on account of the ban on export of low grade iron ore to China and closure of ports and mines in Karnataka as explained earlier in the risk factors.

This decrease is partially offset by an increase amounting to $1.3 million on account of the trading business in rock aggregate and other construction materials.

Cost of Revenue - Cost of revenue is exclusive of depreciation and amortization.  It consists primarily of compensation and related fringe benefits for project-related personnel, department management and all other dedicated project related costs and indirect costs.  Cost of revenue for the year ended March 31, 2011 decreased by $11.8 million, compared to the year ended March 31, 2010.  This decrease is substantially in line with the decrease in revenue as explained above.

Cost of revenue as a percentage of revenue has increased from 87.56% in the previous year to 96.09% in the current year.  This increase is on account of the significant decline in the iron ore business in the current year.

The difference between our revenues and cost of revenues decreased by $2.07 million or 93% to $0.16 million for the year ended March 31, 2011 as compared to $2.23 million for the year ended March 31, 2010.  The principal reason for the decrease in the same during the year ended March 31, 2011 as compared to the previous year was the reduction in revenue during the year as explained above.  As a percentage of revenue, the difference between revenue and cost of revenue was 3.91% and 12.44% for the years ended March 31, 2011 and 2010, respectively.  Even though a significant part of the costs associated with revenue also decreased in line with revenue, we had some fixed costs, which did not reduce proportionately leading to a decline in our gross profit margin.

Selling, General and Administrative expenses – These consist primarily of employee-related expenses, professional fees, other corporate expenses, allocated overhead and provisions and write-offs relating to doubtful and bad debts and advances.  Selling, general and administrative expenses were $7.28 million for the year ended March 31, 2011 compared $5.61 million for the year ended March 31, 2010.  The expenses as a proportion of revenue during the current year were 178.77% as compared to 31.37% in the previous year.  The substantial increase in this proportion was primarily due to:

• Provision relating to the receivable from one of the investee companies – Sricon.  One of the subsidiaries of the Company -TBL- had advanced this loan to Sricon to fund some of the operations.  However due to certain management disputes, the Company the receivable has not been recovered even though the same is due.  The Company intends to pursue the collection of this receivable through appropriate legal recourse in India.  However, due to the uncertainty in the timing and the quantum of collection, the Company in the current year has provided for this receivable amounting to $3.14 million.
•  Write-off of certain bad debts that were considered to be irrecoverable amounting to $1.52 million.

Out of the total write off for the year ended March 31, 2011 amounting to $1.52 million, $1.26 million relates to the sale of ore.  The receivable arose when we shipped ore to a Chinese company.  With almost no warning the Chinese government banned the import of ore below 60% Fe content, except by a few licensed ore dealers.  Our dealer was not one of them.  Given the sudden unanticipated change in the rules, we were forced to sell the ore to another dealer.  The new dealer took possession of the iron ore and the receivable was supposed to be collected within 90 days.  After several months of discussion with the dealer failed to resolve the issue, we decided to write off the amount.  The remaining write-off amounting to $0.26 million relates to sales in the normal course of business arising from the sale of rock aggregate and iron ore.

Excluding the impact of the above write-offs, the selling, general and administrative expenses as a proportion of revenue was 64.37% in the current year as compared to 31.37% in the previous year.  The increase is due to the fixed overheads incurred for the operations that are not proportionate to the revenue generated.

Depreciation – The depreciation expense was $0.7 million in 2011 as compared to $0.6 million in 2010.

Income from operations - Loss from operations increased from $3.99 million for the year ended March 31, 2010 to a loss of $7.91 million for the year ended March 31, 2011, which is an increase of $3.92 million in losses.

Interest and other financial expense – The interest expense for the year ended March 31, 2011 was $1.59 million as compared to $1.58 million for the year ended March 31, 2010.  For the previous year ended March 31, 2010, interest expense relating to Sricon amounting to $0.29 million was recorded in the books of the Company.  As explained earlier, Sricon was deconsolidated effective October 1, 2009 and therefore no such interest expense was recorded in the books during the current year.  However, there is a corresponding increase of $0.28 million in the interest expense primarily due to the modification of the notes payable, which were due in the current year.  The Company has extended the term of repayment for these notes and the consideration for the modification was settled through the issue of equity shares.

Interest income – The interest income for the year ended March 31, 2011 was $0.26 million as compared to $0.21 million for the year ended March 31, 2010.

Impairment loss – investment – During the current year, the Company performed an impairment analysis relating to its investment in Sricon. As a background, the Company sold a majority part of its stake in Sricon effective October 1, 2009. Following the sale, the equity interest of the Company in Sricon was reduced from 63% to 22%.  In the current year, the Company has had a dispute with the management of Sricon.  IGC has therefore moved to a cost basis of accounting for the investment in Sricon given the lack of significant influence in the management of Sricon despite our 22% stake. The Company conducted an impairment test on the investment based on the information available with it and as a result has provided for $2.18 million as impairment loss.

Impairment loss – goodwill – The goodwill balance in the books of the Company is allocated to the TBL reporting unit.  During the current year, in the fourth quarter, the Company performed its annual impairment test on the goodwill balance.  The Company assessed the fair value of the reporting unit based on the recoverable values of the assets and the expected settlement values of its liabilities.  Based on the impairment analysis, the Company has provided for a loss amounting to $5.79 million relating to the goodwill balance for the year ended March 31, 2011.  Factors that influence the analysis include contracts, potential contracts, collection of claims, ability to grow the quarry and ore business, and other factors.

Loss on dilution of stake – The charge for the year ended March 31, 2010 included a significant one-time charge of $2.86 million relating to the deconsolidation of Sricon.  This charge relating to deconsolidation consists of a one-time charge of about $2.10 million, which represents a portion of the other comprehensive income of Sricon that accumulated from the time that IGC acquired 63% of Sricon.  This also consists of a one-time loss of $0.76 million as a result of decreasing our ownership from 63% to 22.3% in Sricon and extinguishing the loan of $17.9 million due to Sricon.

Other income – Other income primarily consists of foreign exchange gain arising from the restatement of the inter-company receivables, denominated in Indian rupees, regarding payables to IGC.  Further during the current year, the Company has re-recorded liabilities relating to the promoters of TBL amounting to approximately $0.26 million.  This liability was disputed by the Company in the previous year and in the current year, based on an internal assessment; the Company has concluded that the same is no longer payable.

Income tax expense – We had an income tax expense of $4.1 million for the year ended March 31, 2011, as compared to an income tax benefit of $3.11 million for the year ended March 31, 2010.  The income tax benefit for the previous year was primarily on account of losses incurred in the previous year, which we believed would be offset against taxable profits in the future years due to the execution of the substantial orders received from China During the current year, considering the continued ban on import of low grade iron ore by China and the shut down on mining and exports from Karnataka, the Company believes that the timing of the execution of the orders is not estimable.  Therefore, from the perspective of prudence the Company has provided a valuation on the entire deferred tax asset balance during the current year resulting in the substantial income tax expense.

We however continue to expect to perform and deliver ore to our customer and earn sufficient taxable income to utilize all the deferred tax assets that we have recorded.  We have not relied on any specific tax planning strategies in the recognition of the deferred tax assets.

Net loss – The Company had a loss of $4.81 million for the year ended March 31, 2010 as compared to a loss of $21.01 million for the year ended 31 March 2011.  This loss was driven primarily by the decision to impair our investment in Sricon as well as the goodwill in TBL, the creation of the valuation allowance on the deferred tax asset, and the decline in revenues during the current year.

Customer Risk

The Company’s customers are the Indian government, state government, private companies, Indian government owned companies and Chinese steel mills and iron ore traders.  Therefore, our business requires that we continue to maintain a pre-qualified status with our clients so we are not disqualified from bidding on future work.  The loss of a significant client may have an adverse effect on the Company.  Disqualification can occur if, for example, we run out of capital to finish contracts that we have undertaken.

Commodity Prices and Vendor Risk

The Company is affected by the availability, cost and quality of raw materials including cement, asphalt, steel, rock aggregate, iron ore and fuel.  The prices and supply of raw materials and fuel depend on factors beyond the control of the Company, including general economic conditions, competition, production levels, transportation costs and import duties.  The Company typically builds contingencies into the contracts, including indexing key commodity prices into escalation clauses.  However, drastic changes in the global markets for raw materials and fuels could affect our vendors, which may create disruptions in delivery schedules that could affect our ability to execute contracts in a timely manner.  We are taking steps to mitigate some of this risk by attempting to control the supply and quality of raw materials.  We do not currently hedge commodity prices on capital markets, which exposes the Company to risks related to high prices.

Labor Risk

The building boom in India and the Middle East (India, Pakistan and Bangladesh export labor to the Middle East) had created pressure on the availability of skilled labor like welders, equipment operators, etc.  This has recently changed with the shortage of financial liquidity and falling oil prices.  However, with the expected increase in infrastructure spending, we expect a shortage of skilled labor.

Compliance, Legal and Operational Risks

We operate under regulatory and legal obligations imposed by the Indian government and U.S. securities regulators.  Those obligations relate, among other things, to the Company’s financial reporting, trading activities, capital requirements and the supervision of its employees.  For example, we file our financial statements in three countries under three different GAAP standards.  Failure to fulfill legal or regulatory obligations can lead to fines, censure or disqualification of management and/or staff and other measures that could have negative consequences for our activities and financial performance.  We are mitigating this risk by hiring local consultants and staff who can manage the compliance in the various jurisdictions in which we operate.  However, the cost of compliance in various jurisdictions could have a negative impact on our future earnings.

Interest Rate Risk

The infrastructure development industry is one in which leverage plays a large role.  A typical contract requires that we furnish an earnest money deposit, a performance guaranty and the ability to discount letters of credit.  Furthermore, most construction contracts demand that we reserve between seven and eleven percent of contract value in the form of bank guaranties and/or deposits.  Finally, as interest rates rise, our cost of capital increases thus impacting our margins.

Exchange Rate Sensitivity

Our Indian subsidiaries conduct all business in Indian rupees with the exception of foreign equipment that is purchased from the U.S. or Europe.  Exchange rates have an insignificant impact on our financial results.  However, as we convert from Indian rupees to USD and subsequently report in U.S. dollars, we may see an impact on translated revenue and earnings.  Essentially, a stronger USD decreases our reported earnings and a weakening USD increases our reported earnings.

In the analysis below, we have compared the reported revenue and expense numbers for Fiscal 2011 with the Fiscal 2010 based on the average exchange rate used for Fiscal 2010 to highlight the impact of exchange rate changes on IGC’s Indian rupee derived revenues and expenses.

	Year ended March 31,
	2011 (current exchange rate)	2011 (previous year exchange rate)	Change	Percentage
Revenues	4,073,919	3,804,790	269,129	6.61%
Total expenses before taxes	(10,912,485)	(10,191,591)	(720,894)	6.61%
	(6,838,566)	(6,386,801)	(451,765)

Foreign Currency Translation

IGC mainly operates in India and a substantial portion of the Company’s sales are denominated in the Indian rupee.  As a result, changes in the relative values of the U.S. dollar and Indian rupee affect revenues and profits as the results are translated into U.S. dollars in the consolidated and pro forma financial statements.

The accompanying financial statements are reported in U.S. dollars.  The Indian rupee is the functional currency for the Company.  The translation of the functional currencies into U.S. dollars is performed for assets and liabilities using the exchange rates in effect at the balance sheet date and for revenues, costs and expenses using average exchange rates prevailing during the reporting periods.  Adjustments resulting from the translation of functional currency financial statements to reporting currency are accumulated and reported as other comprehensive income/(loss), a separate component of shareholders’ equity.

The exchange rates used for translation purposes are as under:

Year	Month end Average Rate (P&L rate)	Year-end rate (Balance sheet rate)
2006-07	INR 45.11 per USD	INR 43.10 per USD
2007-08	INR 40.13 per USD	INR 40.42 per USD
2008-09	INR 46.49 per USD	INR 50.64 per USD
2009-10	INR 47.91 per USD	INR 44.95 per USD
2010-11	INR 44.75 per USD	INR 44.54 per USD

 Recently Issued and Adopted Accounting Pronouncements

Changes to U.S. GAAP are established by the Financial Accounting Standards Board (“FASB”) in the form of accounting standards updates ("ASUs”) to the FASB's Accounting Standards Codification.  The Company considers the applicability and impact of all ASUs.  Newly issued ASUs not listed below are expected to have no impact on the Company’s consolidated financial position and results of operations, because either the ASU is not applicable or the impact is expected to be immaterial.

In January 2010, the FASB issued an amendment to the accounting standards related to the disclosures about an entity's use of fair value measurements.  Under these amendments, entities will be required to provide enhanced disclosures about transfers into and out of the Level 1 (fair value determined based on quoted prices in active markets for identical assets and liabilities) and Level 2 (fair value determined based on significant other observable inputs) classifications, provide separate disclosures about purchases, sales, issuances and settlements relating to the tabular reconciliation of beginning and ending balances of the Level 3 (fair value determined based on significant unobservable inputs) classification and provide greater disaggregation for each class of assets and liabilities that use fair value measurements.  Except for the detailed Level 3 roll-forward disclosures, the new standard was effective for the Company for interim and annual reporting periods beginning after December 31, 2009.  The adoption of this accounting standards amendment did not have a material impact on the Company's disclosure or consolidated financial results.  The requirement to provide detailed disclosures about the purchases, sales, issuances and settlements in the roll-forward activity for Level 3 fair value measurements is effective for the Company for interim and annual reporting periods beginning after December 31, 2010.  The adoption of this accounting standard did not have a material impact on the Company's disclosure or consolidated financial results.

In December 2010, the FASB issued a new accounting standard, which requires that Step 2 of the goodwill impairment test be performed for reporting units whose carrying value is zero or negative.  This guidance is effective for fiscal years beginning after December 15, 2010 and interim periods within those years.  Our adoption of this standard did not have a material impact on the Company's disclosure or consolidated financial results.

In December 2010, the FASB issued new guidance clarifying some of the disclosure requirements related to business combinations that are material on an individual or aggregate basis.  Specifically, the guidance states that, if comparative financial statements are presented, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year occurred as of the beginning of the comparable prior annual reporting period only.  Additionally, the new standard expands the supplemental pro forma disclosure required by the authoritative guidance to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination in the reported pro forma revenue and earnings.  This guidance became effective January 1, 2011.  Our adoption of this standard did not have a material impact on the Company's disclosure or consolidated financial results.  However, it may result in additional disclosures in the event that we enter into a business combination that is material on either an individual or a consolidated basis.

In May 2011, FASB issued ASU No. 2011-04, “Fair Value Measurement: Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS”.  This update defines fair value, clarifies a framework to measure fair value and requires specific disclosures of fair value measurements.  The guidance is effective for interim and annual reporting periods beginning after January 1, 2012 and is required to be applied retrospectively.  The Company does not expect adoption of this guidance to have a material impact on its financial condition or results of operations.

In June 2011, the FASB issued ASU 2011-05, which is now part of ASC 220: “Presentation of Comprehensive Income".  The new guidance will require companies to present the components of net income and other comprehensive income either as one continuous statement or as two consecutive statements.  It eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity.  The standard does not change the items, which must be reported in other comprehensive income.  These provisions are to be applied retrospectively and will be effective for us as of January 1, 2012.  Because this guidance impacts presentation only, it will have no effect on our financial condition, results of operations or cash flows.

BUSINESS

Background of India Globalization Capital, Inc. (IGC)

IGC, a Maryland corporation, organized on April 29, 2005, as a blank check company formed for the purpose of acquiring one or more businesses with operations primarily in India through a merger, capital stock exchange, asset acquisition or other similar business combination or acquisition.  On March 8, 2006, we completed an initial public offering of our Common Stock.  On February 19, 2007, we incorporated India Globalization Capital, Mauritius, Limited (IGC-M), a wholly owned subsidiary, under the laws of Mauritius.  On March 7, 2008, we consummated the acquisition of interests in two companies in India, Sricon Infrastructure Private Limited (“Sricon”) and Techni Bharathi Limited (“TBL”).  Both companies are focused on the infrastructure industry.  Currently, IGC owns 77% of TBL and 22% of Sricon.  The shares of the two Indian companies, Sricon and TBL, are held by IGC-M.  We acquired Sricon by purchasing a 63% interest for approximately $29 million (based on an exchange rate of 40 INR for $1 USD).  Subsequently, we borrowed, through an intermediary company, approximately $17.9 million (based on 40 INR for $1 USD) from Sricon.  The shares of the two Indian companies, Sricon and TBL, are held by IGC-M.  Effective October 1, 2009, we reduced our stake in Sricon from 63% to 22% in consideration for the set off of the loan owed by IGC approximating $17.9 million.

On February 19, 2009, IGC-M beneficially purchased 100% of IGC Mining and Trading Private Limited (IGC-IMT) based in Chennai, India.  IGC-IMT was formed on December 16, 2008, as a privately held start-up company engaged in the business of mining and trading.  Its current activity is to operate shipping hubs and to export iron ore to China from India.  On July 4, 2009, IGC-M beneficially purchased 100% of IGC Materials, Private Limited (IGC-MPL based in Nagpur, India), which conducts IGC’s quarrying business, and 100% of IGC Logistics, Private Limited (IGC-LPL) based in Nagpur, India, which is involved in the transport and delivery of ore, cement, aggregate and other materials.  Each of IGC-IMT, IGC-MPL and IGC-LPL were formed by third parties at the behest of IGC-M to facilitate the creation of the subsidiaries.  The purchase price paid for each of IGC-IMT, IGC-MPL and IGC-LPL was equal to the expenses incurred in incorporating the respective entities with no premium paid.  India Globalization Capital, Inc. (”IGC,” the “Company,” or “we”) and its subsidiaries are engaged in the sale of construction materials, mining, quarrying and construction.

On December 30, 2011, IGC acquired a 95% equity interest in Linxi HeFei Economic and Trade Co. aka Linxi H&F Economic and Trade Co., a People’s Republic of China-based company (“PRC Ironman”) by acquiring 100% of the equity of H&F Ironman Limited, a Hong Kong company (“HK Ironman”).  Unless it is necessary to specify which company in China we are referring to, PRC Ironman or HK Ironman, we will collectively refer to both as Ironman throughout this prospectus.  The registered capital of PRC Ironman is RMB 2,000,000, equaling to USD $273,800, in which Mr. Zhang Hua owned 80% and Mr. Xu Jianjun owned the remaining 20%.  Mr. Zhang Hua and Mr. Xu Jiajun transferred 75% and 20% respectively to HK Ironman on January 18, 2011.  Thus, as of March 31, 2011, 95% of the Company’s registered capital was held by HK Ironman.

IGC operates in India and China geographies specializing in the infrastructure sector.  Operating as a fully integrated infrastructure company, IGC, through its subsidiaries, has expertise in mining and quarrying, road building, and the construction of high temperature plants.  The Company’s medium term plans are to expand each of these core competencies while offering an integrated suite of service offerings to our customers.  The business offerings of the Company include construction as well as a materials business.  The Company’s core businesses are its operations as a materials and construction company.

IGC’s organizational structure is as follows:

Unless the context requires otherwise, all references in this prospectus to the “Company”, “IGC”, “IGC Inc.”, “we”, “our”, and “us” refer to India Globalization Capital, Inc., together with its wholly owned subsidiaries IGC-M and HK Ironman, Ltd. and its direct and indirect subsidiaries (TBL, IGC-IMT, IGC-MPL, IGC-LPL and PRC Ironman) and Sricon, in which we hold a non-controlling interest.

Subsidiaries Overview

IGC Materials, Private Limited (“IGC-MPL”) and IGC Logistics, Private Limited (“IGC-LPL”) are based in Nagpur, India and were incorporated in June 2009.  The two companies focus on infrastructure materials like rock aggregate, bricks, concrete and other building materials, as well as,  logistical support for the transportation of infrastructure materials.  IGC India Mining and Trading (“IGC-IMT”) was incorporated in December 2008 in Chennai, India.  IGC-IMT is focused on the export of iron ore to China as well as the sale of iron ore to customers in India.  IGC-MPL, IGC-LPL and IGC-IMT are all wholly-owned subsidiaries of IGC-M.

TBL was incorporated as a public limited company (but not listed on the stock exchange) on June 19, 1982, in Cochin, India.  TBL is an engineering and construction company engaged in the execution of civil construction, structural engineering projects and trading.  TBL has a focus in the Indian states of Kerala, Karnataka, Assam and Tamil Nadu.  Its present and past clients include various Indian government organizations.

HK Ironman is a Hong Kong-based company incorporated on December 20, 2010 to acquire PRC Ironman.  PRC Ironman was incorporated as Linxi He Fei Economic & Trade Co., Ltd. in China on January 8, 2008.  PRC Ironman is a Sino-foreign equity joint venture (“EJV”) established by both foreign and Chinese investors (i.e., Sino means “China” herein).  HK Ironman owns 95% of PRC Ironman.  PRC Ironman is engaged in the processing and extraction of iron ore from sand and dirt at its beneficiation plant on 2.2 square kilometers of hills in southwest LinXi in the autonomous region of eastern Inner Mongolia, under the administration of Chifeng City, Inner Mongolia, which is located 250 miles from Beijing, 185 miles from Tianjin Port and 125 miles from Jinzhou Port and well connected by roads, planes and railroad.

Our approach is to offer integrated solutions to our customers such as construction services combined with the sale and transportation of materials.

Company Overview

We are a materials and construction company offering a suite of services including: 1) the export of iron ore to China and supply of ore to the Indian markets, 2) operations and supply of rock aggregate, and 3) the civil construction of roads and highways.  Our present and past clients include various Indian government organizations and steel mills in China.  Including our subsidiaries, we have approximately 251 employees and contractors.  We are focused on building out rock aggregate quarries, setting up relations and export hubs for the export of iron ore to China and winning construction contracts.

Our business model is as follows:

1.	We beneficiate and supply iron ore to China and trade in ore in the Indian markets.

2.	We supply rock aggregate to the construction industry in India and trade in other construction materials in the Indian markets, and

3.	We bid and execute construction and engineering contracts.

Our expansion plans include building out 10 rock aggregate quarries to create a one-stop shop for rock aggregate (a business currently not prevalent in India); obtaining licenses for the mining of iron ore in India and acquiring other mines and beneficiation plants in order to fill customer orders from China; and winning and executing construction contracts.

Prices of ore have moved from a high of $180 per ton at the end of 2010 to about $110 per ton at the end of 2011 and appear to be moving back up to the $125-$140 per ton range.  We now operate a beneficiation plant in China through our subsidiary Ironman.  We mine, extract and process high-grade iron ore from the sand located in the hills of Inner Mongolia.  We currently operate on an area of 2.2 square kilometers.  In addition, we recently acquired 1.33 square kilometers of mining land.  At $127 per ton, our total estimated reserves of iron ore is about $550 million.  We currently operate one beneficiation plant and we are in the process of building a second more advanced plant on the newly acquired site.

Ironman’s plant extracts iron ore from the sand by using two processes.  The first process is a dry separation process.  Trucks of sand are poured into a separator that employs 19 magnets.  The magnets separate the sand from the iron ore.  In one day, Ironman may process as much as 30,000 tons of sand through the dry separators.  The second process is a wet process, which involves mixing the processed sand and ore with water and then using magnets to separate the ore from the slurry.  About 70 trucks of sand are ultimately beneficiated into one truck of high-grade ore.  The entire process is continuous and runs during daylight.  The sand that is separated from the ore is redistributed to the hills.  The water is filtered and reused up to three times before pumping it to grass, plants and shrubs that are planted in the hills to create a sustainable environment.  Ironman maintains an English language web site at www.hfironman.net.

Industry Overview

The CIA 2011 World Fact Book estimated the Indian GDP to be approximately $1.43 trillion in 2010.  According to the World Bank, only fifteen economies including India, Mexico and Australia generated more than $1 trillion in GDP in 2010.  According to the CIA 2011 World Fact Book, “strong headline GDP growth and quarter-on-quarter results indicate that the recovery of the Indian economy is robust.  Backed by strong growth of 8.9 percent in the first half of FY2010-11, the economy is estimated to grow by 8.6 percent during the fiscal year.”  The Financial Times noted that a recent Economic Survey of India projected growth at 8.5% in 2010 and 9% in 2011, second only to that of China.  In the next 10 years, according to Kaushal Sampat, president & CEO of Dun & Bradstreet India, the Indian economy is expected to grow from the current size of $1 trillion to more than $5 trillion (the size of Japan’s current economy).

The factors contributing to maintaining the relatively high growth included growth in the agriculture and service industries, favorable demographic dynamics (India has a large youth population that exceeds 550 million), the savings rate, and the spending habits of the Indian middle class.  Other factors that led to growth include: changing investment patterns, increasing consumerism, healthy business confidence, inflows of foreign investment (India ranks #3 in the A.T. Kearney “FDI Confidence Index” for 2010), and improvements in the Indian banking system.

To sustain India’s fast growing economy, infrastructure investment in India is expected to increase to 9 percent of GDP by 2014, up from 5 percent in 2006-07.  This forecast is based on The Indian Planning Commission’s statement in its annual publication that for the Eleventh Plan period (2007-12), a large investment of approximately $494 billion is required for Infrastructure build-out and modernization.  According to the Committee for Infrastructure Financing (India) & Bloomberg News, India expects to spend $475 billion on infrastructure build out through 2012 and beyond.  This industry is one of the largest employers in the country.  The construction industry alone employs more than 30 million people.  According to the Business Monitor International (BMI), by 2012, the construction industry’s contribution to India’s GDP is forecasted to be approximately 17%.

This ambitious infrastructure development mandate by the Indian government will require funding.  The government of India has already raised funds from multi-lateral agencies such as the World Bank and the Asian Development Bank.  The India Infrastructure Company was set up to support projects by guaranteeing up to $2.0 billion annually.  In addition, the Indian government has identified public-private partnerships as the cornerstone of its infrastructure development policy.  The Indian government is also proactively seeking additional FDI and approval is not required for up to 100% of FDI in most infrastructure areas.  According to Indian Prime Minister, Dr. Manmohan Singh, India needs $1 trillion in Infrastructure spending between fiscal years 2011/2012 and 2016/2017.

The Indian government is also permitting External Commercial Borrowings (ECB’s) as a source of financing Indian companies looking to expand existing capacity and incubation for new startups.  ECB’s  include commercial bank loans, buyers' credit, suppliers' credit, securitized instruments such as floating rate notes and fixed rate bonds, credit from official export credit agencies, and commercial borrowings from private sector multilateral financial institutions such as the International Finance Corporation (Washington, DC), ADB, AFIC, CDC, etc.  National credit policies seek to keep an annual cap or ceiling on access to ECB, consistent with prudent debt management.  These policies encourage a greater emphasis on infrastructure projects in core sectors such as power, oil exploration, telecom, railways, roads and bridges, ports, industrial parks, urban infrastructure, and exporting.

On the other hand, the expectation is that China’s industrial revolution promises strong demand of infrastructure materials, like iron ore, for decades to come.  According a Forbes Magazine article of May 5, 2011, the Chinese government announced in March 2011 that they would build 36 million low-income apartment units between 2011 and 2015, with 10 million units planned for construction per year starting in 2011.  Further, Forbes reported that China imported $4.02 billion worth of iron ore and metals from Brazil in the first quarter 2011, though down from $5.2 billion in the fourth quarter, but was nearly double the $2.1 billion in the first quarter of 2010.  Goldman Sachs on May 25, 2011, reported that it was lowering its forecast for China’s economic growth from 10% to 9.4% for 2011 and from 9.5% to 9.2% for 2012.  These projections must also be viewed in a global and slightly longer-term perspective.  According to projections by the Boston Consulting Group (BCG) on May 25, 2010, China’s current $5.9 trillion economy is expected to triple to $17.7 trillion (more than the size of the current U.S. economy) in 20 years.  Even if these projections are lowered, the demand for iron ore, a key ingredient of steel, will continue to be very strong and IGC believes that the current uncertainty in the global markets is an opportune time to increase its iron ore facilities, mines, market share and build stockholder value.

Our operations are subject to certain risks and uncertainties, including among others, dependency on the Indian, Chinese and Asian economy and government policies, competitively priced raw materials, dependence upon key members of the management team, and increased competition from existing and new entrants.  See the Risk Factors section for a discussion of certain of these risks.

Our Securities

The Company has three securities listed on the NYSE Amex: (1) Common Stock, $.0001 par value (ticker symbol: IGC) (“Common Stock”), (2) redeemable warrants to purchase Common Stock (ticker symbol: IGC.WT), and (3) units consisting of one share of Common Stock and two redeemable warrants to purchase Common Stock (ticker symbol: IGC.U).  The units may be separated into Common Stock and warrants.  Each warrant entitles the holder to purchase one share of Common Stock at an exercise price of $5.00.  The warrants issued in our initial public offering that were to expire on March 3, 2011, are now to expire on March 8, 2013 since the Company exercised its right to extend the terms of those warrants.

The registration statement for the initial public offering was declared effective on March 2, 2006.  The Company’s outstanding warrants are exercisable and may be exercised by contacting IGC or the transfer agent, Continental Stock Transfer & Trust Company.  The Company has a right to call the warrants, provided the Common Stock has traded at a closing price of at least $8.50 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the date on which notice of redemption is given.  If the Company calls the warrants, either the holder will have to exercise the warrants by purchasing the Common Stock from the Company for $5.00 or the warrants will expire.

The Company had 12,989,207 shares of Common Stock issued and outstanding as of March 31, 2010.  During the twelve months ended March 31, 2011, the Company also issued 30,000 shares of Common Stock to American Capital Ventures and Maplehurst Investment Group for services rendered and 9,135 shares to Red Chip Companies valued at $8,039 for investor relations related services rendered.

The Company also issued a total of 400,000 shares of Common Stock, as consideration for the extension of the loans under the promissory notes described in Notes Payable during the twelve months ended March 31, 2011.

In February 2011, the Company consummated another transaction with Bricoleur to exchange the promissory note held by Bricoleur for a new note with an extended repayment term.  The Company issued 688,500 shares of Common Stock valued at approximately $419,985 as consideration for the exchange, as discussed in corresponding note.

In March 2011, the Company and Oliveira agreed to exchange the promissory note held by Oliveira for a new note with an extended repayment term and provisions permitting the Company at its discretion to repay the loan through the issuance of equity shares at a stated value over a specific term.  As of December 31, 2011, the Company has issued 1,570,001 shares of Common Stock valued at $798,176 to this debt holder, which constituted an element of repayment of principal as well as the interest in equated installments.

On December 31, 2011, the Company finalized the purchase of HK Ironman pursuant to a stock purchase agreement (the “Stock Purchase Agreement”)that was approved by the shareholders of the Company on that date.  Related to the acquisition of HK Ironman, the Company’s shareholders approved the issuance of 31,500,000 equity shares to the owners of HK Ironman in exchange for 100% of the equity of HK Ironman (refer to Note 3); these shares have been considered as outstanding as of this date.In addition, the Stock Purchase Agreement provides for a contingent payment by IGC to Mr. Chang of $1 million payable within 30 days of closing and upon satisfaction of certain post-closing covenants plus certain contingent payments by IGC to PRC Ironman stockholders, as follows (i) $1.5 million in cash or stock, which is contingent on IGC achieving earnings growth of at least 30% from the previous year’s closing audit (i.e., March 31, 2011); and (ii) $1.5 million in cash or stock, which is contingent on IGC achieving earnings growth of at least 30% from the previous year’s closing audit (i.e., March 31, 2012).  If either of the foregoing annual targets were missed, there would still be a payout of $3 million provided IGC achieves a cumulative earnings growth of 69% between fiscal years 2011 and 2013.  The acquisition of HK Ironman and the offering of the Common Stock pursuant there to was exempt from registration under the Securities Act pursuant to Regulation S of the Securities Act, which exempts private issuances of securities in which the securities are not offered or advertised to the general public and such offering occurs outside of the United States to non-U.S. persons.  No underwriting discounts or commissions were paid with respect to such sale.

Further, as set forth in Note 14 of our Form 10-Q for the quarter ended December 31, 2011, the Company has also issued 2,783,450 stock options to some of its directors and employees pursuant to a stock option plan all of which are outstanding as of December 31, 2011.

Core Business Competencies

As the infrastructures of India and China are built out and modernized, the demand for basic raw materials like stone aggregate but especially iron ore (steel) is very high and expected to increase.  We offer an integrated set of services to our customers based upon several core competencies. This integrated approach provides us with an advantage over our competitors.  Our core business competencies are:

1.	A sophisticated, integrated approach to project modeling, costing, management and monitoring.
2.	In-depth knowledge of southern and central Indian infrastructure development as well as knowledge, history and ability to work in Inner Mongolia and Mongolia.
3.	Knowledge of low cost logistics for moving commodities across long distances in specific parts of India as well as knowledge of logistics in the autonomous region of Inner Mongolia.
4.	In-depth knowledge of the licensing process for mines in Inner Mongolia and southern and central India and for quarries in southern and central India.
5.
Strong relationships with several important construction companies and mine operators in southern and central India and strong relationships at the appropriate levels of government in the autonomous region of Inner Mongolia.

6.	Great access to the sand ore in the hills of Inner Mongolia

Our core business areas are:

1.        Mining and trading.  Our mining and trading activity currently centers on the export of iron ore to China and the resale of iron ore to traders in India.  India is the fourth largest producer of iron ore.  The Freedonia Group projected in May 2010 that China’s $1.15 trillion construction industry would grow 9.1% every year until 2014.  This growth will increase China’s already large demand for steel.  China, which accounted for 648 million metric tons of steel production in 2010, is expected to produce between 690 million and 710 million metric tons in 2011.  As The Wall Street Journal reported, this production is expected to be almost half of total global output.  China is also a net importer of iron ore from Australia, Brazil, India and other countries.  China is the largest mineral trader in the world accounting for 25% of the trading in 2010.  The iron ore and steel global trade in 2010 was about $395 billion and China accounted for $83 billion or 21.1 % of the global trade.

Global prices for iron ore are set through negotiations between China Steel and the large suppliers Rio Tinto, BHP Billiton and Vale.  Once prices are set, the rest of the global markets follow that pricing.  Prices for iron ore have increased about seven fold from 2003 to a high of $180 per metric ton at the end of 2010.  In 2011, iron ore prices have been between $130 and $150 per metric ton.  We believe that IGC is well positioned to provide some Chinese steel mills with the iron ore needed to meet their demand.  Our subsidiary IGC Mining and Trading Private Limited (IGC-IMT), based in Chennai, India, and our subsidiary Ironman are engaged in the iron ore business.  The IGC-IMT has relationships and in some cases agreements with mine owners in Orissa and Karnataka, two of the largest ore mining belts in India.  In addition, it operates facilities at seaports on the west coast of India and to a lesser extent on the east coast of India.  The facilities consist of an office and a plot of land within the port to store iron ore.  IGC-IMP services a customer in China by buying ore from Indian mine owners, transporting it to seaports and then subcontracting stevedores to load the ships.

Ironman is engaged in the processing and extraction of iron ore from sand and dirt at its beneficiation plant on 2.2 square kilometers of hills, which converts low-grade ore to high-grade ore through a dry and wet separation process, provides IGC with a platform in China to expand its business, which includes to ship low-grade iron ore, which is available for export in India, to China and convert the ore to higher-grade ore before selling it to customers in China.  Ironman’s customers include local traders and steel mills near the port of Tianjin and steel mills located there.  This area has excellent access roads consisting of multi-lane highways.  Our staff is experienced in delivering and managing the logistics of ore transport.  Even with the acquisition of Ironman, our share of the iron ore market is less than 1%.  However, we have an opportunity to consolidate and grow our market share in a specific geographic area.

2.        Quarrying rock aggregate.  As Indian infrastructure modernizes, the demand for raw materials like rock aggregate, iron ore and similar resources is projected to increase greatly.  In 2009, according to the Freedonia Group, India was the third largest stone aggregate market in the world.  The report projected that Indian demand for crushed stone will increase to 770 million metric tons in 2013 and 1.08 billion metric tons in 2018.  Our subsidiary, IGC Materials Private Limited (“IGC-MPL”), is responsible for our rock aggregate production.  The subsidiary currently has two quarrying agreements with two separate partners.  The two quarries mined near Nagpur, a city in the state of Maharashtra, India, have approximately 10-11 million metric tons of rock aggregate or about $40,000,000 of reserves at current prices.  With the production of these two quarries, our subsidiary is one of the largest suppliers in the immediate area.  Our share of the overall market in India is currently less than 1%.  However, IGC-MPL has a growing regional presence in the Nagpur area.

All quarrying or mining activities in India require a license.  IGC and its subsidiaries do not directly hold any mining or quarrying licenses and therefore there are no licenses or expenses in connection with acquiring the same being reflected in the consolidated financial statements.  However, Sricon holds licenses and we quarry under licenses held by our partners.  For all quarries, the licenses are granted for two years.  The licenses are automatically renewed for additional periods of two years, provided that all royalty payments and taxes to the Indian government are paid up to date.  IGC-MPL has applied, on its own, for licenses for mining and quarrying.  The process of obtaining a quarrying license is difficult and typically takes between 12-18 months.  The process involves a competitive application process.  As such, while we have applied for licenses, there is no assurance that we will be granted these licenses.  IGC-MPL is also in active negotiations with other land and license owners to expand the number of producing quarries available to it.

3.        Highway and heavy construction.  The Indian government has developed a plan to build and modernize Indian infrastructure.  The Wall Street Journal reported on March 23, 2010 that the government plans to double infrastructure spending from $500 billion to $1 trillion.  It will pay for the expansion and construction of rural roads, major highways, airports, seaports, freight corridors, railroads and townships.  A significant number of our customers are engaged in highway and heavy construction.  Our subsidiary, TBL, a small road building company, is engaged in highway and heavy construction activities.  TBL has constructed highways, rural roads, tunnels, dams, airport runways and housing complexes, mostly in southern states.  TBL, because of its successful execution of contracts, is pre-qualified by the National Highway Authority of India (NHAI) and other agencies.  TBL’s share of the overall Indian construction market is very small.  However, TBL’s prequalification and prior track record provides a way to grow the Company in highway and heavy construction.  Currently, TBL is engaged in the recovery of construction delay claims that it is pursuing against NHAI, the Airport Authority of Cochin and the Orissa State Works.  Our share of the overall market in India is significantly less than 1%.

4.        Construction and maintenance of high temperature plants.  Through our unconsolidated, minority interest in Sricon, we engage in the civil engineering, construction and maintenance of high temperature plants.  Sricon also has the specialized skills required to build and maintain high temperature chimneys and kilns.  Sricon’s share of this market in India is less than 1%.  We currently hold equity in Sricon.  According to the global market researcher eMpulse, the construction industry’s total market size in India is approximately $53 billion.  According to Reuters, India exports about 100 million tons of iron ore per year.  Prices for iron ore have averaged around $140 per metric ton.  The rock aggregate market is India is approximately $3 billion.  As noted above, Sricon’s share of these markets is less than 1%.

The following table sets out the revenue contribution from our subsidiaries:

Subsidiary	Nine months ended December 31, 2011	Nine months ended December 31, 2010
TBL	1%	32%
IGC-IMT	86%	62%
IGC-MPL	13%	5%
IGC-LPL	0%	1%
PRC Ironman	-%	-%
Total	100%	100%

Customers

Our present and past customers include the National Highway Authority of India, several state high way authorities, the Indian railways, private construction companies in India and several steel mills in China, including local traders and steel mills near the port of Tianjin.

Construction contract bidding process

In order to create transparency, the Indian government has centralized the contract awarding process for building interstate roads.  The new process is as follows: at the “federal” level, NHAI publishes a Statement of Work for an interstate highway construction project.  The Statement of Work has a detailed description of the work to be performed, as well as, the completion time frame.  The bidder prepares two proposals in response to the Statement of Work.  The first proposal demonstrates technical capabilities, prior work experience, specialized machinery, manpower required, and other qualifications required to complete the project.  The second proposal includes a financial bid.  NHAI evaluates the technical bids and short-lists technically qualified companies.  Next, the short list of technically qualified companies are invited to place a detailed financial bid and show adequate financial strength in terms of  revenue, net worth, credit lines,  and balance sheets.  Generally, the lowest bid wins the contract.  Additionally, contract bidders must meet several requirements to demonstrate an adequate level of capital reserves:

1)       An earnest money deposit between 2% to 10% of project costs,
2)       A performance guarantee of between 5% and 10%,
3)      An adequate overall working capital, and
4)      Additional capital available for plant and machinery.

Bidding qualifications for larger NHAI projects are set by NHAI and are imposed on each contractor.  As the contractor actually executes larger highway projects, then the contractor may qualify for even larger projects.

Growth strategy and business model

The world’s most commonly used metal is steel.  The key ingredient in steel is iron ore representing almost 95% of all metals used per year worldwide.  Iron ore is the most abundant rock-forming element and composes about 5% of the earth’s crust.  Iron ore is the primary material from which iron and steel products are made.  These products are widely used around the world for structural engineering applications and in maritime purposes, automobiles and general industrial applications.  Consumption of iron ore is constantly growing.  China is currently the largest consumer of iron ore, which translates to be the world's largest steel producing country, and is the largest importer of iron ore and steel.  China imports almost half of the iron ore mined worldwide.  Supply of iron ore comes from China, India, Australia, Brazil and several other parts of the world.  Iron ore is mined from the earth and is the raw material used to make pig iron, which is one of the main raw materials to make steel.  According to an October 26, 2009, Financial Times article, iron ore is “more integral to the global economy than any other commodity, except perhaps oil.”

Industry reports indicate that Chinese steel consumption has continued to grow even through the global economic downturn, as China’s economy only modestly decelerated from its previous multi-year growth trajectory.  Industry experts predict that growth in Chinese consumption is expected to remain a key driver for the global steel industry for a number of years to come.  According to the World Steel Association, world crude steel production was 119 million metric tons (mmt) in January 2011, an increase of 5.3% from January 2010.  In 2010, world crude steel production reached a record 1,414 mmt, up 15% year over year.  China’s crude steel production for January 2011 was 52.8 mmt, up 0.5% year over year.

In China, the iron ore industry is broadly divided into mining and processing.  The companies that hold mining licenses mine ore and sell it to steel mills directly or to processing plants.  The processing plants convert ore into high-grade ore, like Ironman, or into pellets that are then sold to steel mills.  Typically, low-grade ore is ore that has an iron (Fe) content of less than 52% and high-grade ore is ore with a Fe content of over 52%.  The processing involves the extraction of iron ore from sand and dirt at beneficiation plants.  The beneficiation process involves crushing and separating ore into valuable substances or waste by any of a variety of techniques.  Ironman’s beneficiation plant extracts iron ore from a dry magnetic separation process followed by a wet separation process.  PRC Ironman currently either mines ore from the hills of Inner Mongolia in their designated acreage or it buys sand and low-grade ore from Mongolia, processes the material to produce 66% Fe ore and then sells the high-grade ore to steel mills and other traders in China.  Its customers are mostly traders and steel mills located mostly around the port of Tianjin, China.

Our growth strategy and business model are to:

1)	Deepen our relationships with our existing construction customers by providing them infrastructure materials like iron ore, rock aggregate, concrete, coal and associated logistical support.
2)	Expand our materials offering by expanding the number of rock aggregate quarries and other materials.
3)
Leverage our expertise in the logistics and supply of iron ore by increasing the number of shipping hubs we operate from and continue to expand our offering into China and other Asian countries in order to take advantage of their expected strong infrastructure growth.

4)	Consummate strategic acquisitions that would enable us to expand operations and markets in our identified areas of expertise.
5)	Expand the number of recurring contracts for infrastructure build-out to customers that can benefit from our portfolio of offerings.

Competition

We operate in an industry that is competitive.  However, the industry is fragmented and while a number of our competitors are well qualified and better financed than we are, we believe that the demand for contractors in general will permit us to compete for projects and contracts that are appropriate for our size and capabilities.  Large domestic and international firms compete for jumbo contracts over $250 million in size, while locally based contractors vie for contracts worth less than $5 million.  We seek to compete in the gap between these two ends of the competitive spectrum.  The recent capital markets crisis has made it more difficult for smaller companies to grow to mid-sized companies because their access to capital has been restrained.  While we are also constrained by capital, we believe that we are in a better position to secure capital than a number of small, purely local competitors.  Our construction business is positioned in the $5 million to $50 million contract range, above locally based contractors and below the large firms, creating a distinct technical and financial advantage in this market niche assuming that we can maintain access to capital.

Rock aggregate is generally supplied to the industry through small crushing units, which supply low quality material.  Frequently, high quality aggregate is unavailable, or is transported over large distances.  We fill this gap by providing high quality material in large quantities.  Further, we expect to install a large iron ore crusher that can grind ore pebbles into fine ore particles, providing a value added service to the smaller mine owners.  We compete on price, quantity and quality.  Iron ore is produced in India, where our core assets are located, and exported to China.  While this is a fairly established and relatively efficient market, we compete by aggregating ore from smaller suppliers who do not have direct access to customers in China.  As mentioned before, Ironman’s beneficiation plant is located 185 miles from the port of Tianjin.  Other than about 10 kilometers of dirt road leading over a bridge and over the hills, the access to Tianjin port and steel mills located there is excellent consisting of multi-lane highways.  The competition in the immediate area consists of three other operators and is fairly limited mainly because demand for ore within China is high and market can absorb almost any amount of ore that is produced.

Seasonality

There is seasonality in our business as outdoor construction activity in India slows down during the Indian monsoons typically experiencing naturally recurring seasonal patterns throughout India.  The northeast monsoons historically arrive on June 1 annually, followed by the southwest monsoons, which usually continue intermittently until September.  Historically, the business in the monsoon months is slower than in other months because of the heavy rains.  Activities such as engineering and maintenance of high temperature plants are less susceptible to weather delays, while the iron ore export business slows down somewhat due to the rough seas.  Flooding in the quarries can slow production in the stone aggregate industry during the monsoon season.  However, our quarries build stone reserves prior to the monsoon season.  The monsoon season has historically been used to bid and win contracts for construction and for the supply of ore and aggregate in preparation for work activity when the rains abate.

In 2011, the area of Chifeng and Inner Mongolia was subject to inclement weather.  Typically, the months of May through September are rainy.  On average, the rainfall is between 1.1 inches per month to a high of 4.7 inches per month, typically in July.  This level of rainfall is not disruptive to the production of ore and in most cases the plant is operational.  However, in 2011, the area received very heavy rainfall that caused flooding through the region.  It had a serious impact on PRC Ironman’s operations, as PRC Ironman could not operate the mines and the plant for over four months.  The heavy rains and flooding destroyed over 16,000 houses and over 6,000 hectares of farmland.  It also destroyed the bridge connecting our production facilities to the main highways.  No damage was sustained to the plant because the plant is located high in the hills.  However, during that time PRC Ironman was unable to produce ore.  The rains have since stopped, the floodwaters have receded and PRC Ironman is back in operation.

Employees and consultants

As of December 31, 2011, we employed a work force of approximately 251 employees and contract workers in the US, India, China, Hong Kong and Mauritius.  Employees are typically skilled workers including executives, engineers, accountants, sales personnel, welders, truck drivers and other specialized experts.  Contract workers require less specialized skills.  The truck drivers tend to be contract workers.  We make diligent efforts to comply with all employment and labor regulations, including immigration laws in the many jurisdictions in which we operate.  In order to attract and retain skilled employees, we have implemented a performance based incentive program, offered career development programs, improved working conditions and provided United States work assignments, technology training and other fringe benefits.  Ironman tends to be the employer of choice as there are very few industries in the area it operates.  We hope that our efforts will make our other companies more attractive.

Environmental regulations

India and China have strict environmental, occupational, health and safety regulations.  In most instances, the contracting agency regulates and enforces all regulatory requirements.  As part of the mandate in the area, Ironman has undertaken a conservation effort as well as an effort to create a sustainable environment.  Ironman actively plants grass and shrubs in the hills after they are excavated and uses the water from the processing plant to irrigate the grass and shrubs.  We internally monitor and manage regulatory issues on a continuous basis.  We believe that we are in compliance with all the regulatory requirements of the jurisdictions in which we operate.  Furthermore, we do not believe that compliance will have a material adverse effect on our business activities.

Current Chinese currency revaluation

Bloomberg News reported on December 21, 2010 that U.S. Senators are strongly encouraging China to hold up to their promise to re-institute a “managed floating exchange rate.”  China may continue to institute a managed floating exchange rate regime that is tied to a basket of foreign currencies for the next eight or nine years, the China Securities Journal announced August 4, 2011.  However, the RMB (the official currency of the People's Republic of China) is unlikely to be floated freely in the near term as the country's economy faces internal difficulties during its reform drive and external uncertainties of the global economy according to experts.  Generally, the RMB is the best performer of the BRIC countries and has appreciated 24% to the dollar in the past decade.  If a similar appreciation occurs, it will increase the purchasing power of Chinese steel mills buying iron ore, which is traded in U.S. dollars.  Chinese firms could buy more ore, even at a higher price, and IGC would benefit from an appreciation of the RMB.

Information and timely financial reporting

Our operations are located in India and now China where the respective accepted accounting standards are the Indian GAAP and the Chinese GAAP.  In many cases, the Indian GAAP and the Chinese GAAP are not congruent with the U.S. GAAP.  Indian and Chinese accounting standards are evolving toward IFRS (International Financial Reporting Standards).  We engage independent public accounting firms registered with the U.S. PCAOB to conduct an annual audit of our financial statements.  The process of producing financial statements is at times cumbersome and places significant demands upon our existing staff.  We believe we are still some time away from having processes and adequately trained personnel in place to meet the reporting timetables set out by U.S. reporting requirements.  Until then we may, on occasion, have to file for extensions to meet U.S. reporting timetables and it is possible that we may fail to meet these time tables.  Failure to file our reports in a timely fashion can result in severe consequences including the potential delisting of our securities.  In addition, our access to capital may become more difficult or limited if we fail to meet reporting deadlines.  We will make our annual reports, quarterly reports, proxy statements and up-to-date investor presentations available on our website, www.indiaglobalcap.com, as soon as they are available.  Our SEC filings are also available, free of charge, at www.sec.gov.

MANAGEMENT

Our Directors, Executive Officers and Advisory Board Members

The board of directors, executive officers, advisors and key employees of IGC and its foreign subsidiaries are as follows:

Directors, Executive Officers and Special Advisors of IGC

Name	Age	Position
Mr. Richard Prins	54	Chairman, Audit Committee Chairman and Director
Mr. Ram Mukunda	53	Chief Executive Officer, Executive Chairman, President and Director
Mr. John Selvaraj	68	Treasurer and Principal Financial and Accounting Officer
Mr. Sudhakar Shenoy	64	Director and Compensation Committee Chairman
Dr. Ranga Krishna	48	Director
Mr. Danny Qing Chang	40	Director
Senator Larry Pressler	67	Special Advisor
Dr. Anil K. Gupta	63	Special Advisor

Directors, Executive Officers and Key Employees of Foreign Subsidiaries

Name	Age	Position
Mr. Ram Mukunda	53	Director
Mr. Danny Qing Chang	40	Managing Director
Mr. Wei Dong Qu	43	General Manager
Mr. Jian Qun Dou	51	Director
Mr. Danny Ngai	44	Country Manager
Mr. M. Santhosh Kumar	46	Director and Vice-president of Finance/Accounting
Mr. Ram Kishan Belur	55	Director of Operations
Mr. Jortin Antony	45	Director
Mr. John Selvaraj	68	Director

Mr. Richard Prins.  Our Chairman and Audit Committee Chairman since 2012, has also served as our Director since May 2007.  Mr. Prins has more than 26 years of experience in private equity investing and investment banking.  From March 1996, he was the Director of Investment Banking at Ferris, Baker Watts, Incorporated (FBW).  FBW was the lead underwriter for our IPO.  FBW was sold to Royal Bank of Canada (RBC) in 2008.  Mr. Prins served in a consulting role to RBC until January 2009.  Today, Mr. Prins serves on several boards, volunteers full time with a non-profit organization, Advancing Native Missions, and is a private investor.  Prior to FBW, from July 1988 to March 1996, Mr. Prins was Senior Vice President and Managing Director for the Investment Banking Division of Crestar Financial Corporation (SunTrust Banks).  From 1993 to 1998, he was with the leveraged buy-out firm of Tuscarora Corporation.  Mr. Prins has experience serving on the boards of other publicly held companies.  Since February 2003, he has been on the board of Amphastar Pharmaceuticals, Inc. and since March 2010, he has been on the board of Hilbert Technologies.  Mr. Richard Prins holds a B.A. degree from Colgate University (1980) and an M.B.A. from Oral Roberts University (1983).  Mr. Prins has excellent knowledge and experience with U.S. capital markets, has served on and chaired audit and compensation committees of Boards, has extensive experience in finance, accounting, and internal controls over financial reporting.  He brings particularly important experience to the board, especially if IGC seeks additional financing in the U.S. capital markets.  Mr. Prins has traveled in India and China.  His knowledge of India and China, as well as, his in-depth experience with U.S. capital markets makes him a highly effective board member.

Mr. Ram Mukunda, IGC’s founder, has served as our Executive Chairman, Chief Executive Officer and President since our inception on April 29, 2005 and was Chairman of the Board from April 29, 2005 through December 15, 2005.  Since July 2010, Mr. Mukunda has been on the board of directors of the BLA Power Private Limited Board, in Mumbai, India.  From January 1990 to May 2004, Mr. Mukunda served as Founder, Chairman and Chief Executive Officer of Startec Global Communications, an international telecommunications carrier focused on providing voice over Internet protocol (VOIP) services to the emerging economies.  Startec was among the first carriers to have a direct operating agreement with India for the provision of telecom services.  Mr. Mukunda was responsible for the organizing, structuring and integrating a number of companies owned by Startec.  Many of these companies provided strategic investments in India-based operations or provided services to India-based companies.  Under Mr. Mukunda’s tenure at Startec, the company made an initial public offering of its equity securities in 1997 and conducted a public high-yield debt offering in 1998.  From June 1987 to January 1990, Mr. Mukunda served as Strategic Planning Advisor at INTELSAT, a provider of satellite capacity.  Mr. Mukunda serves on the Board of Visitors at the University of Maryland, School of Engineering.  From 2001-2003, he was a Council Member at Harvard’s Kennedy School of Government, Belfer Center of Science and International Affairs.  Mr. Mukunda is the recipient of several awards, including the University of Maryland’s 2001 Distinguished Engineering Alumnus Award and the 1998 Ernst & Young, LLP’s Entrepreneur of the Year Award.  He holds B.S. degrees in electrical engineering and mathematics and a M.S. in Engineering from the University of Maryland.  Mr. Mukunda has traveled extensively through India and has conducted business in India and China for more than 15 years.  He has more than 11 years of experience managing a publicly held company, has acquired and integrated more than 15 companies, and is an engineer by training.  His in-depth business experience in India, his knowledge of U.S. capital markets and his engineering background make him a highly effective board member.

Mr. John B. Selvaraj has served as our Treasurer and Principal Financial and Accounting Officer since November 27, 2006.  From November 15, 1997 to August 10, 2007, Mr. Selvaraj served in various capacities with Startec, Inc., including from January 2001 to April 2006 as Vice President of Finance and Accounting where he was responsible for SEC reporting and international subsidiary consolidation.  Prior to joining Startec, from July 1984 to December 1994, Mr. Selvaraj served as the Chief Financial and Administration Officer for the US office of the European Union.  In 1969, Mr. Selvaraj received a BBA in Accounting from Spicer Memorial College India, and an Executive MBA, in 1993, from Averette University, Virginia.  Mr. Selvaraj is a Charted Accountant (CA, 1971).

Mr. Sudhakar Shenoy, our Compensation Committee Chairman since 2012, has also served as our Director since inception of IGC on May 25, 2005.  Since January 1981, Mr. Shenoy has been the Chairman and CEO of Information Management Consulting, Inc., a business solutions and technology provider with operations in the U.S. and in India that he founded.  Mr. Shenoy is a member of the Non-Resident Indian Advisory Group that advises the Prime Minister of India on strategies for attracting foreign direct investment.  Mr. Shenoy was selected for the U.S. Presidential Trade and Development Mission to India in 1995.  In 1996, Mr. Shenoy was inducted into the University of Connecticut School of Business Alumni Hall of Fame and was recognized as a Distinguished Alumnus of the Indian Institute of Technology (IIT) in Bombay, India in 1997.  Mr. Shenoy’s extensive business contacts in India and his experience serving on the boards of public companies in the U.S. make him a highly effective board member.  Mr. Shenoy holds a B. Tech (Hons.) in electrical engineering from the Indian Institute of Technology and an M.S. in electrical engineering and an M.B.A. from the University of Connecticut Schools of Engineering and Business Administration, respectively.

Dr. Ranga Krishna served as Chairman of the Board since December 15, 2005 until 2012 and has served as a director since May 25, 2005.  As of June 30, 2010, he was the largest IGC stockholder.  Since 1998, Dr. Krishna has served as the founder and CEO of Rising Sun Holding, LLC, a $120 million construction and land banking company located in New Jersey.  In September 1999, Dr. Krishna co-founded Fastscribe, Inc., an Internet-based medical and legal transcription company with its operations in India with more than 200 employees.  He has served as a director of Fastscribe since September 1999.  He is currently the Managing Partner.  In February 2003, Dr. Krishna founded International Pharma Trials, Inc., a company with operations in India and more than 150 employees, which assists U.S. pharmaceutical companies performing Phase II clinical trials in India.  He is currently the Chairman and CEO of that company.  In April 2004, Dr. Krishna founded Global Medical Staffing Solutions, Inc., a company that recruits nurses and other medical professionals from India and places them in U.S. hospitals.  Dr. Krishna is currently serving as the Chairman and CEO of that company.  On November 7, 2008, he joined the board of TransTech Service Partners, a SPAC, which initiated liquidation on May 23, 2009.  Dr. Krishna is a member of several organizations, including the American Academy of Neurology and the Medical Society of the State of New York.  He is also a member of the Medical Arbitration panel for the New York State Worker's Compensation Board.  Dr. Krishna was trained at New York's Mount Sinai Medical Center (1991-1994) and New York University (1994-1996).  As shown above, Dr. Krishna has founded several other companies that conduct business in India and has developed relationships, over the years, with Indian government officials and Indian business leaders.  Dr. Krishna’s in-depth knowledge and long experience in both U.S. and Indian business make him an effective board member.

Mr. Danny Qing Chang has been the Managing Director of HK Ironman since December 20, 2010.  Mr. Chang also is a partner at the private equity firm Jasmine Capital.  Mr. Chang is a serial entrepreneur having begun, invested in and managed several companies in the UK and China.  He is a United Kingdom citizen who has been working in China since 2005.  From February 2007 to January 2010, Mr. Chang was the CEO of the state-owned investment enterprise China Railway Huachuang United Investment Co. Ltd.  Prior to that, from January 2006 to February 2007, he was the Vice President of Yishang Media Investment Co. where he oversaw investments in the media industry.  From January 2005 to January 2006, he was an investor and CEO at Tu Sheng Wang LuoJiShu You Xian Gong Si, a medical consulting network in China.  Prior to that, from January 2003 to January 2005, he was the Founder and Managing Director of UK Chinatown Group a China British trading platform for promoting business between the United Kingdom and China.  Mr. Chang graduated with a Master's degree in Information Technology and Business Management from the University of Glasgow in 1999.  Mr. Chang speaks English, Mandarin and Cantonese.  Mr. Chang’s extensive business contacts in China and his experience in investment banking venture capital and private equity would make him a highly effective board member.

Mr. Wei Dong Qu has been the General Manager (Chief Operating Officer) of Ironman since its inception in 2008.  He was responsible for setting up the plant and currently his responsibilities include overseeing all aspects of operations, sales and marketing.  He has a vast industry knowledge having worked at several institutions in China including Chifeng Metals and Minerals Industrial Products Import and Export Co. and Beijing Fulong Plastic Co., which is a China-Singapore joint venture.  Mr. Qu graduated from Dalian Institute of Light Industry, in 1990, with a Bachelor’s in Engineering, and EMBA from Tsing Hua University in 2005.  Mr. Qu speaks Mandarin and a little English.

Mr. JianQun Dou founded Ironman and since 2008 he has served as our Deputy Chairman.  He has extensive experience as an entrepreneur having started a highly successful real estate development company and a sheep farm.  Prior to this, he held several increasingly responsible positions at the Bairin Right Banner Cement Plant rising to Deputy Secretary of the Township Party Committee, and Secretary of the General Party Bureau Branch (Bairin Right Banner, Inner Mongolia).  Mr. Dou grew up in Inner Mongolia and is a respected and influential leader in the community.  Mr. Dou graduated with a degree in Economics from Inner Mongolia Zhaowuda Normal Training College (Also known as Chifeng, College) in 1991.  He speaks Mandarin and Mongolian.

Mr. Danny Shu Kwong Ngai has been employed by IGC in Hong Kong on a part time basis since 2007.  His responsibility includes interfacing with our Chinese iron ore customers and representing IGC in China.  He has been intimately involved with the Acquisition negotiations and due diligence on Ironman.  Mr. Ngai will move to China from Hong Kong and assume the role of Country Manager for IGC.  Mr. Ngai has considerable experience managing profits and loss statements, managing SEC reporting and U.S. GAAP audit functions.  He graduated from the University of Massachusetts, cum laude, in 1991 with a B.S. in Electrical Engineering and obtained a Master's degree from the School of Business at the George Washington University in 1999.  From 1997 to 2004, he held various positions at Startec Global Communications, a company listed on NASDAQ, including as Managing Director of the Hong Kong subsidiary and the Canadian subsidiary where he had profits and loss statements responsibility for over $35 million in revenue.  Mr. Ngai speaks English, Mandarin and Cantonese.

Mr. M. Santhosh Kumar our current Director and Vice-president of Finance and Accounting in India has been with IGC since March 2008.  Since 1991, he has been with our subsidiary in India TBL where he held increasingly responsible positions.  From 2002 to January 2008 he served as Manager (Finance and Accounting) and from 2000 to 2002, he was the Marketing Executive for Techni Soft (India) Limited, a subsidiary of TBL.  From 1991 to 2000, he held various positions at TBL in the Finance and Accounting department.  From 1986 to 1991, he worked as an accountant in the chartered accounting firm of Balan and Company in India.  In 1986, Mr. Santhosh Kumar graduated with a B.A. in Commerce from, Gandhi University, Kerala, India.

Mr. Belur Ram Kishan has been the Director for Operations of IGC mining and trading since November 2008.  Prior to that, he held various positions starting as the Manager-Sales in Hindustan Lever Ltd., from 1982 to 1986.  He was the National Sales Manager at Vasu Home Products from 1987 to 1992.  He also represented the Indian Tobacco Company (ITC) Agro Division from 1993 to 2003 in setting up the distribution network in Mysore and the entire state of Goa.  He was with HSBC Global Service Center, Bangalore, from 2004 to 2008 and was conferred the Business Area Appreciation award for European operations.  He graduated at Chennai in 1980 from the University of Madras.  He has travelled vastly in the interiors of Andhra Pradesh, Karnataka, Kerala, Tamilnadu and Goa during his work tenure.  He is multilingual being fluent in all south Indian regional languages.

Mr. Jortin Antony has been a Director of TBL since 2000.  Prior to that, he held various positions at Bhagheeratha starting as a management trainee in 1991.  From 1997 to 2000, he was the Director of Projects at Bhagheeratha.  In 2003, Mr. Jortin Antony was awarded the Young Entrepreneur Award from the Rashtra Deepika.  He graduated with a B. Eng, in 1991, from Bangalore Institute of Technology, University of Bangalore.

Special Advisors

Senator Larry Pressler has served as our Special Advisor since February 3, 2006.  Since leaving the U.S. Senate in 1997, Mr. Pressler has been a combination of businessman, lawyer, corporate board director and lecturer at universities.  From March 2002 to present, he has been a partner in the New York firm, Brock law Partners.  He was a law partner with O’Connor & Hannan from March 1997 to March 2002.

In November 2009 President Obama appointed Mr. Pressler as a Member for the Commission for the Preservation of America’s Heritage Abroad.  From 1979 to 1997, Mr. Pressler served as a member of the United States Senate.  He served as the Chairman of the Senate Commerce Committee on Science and Transportation, and the Chairman of the Subcommittee on Telecommunications (1994 to 1997).  From 1995 to 1997, he served as a Member of the Committee on Finance and from 1981 to 1995 on the Committee on Foreign Relations.  From 1975 to 1979, Mr. Pressler served as a member of the United States House of Representatives.  Among other bills, Senator Pressler authored the Telecommunications Act of 1996.  As a member of the Senate Foreign Relations Committee, he authored the “Pressler Amendment,” which became the parity for nuclear weapons in Asia from 1980 to 1996.

In 2000, Senator Pressler accompanied President Clinton on a visit to India.  He is a frequent traveler to India where he lectures at universities and business forums.  He serves on the board of directors for The Philadelphia Stock Exchange and Flight Safety Technologies, Inc. (FLST).  From 2002 to 2005 he served on the board of advisors at Chrys Capital, a fund focused on investments in India.  He was on the board of directors of Spectramind from its inception in 1999 until its sale to WIPRO, Ltd (WIT) in 2003.

In 1971, Mr. Pressler earned a Juris Doctor from Harvard Law School and a Masters in Public Administration from the Kennedy School of Government at Harvard.  From 1964 to 1965 he was a Rhodes Scholar at Oxford University, England where he earned a diploma in public administration.  Mr. Pressler is a Vietnam War veteran having served in the U.S. Army in Vietnam in 1967-68.  He is an active member of the Veterans of Foreign Wars Association.

Mr. Anil K. Gupta has served as our Special Advisor since May 25, 2005.  Dr. Gupta has been Professor of Strategy and Organization at the University of Maryland since 1986.  He has been Chair of the Management & Organization Department, Ralph J. Tyser Professor of Strategy and Organization, and Research Director of the Dingman Center for Entrepreneurship at the Robert H. Smith School of Business, The University of Maryland at College Park, since July 2003.  Dr. Gupta earned a Bachelor of Technology from the Indian Institute of Technology in 1970, an MBA from the Indian Institute of Management in 1972 and a Doctor of Business Administration from the Harvard Business School in 1980.  Dr. Gupta has served on the board of directors of NeoMagic Corporation (NMGC) since October 2000 and has previously served as a director of Omega Worldwide (OWWP) from October 1899 through August 2003 and Vitalink Pharmacy Services (VTK) from July 1992 through July 1999.

Board of Directors; Independence

Our Board of Directors is divided into three classes (Class A, Class B and Class C) with only one class of directors being elected in each year and each class serving a three-year term.  The term of office of the Class A directors, consisting currently of only Mr. Sudhakar Shenoy, will expire at the 2014 annual meeting of stockholders.  The term of office of the Class B directors, currently consisting of Mr. Richard Prins and Dr. Ranga Krishna, will expire at the 2012 annual meeting of stockholders.  The term of office of the Class C director, currently consisting of Mr. Ram Mukunda, will expire at the 2013 annual meeting of stockholders.  These individuals have played a key role in identifying and evaluating prospective acquisition candidates, selecting the target businesses, and structuring, negotiating and consummating acquisitions.

The NYSE Amex, upon which the Company is listed, requires that the majority of IGC’s Board be independent.  The NYSE Amex listing standards define an “independent director” generally as a person, other than an officer or an employee of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment.  Consistent with these standards, the Board of Directors has determined that Messrs. Krishna, Prins and Shenoy are independent directors.  On Dec 31, 2011 in connection with our stockholder's approval of the Acquisition, and Mr. Chang's election to the board of directors, the shareholders of IGC voted to elect Danny Qing Chang to the board as a Class A director with a term to expire at the 2014 annual meeting of stockholders.  According to the NYSE Amex rules, Mr. Chang will not be considered as an independent director.

At the Special Meeting, reconvened on December 30, 2011, one Class A director was voted on to serve until the 2014 annual meeting of stockholders or until a successor for such director is elected and qualified, or until the death, resignation or removal of such director.  There was only one nominee for the Board of Directors in this special election.  Although the nomination and appointment of Mr. Chang to the Board of Directors was not required to be submitted to a vote of the stockholders until the 2013 annual meeting, the Board of Directors believed it appropriate to request that the stockholders elect Mr. Chang to the Board of Directors in advance of his appointment, conditioned upon the approval of the Share Issuance Proposal.  Regarding Mr. Chang’s right, pursuant to the Stock Purchase Agreement, to nominate a second director, Mr. Chang has agreed to withhold this nomination until the 2013 annual meeting in connection with the election of the Class B directors.

Code of Conduct and Ethics

A code of business conduct and ethics is a written standard designed to deter wrongdoing and to promote (a) honest and ethical conduct, (b) full, fair, accurate, timely and understandable disclosure in regulatory filings and public statements, (c) compliance with applicable laws, rules and regulations, (d) the prompt reporting violation of the code and (e) accountability for adherence to the code.  The Company has adopted a written code of ethics (the “Senior Financial Officer Code of Ethics”) that applies to the Company’s Chief Executive Officer and senior financial officers, including the Company’s Principal Accounting Officer, Controller and persons performing similar functions (collectively, the “Senior Financial Officers”) in accordance with applicable federal securities laws and the rules of the NYSE Amex.  Investors may view our Senior Financial Officer Code of Ethics on the corporate governance subsection of the investor relations portion of our website at www.indiaglobalcap.com.  The Company has established separate audit and compensation committees that are described below.  The Company does not have a separate nominating committee.  Accordingly, Board of Director nominations occur by either selection or recommendation of a majority of the independent directors.

Committees of the Board of Directors

Audit Committee.  Our Board of Directors has established an Audit Committee currently composed of three independent directors who report to the Board of Directors.  Messrs. Krishna, Prins and Shenoy, each of whom is an independent director under the NYSE Amex listing standards, serve as members of our Audit Committee.  In addition, we have determined that Messrs. Krishna, Prins and Shenoy are “audit committee financial experts” as that term is defined under Item 407 of Regulation S-B of the Securities Exchange Act of 1934, as amended.  The Audit Committee is responsible for meeting with our independent accountants regarding, among other issues, audits and adequacy of our accounting and control systems.

Audit Committee Financial Expert.  The Audit Committee will at all times be composed exclusively of “independent directors” who are “financially literate,” as defined under the NYSE Amex listing standards.  The NYSE Amex listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.  In addition, we must certify to the NYSE Amex that the Audit Committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.  The Board of Directors has determined that Messrs. Krishna, Prins and Shenoy satisfy the NYSE Amex’s definition of financial sophistication and qualify as “audit committee financial experts,” as defined under rules and regulations of the Securities and Exchange Commission.

Compensation Committee.  Our Board of Directors has established a Compensation Committee composed of three independent directors, Messrs. Krishna, Shenoy and Prins.  The compensation committee’s purpose is to review and approve compensation paid to our officers and directors and to administer the Company’s Stock Plan.

Nominating and Corporate Governance Committee.  We intend to establish a nominating and corporate governance committee.  The primary purpose of the nominating and corporate governance committee will be to identify individuals qualified to become directors, recommend to the Board of Directors the candidates for election by stockholders or appointment by the Board of Directors to fill a vacancy, recommend to the Board of Directors the composition and chairs of Board of Directors committees, develop and recommend to the Board of Directors guidelines for effective corporate governance, and lead an annual review of the performance of the Board of Directors and each of its committees.  We do not have any formal process for stockholders to nominate a director for election to our Board of Directors.  Currently, nominations are selected or recommended by a majority of the independent directors as stated in Section 804(a) of the NYSE Amex Company Guide.

Board and Committee Meetings

During the fiscal year ended March 31, 2011, our Board of Directors held six meetings.  Although we do not have any formal policy regarding director attendance at our annual meetings, we attempt to schedule our annual meetings so that all of our directors can attend.  During the fiscal year ended March 31, 2011, all of our directors attended 100% of the meetings of the Board of Directors.  During the fiscal year ended March 31, 2011, there were two meetings of the audit committee, all of which were attended by all of the members of the committee.  There were no compensation committee meetings held during the fiscal year ended March 31, 2011.  Between April 1, 2011 and January 31, 2012 IGC’s Board of Directors held eight board meetings.  Also during that time, IGC’s Audit Committee met 8 times and IGC’s Compensation Committee met one time.

DIRECTOR AND EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Policy

The Company’s Compensation Committee is empowered to review and approve, or in some cases recommend for the approval of the full Board of Directors the annual compensation for the executive officers of the Company.  This Committee has the responsibility for establishing, implementing and monitoring the Company’s compensation strategy and policy.  Among its principal duties, the Committee ensures that the total compensation of the executive officers is fair, reasonable and competitive.

Objectives and Philosophies of Compensation

The primary objective of the Company’s compensation policy, including the executive compensation policy, is to help attract and retain qualified, energetic managers who are enthusiastic about the Company’s mission and products.  The policy is designed to reward the achievement of specific annual and long-term strategic goals aligning executive performance with company growth and stockholder value.  In addition, the Board of Directors strives to promote an ownership mentality among key leaders and the Board of Directors.

Setting Executive Compensation

The compensation policy is designed to reward performance.  In measuring executive officers’ contribution to the Company, the Compensation Committee considers numerous factors including the Company’s growth and financial performance as measured by revenue, gross margin and net income before taxes among other key performance indicators.  Regarding most compensation matters, including executive and director compensation, management provides recommendations to the Compensation Committee; however, the Compensation Committee does not delegate any of its functions to others in setting compensation.  The Compensation Committee does not currently engage any consultant related to executive and/or director compensation matters.

Stock price performance has not been a factor in determining annual compensation because the price of the Company’s Common Stock is subject to a variety of factors outside of management’s control.  The Company does not subscribe to an exact formula for allocating cash and non-cash compensation.  However, a significant percentage of total executive compensation is performance-based.  Historically, the majority of the incentives to executives have been in the form of non-cash incentives in order to better align the goals of executives with the goals of stockholders.

Elements of Company’s Compensation Plan

The principal components of compensation for the Company’s executive officers are:

•	base salary

•	performance-based incentive cash compensation

•	right to purchase the Company’s stock at a preset price (stock options)

•	retirement and other benefits

Base Salary

The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year.  Base salary ranges for named executive officers are determined for each executive based on his or her position and responsibility.  During its review of base salaries for executives, the Committee primarily considers:

•	market data;

•	internal review of the executives’ compensation, both individually and relative to other officers; and

•	individual performance of the executive.

Salary levels are typically evaluated annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility.

Performance-Based Incentive Compensation

The management incentive plan gives the Committee the latitude to design cash and stock-based incentive compensation programs to promote high performance and achievement of corporate goals, encourage the growth of stockholder value and allow key employees to participate in the long-term growth and profitability of the Company.  So that stock-based compensation may continue to be a viable part of the Company’s compensation strategy, management is currently seeking stockholder approval of a proposal to increase the number of shares of Company Common Stock reserved for issuance pursuant to the Company’s Stock Plan.

Ownership Guidelines

To align the interests of the Board of Directors directly with the interests of the stockholders, the Committee recommends that each Board member maintain a minimum ownership interest in the Company.  Currently, the Compensation Committee recommends that each Board member own a minimum of 5,000 shares of the Company’s Common Stock with such stock to be acquired within a reasonable time following election to the Board.

Stock Option Program

The Stock Option Program assists the Company to:

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation;

•	provide an opportunity for increased equity ownership by executives; and

•	maintain competitive levels of total compensation.

Stock option award levels will be determined based on market data and will vary among participants based on their positions within the Company and are granted at the Committee’s regularly scheduled meeting.  As of March 31, 2011, we had granted 78,820 shares of Common Stock and 1,413,000 stock options under our Stock Plan.  All of these grants occurred on or before the fiscal year ended March 31, 2010.  The exercise price of the options, which vest immediately, was $1.00 per share; the options will expire on May 13, 2014.  No options were granted during the fiscal year ended March 31, 2011.  An additional 1,370,450 stock options (the “2012 Options”) were granted during the fiscal year ended March 31, 2012.  The exercise price of the 2012 Options, which vest immediately, was $0.56 per share.  These options will expire on June 27, 2016.  As of March 2, 2012, under the 2008 Omnibus Plan, 2,783,450 stock options had been awarded and an aggregate of 116,030 shares of Common Stock remain available for future grants of options or stock awards.

Perquisites and Other Personal Benefits

The Company provides some executive officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to enable the Company to attract and retain superior employees for key positions.  The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.  Some executive officers receive the use of company automobiles and an assistant.  Each employee of the Company is entitled to term life insurance, premiums for which are paid by the Company.  In addition, each employee is entitled to receive certain medical and dental benefits and the employee funds part of the cost.

Accounting and Tax Considerations

The Company’s stock option grant policy will be impacted by the implementation of FASB ASC 718 (Previously referred to as SFAS No. 123R), which was adopted in the first quarter of fiscal year 2006.  Under this accounting pronouncement, the Company is required to value unvested stock options granted prior to the adoption of FASB ASC 718 under the fair value method and expense those amounts in the income statement over the stock option’s remaining vesting period.

Section 162(m) of the Internal Revenue Code restricts deductibility of executive compensation paid to the Company’s chief executive officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under Section 162(m) or related regulations.  The Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws to the extent practicable.  In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for full deductibility.

Compensation for Executive Officers of the Company

We pay IGN, LLC, an affiliate of Mr. Mukunda, $4,000 per month for office space and certain general and administrative services, an amount which is not intended as compensation for Mr. Mukunda.  In November 2006, we engaged SJS Associates, an affiliate of Mr. Selvaraj, which provides the services of Mr. John Selvaraj as our Treasurer and Principal Financial and Accounting Officer.  We have agreed to pay SJS Associates $5,000 per month for these services.  Mr. Selvaraj is the Chief Executive Officer of SJS Associates.  Effective November 1, 2007 the Company and SJS Associates terminated the agreement.  We subsequently entered into a new agreement with SJS Associates on identical terms subsequent to the acquisition of Sricon and TBL.

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to (i) all individuals serving as the Company’s principal executive officer or acting in a similar capacity during the last two completed fiscal years, regardless of compensation level, and (ii) the Company’s two most highly compensated executive officers other than the principal executive officers serving at the end of the last two completed fiscal years (collectively, the “Named Executive Officers”).

Summary Compensation Table

The following table lists the annual compensation for fiscal years 2011 and 2010 of our CEO and principal accounting officer.

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	Total
Compensation
Ram Mukunda, Chief Executive Officer and President	2011	$300,000	$-	$-	$300,000
	2010	$300,000	$-	$40,894	$340,894
John Selvaraj, Principal Accounting Officer	2011	$93,160	$-	$-	$93,160
	2010	$69,000	$-	$-	$69,000

(1)	The amounts reported in this column represent the fair value of option awards to the named executive officer as computed on the date of the option grant using the Black-Scholes option-pricing model.

There were no equity and non-equity awards granted to the named executives in the fiscal year ended March 31, 2011.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information with respect to outstanding stock options for the named executives as of March 31, 2011.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Ram Mukunda	635,000	-	$1.00	5/13/14

Compensation of Directors

No compensation was awarded to, earned by or paid to the directors in the fiscal year ended March 31, 2011 for service as directors.  All compensation paid to our employee director is set forth in the tables summarizing executive officer compensation above.  The Option Awards column reflects the grant date fair value, in accordance with Accounting Standards Codification (ASC) Topic 718, Compensation — Stock Compensation (formerly Statement of Financial Accounting Standards (SFAS) No. 123R) for awards pursuant to the Company’s equity incentive program.

Assumptions used in the calculation of these amounts for the fiscal year ended March 31, 2011 are included in Footnote 17 “Stock-Based Compensation” to the Company’s audited financial statements for the fiscal year ended March 31, 2011, included in the Company’s Annual Report on Form 10-K, and any amendments thereto for IGC, filed with the SEC on July 14, 2011.  The Company cautions that the amounts reported in the Director Compensation Table for these awards may not represent the amounts that the directors will actually realize from the awards.  Whether, and to what extent, a director realizes value will depend on the Company’s actual operating performance and stock price fluctuations.

We pay IGN, LLC, an affiliate of Mr. Mukunda, $4,000 per month for office space and certain general and administrative services.  We believe, based on rents and fees for similar services in the Washington, DC metropolitan area that the fee charged by IGN LLC is at least as favorable as we could have obtained from an unaffiliated third party.  The agreement is on a month-to-month basis and may be terminated by the Board of Directors without notice.

Employment Contracts

Ram Mukunda has served as President and Chief Executive Officer of the Company since its inception.  The Company, IGC-M and Mr. Mukunda entered into an Employment Agreement on May 22, 2008, which agreement was made effective as of March 8, 2008, the date on which the Company completed its acquisition of Sricon and TBL.  Pursuant to the Employment Agreement, the Company pays Mr. Mukunda a base salary of $300,000 per year.  Mr. Mukunda was also entitled to receive bonuses of at least $225,000 for meeting certain targets for net income (before one-time charges including charges for employee options, warrants and other items) for fiscal year 2009 and is entitled to receive $150,000 for meeting targets with respect to obtaining new contracts.  The Employment Agreement further provides that the Board of Directors of the Company may review and update the targets and amounts for the net revenue and contract bonuses on an annual basis.  Mr. Mukunda is entitled to benefits, including insurance, 20 days of paid vacation, domestic help, a driver, a cook, a car (subject to partial reimbursement by Mr. Mukunda of lease payments for the car) and reimbursement of business expenses.  The term of the Employment Agreement is five years, after which employment will become at-will.  The Employment Agreement is terminable by the Company and IGC-M for death, disability and cause.  In the event of a termination without cause, the Company would be required to pay Mr. Mukunda his full compensation for 18 months or until the term of the Employment Agreement was set to expire, whichever is earlier.

Compensation Risk Assessment

In setting compensation, the Compensation Committee considers the risks to the Company’s stockholders and to achievement of its goals that may be inherent in its compensation programs.  The Compensation Committee reviewed and discussed its assessment with management and outside legal counsel and concluded that the Company’s compensation programs are within industry standards and are designed with the appropriate balance of risk and reward to align employees’ interests with those of the Company and do not incent employees to take unnecessary or excessive risks.  Although a portion of our executives and employees’ compensation is performance-based and “at risk,” we believe our compensation plans are appropriately structured and are not reasonably likely to result in a material adverse effect on the Company.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table shows, as of March 31, 2011, information regarding outstanding awards available under our compensation plans (including individual compensation arrangements) under which our equity securities may be delivered.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities available for future issuance (excluding shares in column (a))(1)
Equity compensation plans approved by security holders:
2008 Omnibus Incentive Plan	1,413,000	$1.00	471,045

(1)           Consists of our 2008 Omnibus Incentive Plan, as amended.  See Note 17—”Stock-Based Compensation” of the Notes to the Consolidated Financial Statements included in this Annual Report on Form 10-K, and any amendments thereto for IGC filed with the SEC on July 14, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the last two fiscal years, we have not entered into any material transactions or series of transactions that would be considered material in which any officer, director or beneficial owner of 5% or more of any class of our capital stock, or any immediate family member of any of the preceding persons, had a direct or indirect material interest, nor are there any such transactions presently proposed, other than the agreements with IGN, an affiliate of Ram Mukunda, and SJS Associates, an affiliate of John Selvaraj, described above and as set forth below.

We are party to indemnification agreements with each of the executive officers and directors.  Such indemnification agreements require us to indemnify these individuals to the fullest extent permitted by law.

Review, Approval or Ratification of Related Party Transactions

We do not maintain a formal written procedure for the review and approval of transactions with related persons.  It is our policy for the disinterested members of our board to review all related party transactions on a case-by-case basis.  To receive approval, a related-party transaction must have a business purpose for IGC and be on terms that are fair and reasonable to IGC and as favorable to IGC as would be available from non-related entities in comparable transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of March 2, 2012, by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock;

•	each of our executive officers, directors and our special advisors; and

•	all of our officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules and does not necessarily indicate beneficial ownership for any other purpose.  Under these rules, beneficial ownership includes those shares of Common Stock over which the stockholder has sole or shared voting or investment power.  It also includes shares of Common Stock that the stockholder has a right to acquire within 60 days through the exercise of any option, warrant or other right.  The percentage ownership of the outstanding Common Stock, which is based upon 52,460,433 shares of Common Stock outstanding as of March 2, 2012, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has exercised options or warrants to purchase shares of our Common Stock.

The table below sets forth as of March 2, 2012, except as noted in the footnotes to the table, certain information with respect to the beneficial ownership of the Company’s Common Stock by (i) all persons or groups, according to the most recent Schedule 13D or Schedule 13G filed with the Securities and Exchange Commission or otherwise known to us, to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director and director-nominee of the Company, (iii) the executive officers named in the Summary Compensation Table, and (iv) all such executive officers and directors of the Company as a group.

	Shares Owned Before the Acquisition		Post Acquisition
Name and Address of Beneficial Owner (1)	Number of Shares	Percentage of Class	Number of Shares	Percentage of Class
Ram Mukunda (2)	2,024,914	9.66%	2,224,914	4.2%
Ranga Krishna (3)	3,021,780	14.42%	3,201,385	6.1%
Richard Prins (4)	350,000	1.67%	350,000	0.7%
Sudhakar Shenoy (5)	350,000	1.67%	350,000	0.7%
Danny Qing Chang (6)	0	-	2,000,000	3.8%
Dayong Chang	0	-	3,000,000	5.7%
Jingyu Mu	0	-	3,300,000	6.3%
Benquan Li	0	-	3,300,000	6.3%
FengLi Chen	0	-	3,600,000	6.9%
Lili Zhang	0	-	3,500,000	6.7%
Tianqi Xiao	0	-	5,600,000	10.7%
All Executive Officers and Directors as a group (5 Persons) (7) (8)	5,746,694	27.42%	7,746,694	14.77%

(1)	Unless otherwise indicated, the address of each of the individuals listed in the table is c/o India Globalization Capital, Inc., 4336 Montgomery Avenue, Bethesda, MD 20814.
(2)
Includes (i) 245,175 shares of Common Stock directly owned by Mr. Mukunda, (ii) 425,000 shares of Common Stock owned by Mr. Mukunda’s wife Parveen Mukunda, (iii) options to purchase 1,210,000 shares of Common Stock all of which are currently exercisable and (iv) warrants to purchase 344,739 shares of Common Stock, of which warrants to purchase 28,571 shares of Common Stock are owned by Mr. Mukunda’s wife Parveen Mukunda and all which are currently exercisable.

(3)
Includes warrants to purchase 290,000 shares of Common Stock, all of which are currently exercisable.  Includes 976,961 shares reported on Form 4 on January 13, 2012.  Includes 1, 934,424 shares as reported on an amended Schedule 13G filed with the SEC on March 11, 2011 by Wells Fargo Company on behalf of its subsidiary Wachovia Bank, National Association that is the direct holder of the shares;  Dr. Ranga Krishna is entitled to 100% of the economic benefits of these shares.

(4)	Includes options to purchase 350,000 shares of Common Stock all of which are currently exercisable.
(5)	Includes options to purchase 300,000 shares of Common Stock all of which are currently exercisable.
(6)
The shareholders of IGC voted to elect Danny Qing Chang to the board on Dec 31, 2011 in connection with our stockholder's approval of the Acquisition, and Mr. Chang's election to the board of directors.

(7)
Includes: (i) 3,401,955 shares of Common Stock, (ii) warrants to purchase 434,739 shares of Common Stock, (iii) options to purchase 1,910,000 shares of Common Stock and The warrants and options are both exercisable within sixty (60) days of July 11, 2011 and currently exercisable.  Includes 1,934,424 shares beneficially owned by Wells Fargo & Company, which has sole voting and dispositive control over the shares, of which, Dr. Ranga Krishna is entitled to 100% of the economic benefit.

(8)	This data does not include the issuance of the Compensation Shares to be issued in connection with the Acquisition of HK Ironman, as set forth in the Stock Purchase Agreement.

Section 16 (a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of our Common Stock to file reports of their ownership of shares with the Securities and Exchange Commission.  Such executive officers, directors and stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.  Based solely upon review of the copies of such reports received by us, our senior management believes that all reports required to be filed under Section 16(a) for the fiscal year ended March 31, 2011 were filed in a timely manner.

DESCRIPTION OF CAPITAL STOCK
General

Our board of directors approved an amendment to our Amended and Restated Articles of Incorporation to increase the authorized number of shares of our Common Stock from 75,000,000 shares to 150,000,000 shares of Common Stock.  This amendment was also approved by our stockholders at our annual meeting held on August 25, 2011.  As of now, we are authorized to issue 150,000,000 shares of Common Stock, par value $0.0001, and 1,000,000 shares of preferred stock, par value $0.0001.  If the stockholders approve the amendment we will file the amendment with the State of Maryland, and the increase will be effective.  As of March 2, 2012, 52,460,433 shares of the Company’s Common Stock are outstanding, and no shares of preferred stock are outstanding.

Units

Each unit consists of one share of Common Stock and two warrants.  Each warrant entitles the holder to purchase one share of Common Stock.  Each share of Common Stock and each warrant can be traded separately.

Common Stock

Our stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Our board of directors is divided into three classes (Class A, Class B and Class C), each of which will generally serve for a term of three years with only one class of directors being elected in each year.  There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Common Stock.

Preferred stock

Our certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors.  No shares of preferred stock are being issued or registered in this offering.  Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights, which could adversely affect the voting power or other rights of the holders of Common Stock.  We may issue some or all of the preferred stock to effect a business combination.  In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us.  Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Dividends

We have not paid any dividends on our Common Stock to date and do not intend to pay dividends prior to the completion of a business combination.  The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination.  The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors.  It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Maryland Anti-Takeover Provisions and Certain Anti-Takeover Effects of our Charter and Bylaws

Business Combinations

Under the Maryland General Corporation Law, some business combinations, including a merger, consolidation, share exchange or, in some circumstances, an asset transfer or issuance or reclassification of equity securities, are prohibited for a period of time and require an extraordinary vote.  These transactions include those between a Maryland corporation and the following persons (a “Specified Person”):

•
an interested stockholder, which is defined as any person (other than a subsidiary) who beneficially owns 10% or more of the corporation’s voting stock, or who is an affiliate or an associate of the corporation who, at any time within a two-year period prior to the transaction, was the beneficial owner of 10% or more of the voting power of the corporation’s voting stock; or

•	an affiliate of an interested stockholder

A person is not an interested stockholder if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder.  The board of directors of a Maryland corporation also may exempt a person from these business combination restrictions prior to the time the person becomes a Specified Person and may provide that its exemption be subject to compliance with any terms and conditions determined by the board of directors.  Transactions between a corporation and a Specified Person are prohibited for five years after the most recent date on which such stockholder becomes a Specified Person.  After five years, any business combination must be recommended by the board of directors of the corporation and approved by at least 80% of the votes entitled to be cast by holders of voting stock of the corporation and two-thirds of the votes entitled to be cast by holders of shares other than voting stock held by the Specified Person with whom the business combination is to be effected, unless the corporation’s stockholders receive a minimum price as defined by Maryland law and other conditions under Maryland law are satisfied.

A Maryland corporation may elect not to be governed by these provisions by having its board of directors exempt various Specified Persons, by including a provision in its charter expressly electing not to be governed by the applicable provision of Maryland law or by amending its existing charter with the approval of at least 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and two-thirds of the votes entitled to be cast by holders of shares other than those held by any Specified Person.  Our Charter does not include any provision opting out of these business combination provisions.

Control Share Acquisitions

The Maryland General Corporation Law also prevents, subject to exceptions, an acquirer who acquires sufficient shares to exercise specified percentages of voting power of a corporation from having any voting rights except to the extent approved by two-thirds of the votes entitled to be cast on the matter not including shares of stock owned by the acquiring person, any directors who are employees of the corporation and any officers of the corporation.  These provisions are referred to as the control share acquisition statute.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted prior to the acquisition by a provision contained in the corporation’s charter or bylaws.  Our Bylaws include a provision exempting IGC from the restrictions of the control share acquisition statute, but this provision could be amended or rescinded either before or after a person acquired control shares.  As a result, the control share acquisition statute could discourage offers to acquire IGC stock and could increase the difficulty of completing an offer.

Board of Directors

The Maryland General Corporation Law provides that a Maryland corporation which is subject to the Exchange Act and has at least three outside directors (who are not affiliated with an acquirer of the company) under certain circumstances may elect by resolution of the board of directors or by amendment of its charter or bylaws to be subject to statutory corporate governance provisions that may be inconsistent with the corporation’s charter and bylaws.  Under these provisions, a board of directors may divide itself into three separate classes without the vote of stockholders such that only one-third of the directors are elected each year.  A board of directors classified in this manner cannot be altered by amendment to the charter of the corporation.  Further, the board of directors may, by electing to be covered by the applicable statutory provisions and notwithstanding the corporation’s charter or bylaws:

•	provide that a special meeting of stockholders will be called only at the request of stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting,

•	reserve for itself the right to fix the number of directors,

•	provide that a director may be removed only by the vote of at least two-thirds of the votes entitled to be cast generally in the election of directors and

•	retain for itself sole authority to fill vacancies created by an increase in the size of the board or the death, removal or resignation of a director.

In addition, a director elected to fill a vacancy under these provisions serves for the balance of the unexpired term instead of until the next annual meeting of stockholders.  A board of directors may implement all or any of these provisions without amending the charter or bylaws and without stockholder approval.  Although a corporation may be prohibited by its charter or by resolution of its board of directors from electing any of the provisions of the statute, we have not adopted such a prohibition.  We have adopted a staggered board of directors with three separate classes in our charter and given the board the right to fix the number of directors, but we have not prohibited the amendment of these provisions.  The adoption of the staggered board may discourage offers to acquire IGC stock and may increase the difficulty of completing an offer to acquire our stock.  If our board chose to implement the statutory provisions, it could further discourage offers to acquire IGC stock and could further increase the difficulty of completing an offer to acquire our stock.

Effect of Certain Provisions of our Charter and Bylaws

In addition to the Charter and Bylaws provisions discussed above, certain other provisions of our Bylaws may have the effect of impeding the acquisition of control of IGC by means of a tender offer, proxy fight, open market purchases or otherwise in a transaction not approved by our board of directors.  These provisions of Bylaws are intended to reduce our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt, which our board believes is otherwise unfair to our stockholders.  These provisions, however, also could have the effect of delaying, deterring or preventing a change in control of IGC.

Stockholder Meetings; Advance Notice of Director Nominations and New Business.  Our Bylaws provide that with respect to annual meetings of stockholders, (i) nominations of individuals for election to our board of directors and (ii) the proposal of business to be considered by stockholders may be made only:

•	pursuant to IGC’s notice of the meeting,

•	by or at the direction of our board of directors or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our Bylaws.

Special meetings of stockholders may be called only by the chief executive officer, the board of directors or the secretary of IGC (upon the written request of the holders of a majority of the shares entitled to vote).  At a special meeting of stockholders, the only business that may be conducted is the business specified in IGC’s notice of meeting.  With respect to nominations of persons for election to our board of directors, nominations may be made at a special meeting of stockholders only:

•	pursuant to IGC’s notice of meeting,

•	by or at the direction of our board of directors or

•
if our board of directors has determined that directors will be elected at the special meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our Bylaws.

These procedures may limit the ability of stockholders to bring business before a stockholders meeting, including the nomination of directors and the consideration of any transaction that could result in a change in control and that may result in a premium to our stockholders.

DESCRIPTION OF WARRANTS

The IPO Warrants were originally issued in our initial public offering pursuant to a prospectus dated March 3, 2006, of which 11,855,122 warrants are outstanding as of March 2, 2012.  In order to obtain the shares, the holders of the IPO Warrants must pay an exercise price of $5.00 per share for the shares underlying the IPO Warrants.  All of the IPO Warrants were initially set to expire on March 3, 2011.  We subsequently extended the expiration date of the IPO Warrants to March 8, 2013 at 5:00 p.m., EST.  We may call the IPO Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant at any time after the warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported last sale price of the Common Stock equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The 2009 Warrants were originally issued in a registered direct offering pursuant to a prospectus and prospectus supplement each dated September 16, 2009, of which 258,800 warrants are outstanding as of March 2, 2012.  In order to obtain the shares, the holders of the 2009 Warrants must pay an exercise price of $1.60 per share for the shares underlying the 2009 Warrants.  All of the 2009 Warrants are set to expire on September 18, 2012 at 5:00 p.m., EST.  We may not call the 2009 Warrants for redemption.

The 2010 Warrants were originally issued in a registered direct offering pursuant to a prospectus and prospectus supplement each dated November 30, 2010, of which 858,610 warrants are outstanding as of March 1, 2011.  In order to obtain the shares, the holders of the 2010 Warrants must pay an exercise price of $0.90 per share for the shares underlying the 2010 Warrants.  All of the 2010 Warrants are set to expire on December 8, 2017 at 5:00 p.m., EST.  We may not call the 2010 Warrants for redemption.

Our Transfer Agent and Warrant Agent

The transfer agent for our securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company.

SHARES ELIGIBLE FOR FUTURE SALE

We have an aggregate of 52,460,433 shares of Common Stock outstanding.  Of these shares, 45,855,834 shares are either freely tradable without restriction or further registration under the Securities Act of 1933, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act of 1933, or registered for resale.  Shares purchased by our affiliates include the 170,000 shares included in the units purchased in a private placement by our officers and directors or their nominees, which were the subject of a lock-up agreement with us and the representative of the underwriters until we completed a business combination.  Since we have completed a business combination, the lock-up has terminated with respect to those shares.  All of the remaining 6,604,599 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.  None of those will be eligible for sale under Rule 144 until the one year holding period has elapsed with respect to each purchase and the additional conditions described in “Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies” below are satisfied.

Rule 144

In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours at the time of sale of our securities, or at any time during the preceding three months, and who has beneficially owned restricted shares of our Common Stock for at least six months, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of Common Stock then outstanding, which currently equals 524,604 shares; and
•	the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his shares for at least six months, would be entitled under Rule 144 to sell such shares without regard to any manner of sale, notice provisions or volume limitations described above.  Any such sales must comply with the public information provision of Rule 144 until our Common Stock has been held for one year.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Historically, the SEC staff had taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, like us.  The SEC has codified and expanded this position in recent amendments by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company.  The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We have satisfied the preceding requirements and as a result, pursuant to Rule 144, our initial shareholders are able to sell their initial shares freely without registration.

SEC Position on Rule 144 Sales

The SEC has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, would act as an “underwriter” under the Securities Act of 1933 when reselling the securities of a blank check company.  Accordingly, the SEC believes that those securities can be resold only through a registered offering and that Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of Rule 144.

Registration Rights

The officer, director and our special advisor holders of our 2,500,000 shares of Common Stock that are issued and outstanding on the date of this prospectus are entitled to registration rights pursuant to an agreement dated as of March 8, 2005.  The 170,000 shares purchased by such persons in the private placement are also being entitled to registration rights pursuant to the agreement.  Dr. Ranga Krishna, also owns 446,226 shares of our Common Stock that he acquired in a separate private placement in connection with his lending money to us that are also entitled to registration rights pursuant to the agreement.  The holders of the majority of these shares are entitled to make up to two demands that we register these shares.  The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which the lock-up period expires.  In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to such date.  We will bear the expenses incurred in connection with the filing of any such registration statements.

Oliveira Capital, LLC, which acquired warrants to purchase 425,000 shares of our Common Stock (at an initial exercise price of $5.00 per share) and 103,774 shares of our Common Stock (at an initial exercise price of $5.00 per share) in two private placements, in connection with its lending money to us, is entitled to  “piggy-back” registration rights for the shares, the warrants and the warrants underlying the shares, pursuant to an agreement dated as of February 5, 2007, on registration statements filed subsequent to such date.

The holders of an aggregate of 204,953 shares of our Common Stock acquired in a private placement in connection with the purchase of promissory notes from the Company entered into a registration rights agreement providing registration rights similar to those provided to the Company’s founders except that they are only entitled to one demand registration.

Steven M. Oliveira 1998 Charitable Remainder Unitrust, the holder of an aggregate of 200,000 shares of our Common Stock acquired in a private placement in connection with the purchase of a promissory note from the Company entered into a registration rights agreement requiring the Company to file a registration statement registering the shares for resale on or before November 14, 2008 and to have that registration statement effective by December 14, 2008 (subject to extension if certain conditions are met).  If the Company fails to meet those deadlines, the trust will be entitled to an additional 50,000 shares of Common Stock and, if the deadline is unmet for 30 days, an additional 10,000 shares and a further 10,000 shares for each subsequent 30-day period such deadline is unmet.

We satisfied the registration rights described in the preceding paragraphs by registering all of the shares and warrants described in the preceding paragraphs for resale on a registration statement on Form S-1 that was declared effective on November 12, 2008.

Bricoleur Partners, L.P., the holder of an aggregate of 530,000 shares of our Common Stock acquired in a private placement in connection with the purchase of a promissory note from the Company entered into a registration rights agreement requiring the Company to file a registration statement registering the shares for resale on or before November 30, 2009 and to have that registration statement effective by December 30, 2009 (subject to extension if certain conditions are met).  If the Company failed to meet those deadlines, Bricoleur would have been entitled to an additional 50,000 shares of Common Stock and, if the deadline was unmet for another 60 days, an additional 10,000 shares plus an additional 10,000 shares for each subsequent 60-day period such deadline is unmet.  We satisfied the registration rights described in this paragraph by registering all of the shares for resale on a registration statement on Form S-3 that was declared effective on February 4, 2010.

Shares Issuable in Payment of Notes

Pursuant to the terms of a Note and Shares Purchase Agreement entered into by the Company with the Steven M. Oliveira 1998 Charitable Remainder Unitrust, each payment of the promissory note issued by us to the Unitrust shall, at the sole option of the Company, be payable either in immediately available funds or in freely tradable shares of its Common Stock.  The note is payable in twelve monthly installments of principal and interest, each in the amount of $206,673 (each a “Payment”), payable on the third business day following each Computation Date with the first Payment due in April 2011.  We have made four Payments under the note to date.  Upon the earliest to occur of March 24, 2012 (the "Maturity Date”) or the occurrence of an event of default under the note (the “Due Date”), any portion of the unpaid principal amount and any accrued interest (the “Balance Payment”) may, at the sole option of the Company, be paid in cash or in shares of its freely tradable Common Stock.  We have registered for listing with the NYSE Amex an aggregate of 1,570,000 shares of its Common Stock for issuance to Oliveira in connection with the Purchase Agreement.  To the extent that we wish to issue shares in excess of that amount to the Unitrust in payment of the note, we obtained the approval of our stockholders pursuant to section 713 of the NYSE Amex rules for the issuance of up to 5,000,000 shares to the Unitrust.  Our application for additional listing of shares with the NYSE Amex is pending.

The note provides that we will notify the Unitrust of whether we will pay a Payment in immediately available funds or in shares of its Common Stock within one business day after the fifth day of each month (such fifth day being the “Computation Date”).  We will notify Oliveira of whether it will pay all or any portion of the Balance Payment in shares of its Common Stock within one business day after the Due Date.  If the Company elects to pay a payment in shares of its Common Stock, the per share price of such Common Stock shall be calculated as the lower of (i) 95% of the volume-weighted average price per share over the five trading days immediately prior to and including the Computation Date or (ii) 100% of the volume-weighted average price per share on the Computation Date.  If we elect to pay all or a portion of the Balance Payment in shares of our Common Stock, the per share price of such Common Stock shall be computed at described in the preceding sentence, substituting the Due Date for the Computation Date.

If we do not make any Payment or fail to pay the entire principal balance when due, we must pay the Unitrust a late fee equal to Twenty Thousand Dollars ($20,000) per month pro-rated to the number of days any payment is late.  We, at our option, may pay any late fee in cash or in its Common Stock, based on a per share price computed in accordance with the above mentioned terms.

Employee Stock Options

We have filed a registration statement on Form S-8 under the Securities Act to register up to 1,513,675 shares of Common Stock that are issuable under our 2008 Omnibus Incentive Plan.  Shares issued upon the exercise of options after the effective date of such registration statement, when filed, other than shares issued to affiliates, generally will be freely tradable without further registration under the Securities Act.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Shulman, Rogers, Gandal, Pordy & Ecker, P.A., Potomac, Maryland.

EXPERTS

The consolidated financial statements of IGC for the years ending March 31, 2011 and March 31, 2010 included herein have been audited by Yoganandh & Ram, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which is part of a registration statement filed with the SEC, does not contain all of the information set forth in the registration statement or the exhibits filed therewith.  For further information with respect to us and the Common Stock and warrants offered by this prospectus, please see the registration statement and exhibits filed with the registration statement.

You may also read and copy any materials we have filed with the SEC at the SEC’s public reference room, located at 100 F Street, N.E., Washington, DC 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  In addition, our SEC filings, including reports, proxy statements and other information regarding issuers that file electronically with the SEC, are also available to the public at no cost from the SEC’s website at http://www.sec.gov and from our website atwww.indiaglobalcap.com.For information on HK Ironman, please visit www.hfironman.net.

No person is authorized to give any information or to make any representation other than those contained in this prospectus, and if made such information or representation must not be relied upon as having been given or authorized.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.  The delivery of this prospectus will not, under any circumstances, create any implication that the information is correct as of any time subsequent to the date of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of India Globalization Capital, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of India Globalization Capital, Inc. and its subsidiaries (the “Company”) as of March 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the two-year period ended March 31, 2011.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3 to the Consolidated Financial Statements, the March 31, 2010 financial statements have been restated to correct errors explained therein.

In our opinion, the consolidated financial statements referred to in the first paragraph above present fairly, in all material respects, the financial position of the Company as of March 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in two-year period ended March 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

Yoganandh & Ram,
Chennai, India,
Independent Auditors registered with
Public Company Accounting Oversight Board
Date: 13 July 2011, except for Notes 11 (Goodwill), 20 (Income Taxes), 25 (Impairment), 27 (Certain Aged Receivables), and 28 (Re-classifications in the Consolidated Balance Sheets and Consolidated Statements of Operations), to which the date is October 31, 2011.

 INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of March 31,
	2011 (as restated)	2010 (as restated)

ASSETS
Current assets:
Cash and cash equivalents	$1,583,284	$842,923
Accounts receivable, net of allowances	3,312,051	4,783,327
Inventories	133,539	162,418
Advance taxes	41,452	119,834
Deferred income taxes	-	25,345
Dues from related parties	-	3,114,572
Prepaid expenses and other current assets	1,474,838	2,054,462
Total current assets	$6,545,164	$11,102,881
Property, plant and equipment, net	1,231,761	1,748,436
Investments in affiliates	6,428,800	8,443,181
Investments-others	877,863	810,890
Deferred income taxes	-	4,075,461
Goodwill	410,454	6,146,720
Restricted cash	1,919,404	2,169,939
Other non-current assets	748,623	872,184
Total assets	$18,162,069	$35,369,692

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short term borrowings and current portion of long term debt	$901,343	$1,389,041
Trade payables	1,311,963	1,839,405
Accrued expenses	349,149	461,259
Notes payable	3,920,000	4,120,000
Dues to related parties	-	149,087
Other current liabilities	94,892	149,942
Total current liabilities	$6,577,347	$8,108,734
Other non-current liabilities	1,209,479	1,107,498
Total liabilities	$7,786,826	$9,216,232

Shares potentially subject to rescission rights (4,868,590 shares issued and outstanding)	3,082,384	-

Stockholders' equity:
Common stock — $0001 par value; 75,000,000 shares authorized; 14,890,181 issued and outstanding at March 31, 2011 and 12,989,207 issued and outstanding at March 31, 2010	$1,490	$1,300
Additional paid-in capital	38,860,319	36,805,724
Accumulated other comprehensive income	(2,502,596)	(2,578,405)
Retained earnings (Deficit)	(29,692,907)	(9,452,000)
Total equity attributable to the parent	$6,666,306	$24,776,419
Non-controlling interest	$626,553	$1,376,841
Total stockholders’ equity	$7,292,859	$26,153,460
Total liabilities and stockholders' equity	$18,162,069	$35,369,692

The accompanying notes should be read in connection with the financial statements.

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended March 31,
	2011 (as restated)	2010 (as restated)

Revenues	$4,073,919	$17,897,826
Cost of revenues	(3,914,655)	(15,671,840)
Selling, General and Administrative expenses	(7,283,089)	(5,614,673)
Depreciation	(785,066)	(603,153)
Impairment loss – goodwill	(5,792,849)	-
Impairment loss – investments	(2,184,599)	-
Operating income (loss)	(7,908,891)	(3,991,840)
Interest expense	(1,395,433)	(1,221,466)
Amortization of debt discount/Loss on extinguishment of debt	(191,804)	(356,436)
Interest Income	262,826	210,097
Other Income	301,182	281,782
Loss on dilution of stake in Sricon	-	(2,856,088)
Equity in earnings of affiliates	-	16,446
Income before income taxes and minority interest attributable to non-controlling interest	$(16,909,568)	$(7,917,505)
Income taxes benefit/ (expense)	(4,100,385)	3,109,704
Net income	$(21,009,953)	$(4,807,801)
Non-controlling interests in earnings of subsidiaries	769,046	18,490
Net income / (loss) attributable to common stockholders	$(20,240,907)	$(4,789,311)
Earnings per share attributable to common stockholders:
Basic	$(1.34)	$(0.42)
Diluted	$(1.34)	$(0.42)
Weighted-average number of shares used in computing earnings per share amounts:
Basic	15,108,920	11,537,857
Diluted	15,108,920	11,537,857

The accompanying notes should be read in connection with the financial statements.

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year ended March 31, 2011			Year ended March 31, 2010 (As restated)
Particulars	IGC	Non- controlling Interest	Total	IGC	Non- controlling Interest	Total
Net income / (loss)	$(20,240,907)	(769,046)	(21,009,953)	(4,789,311)	(18,490)	(4,807,801)
Foreign currency translation adjustments	75,809	18,758	94,567	3,499,767	(2,230,182)	1,269,585
Deconsolidation of Sricon	$-	-	-	(1,148,591)	-	(1,148,591)
Comprehensive income (loss)	(20,165,098)	(750,288)	(20,915,385)	(2,438,135)	(2,248,672)	(4,686, 807)

The accompanying notes should be read in connection with the financial statements.

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

	Number of shares	Amount	Additional paid in capital	Accumulated income/(deficit)	Other comprehensive income	Non-controlling interest	Total
Balance at March 31, 2009	10,091,171	$1,009	$33,186,530	$(4,662,689)	$(4,929,581)	$14,262,606	$37,857,875
Stock Option for 1,413,000 grants	-	-	90,996	-	-	-	90,996
Issue of 78,820 common stock to officers and directors	78,820	8	39,402	-	-	-	39,410
Issuance of Common Stock to Red Chip Companies	15,000	2	13,198	-	-	-	13,200
Issuance of 1,599,000 common stock to institutional investors	1,599,000	160	1,638,690	-	-	-	1,638,850
Issue of 530,000 common stock to Bricoleur Capital	530,000	53	712,822	-	-	-	712,875
Issue of 530,000 common stock to Oliveira	530,000	53	586,732	-	-	-	586,785
Interest exp. towards of 530000 shares towards Bricoleur Capital loan	-	-	197,412	-	-	-	197,412
Interest exp. towards of 530000 shares towards Oliveira loan	-	-	162,408	-	-	-	162,408
Issue of 145,216 common stock under ATM agency agreement	145,216	15	179,874	-	-	(10,484)	169,405
Dividend Option	-	-	(2,340)	-	-	-	(2,340)
Loss on Translation	-	-	-	-	3,499,767	(2,219,698)	1,280,069
Impact of de-consolidation of Sricon	-	-	-	-	(1,148,591)	-	(1,148,591)
Elimination of non-controlling interest pertaining to Sricon	-	-	-	-	-	(10,637,093)	(10,637,093)
Net income for non-controlling interest	-	-	-	-	-	(18,490)	(18,490)
Net income / (loss)	-	-	-	(4,789,311)	-	-	(4,789,311)
Balance at March 31, 2010	12,989,207	$1,300	$36,805,724	$(9,452,000)	$(2,578,405)	$1,376,841	$26,153,460
Issue of equity shares	1,900,974	190	1,761,452	-		-	1,761,642
Interest expense	-	-	359,820	-		-	359,820
Dividend Option Reversed	-	-	2,340	-		-	2,340
Loss for the quarter	-	-	-	(20,240,907)	-	-	(20,240,907)
Net Income for non-controlling interest	-	-	-	-	-	(769,046)	(769,046)
Loss on Translation	-	-	-	-	75,809	18,758	94,567
Road show expense incurred towards raising capital-issue of shares	-	-	(69,017)	-	-	-	(69,017)
Balance at March 31, 2011	14,890,181	1,490	38,860,319	(29,692,907)	(2,502,596)	626,553	7,292,859

The accompanying notes should be read in connection with the financial statements.

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

	Year ended March 31,
	2011	2010 (as restated)
Cash flows from operating activities:
Net income (loss)	$(21,009,953)	$(4,807,801)
Adjustment to reconcile net income (loss) to net cash:
Non-cash compensation expense	-	130,399
Non-cash expense for investor relation related services	24,239	-
Deferred taxes	4,100,385	(3,254,786)
Depreciation	785,066	603,153
Profits relating to de-consolidated subsidiary	-	(34,744)
Write back of liability	(269,124)
Provision for doubtful receivables and bad debts written off	4,644,028
Loss / (gain) on sale of property, plant and equipment	-	(3,715)
Amortization of debt discount	-	356,437
Interest expense (including non-cash)	917,401	1,130,377
Loss on extinguishment of debt	191,804	586,785
Loss on dilution of stake in Sricon	-	2,856,088
Impairment loss – goodwill	5,792,849	-
Impairment loss – Sricon investment	2,184,599	-
Deferred acquisition cost written off	-	1,854,750
Equity in earnings of affiliates	-	(16,446)
Changes in:
Accounts receivable	(6,822)	(3,056,548)
Unbilled receivable	-	-
Inventories	30,235	1,775,101
Prepaid expenses and other current assets	1,348,513	(307,538)
Trade payables	(1,499,804)	1,504,339
Advance from customers	-	-
Other current liabilities	(89,898)	(1,013,403)
Other non-current liabilities	91,364	(461,709)
Interest receivable – convertible debenture	-	-
Non-current assets	130,382	231,571
Net cash used in operating activities	$(2,634,736)	$(1,927,690)

Cash flow from investing activities:
Purchase of property and equipment	(285,441)	(1,264,245)
Proceeds from sale of property and equipment	30,705	463,825
Proceeds from sale of short term investments	-	-
Redemption of convertible debentures	-	-
Proceeds from/ (Investment in) non-current investments (joint ventures etc.)	(59,235)	(698,174)
Deposits towards acquisitions (net of cash acquired)	-	-
Restricted cash	269,270	(582,081)
Net cash movement relating to de-consolidation of subsidiary	-	(102,045)
Net cash provided/(used) in investing activities	$(44,701)	$(2,182,720)

Cash flows from financing activities:
Proceeds from/ (Repayment of) short term borrowings	(229,068)	61,585
Proceeds from long-term borrowings	-	-
Repayment of long term borrowings	-	(687,956)
Expenses for issuance of stock	(66,677)
Issuance of equity shares	3,910,575	1,833,780
Due to related parties	-	-
Proceeds from/notes payable	-	2,000,000
Repayment of notes payable	(200,000)	-
Interest paid	-	(287,883)
Net cash provided/(used) by financing activities	$3,414,830	$2,919,526
Effects of exchange rate changes on cash and cash equivalents	4,968	(95,558)

Net increase/(decrease) in cash and cash equivalents	740,361	(1,286,442)
Cash and cash equivalent at the beginning of the period	842,923	2,129,365
Cash and cash equivalent at the end of the period	$1,583,284	$842,923

The accompanying notes should be read in connection with the financial statements.

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF OPERATIONS AND BASIS OF PRESENTATION

The operations of IGC are based in India. IGC owns 100% of a subsidiary in Mauritius called IGC-Mauritius (IGC-M).  This company in turn operates through four subsidiaries, and one investment in India.   The Company has an investment ownership of approximately twenty two percent (22%) of Sricon Infrastructure Private Limited (“Sricon”), seventy seven percent (77%) of Techni Bharathi, Limited (“TBL”) and one hundred percent (100%) of each IGC India Mining and Trading Private Limited (IGC-IMT), IGC Logistic Private Limited (IGC-L), and IGC Materials Private Limited (IGC-MPL). Through our subsidiaries the Company operates in the India and China infrastructure industries.  Operating as a fully integrated infrastructure company, IGC, through its subsidiaries, has expertise in road building, mining and quarrying and engineering of high temperature plants. The Company’s medium term plans are to expand each of these core competencies while offering an integrated suite of service offerings to our customers.

The Company’s operations are subject to certain risks and uncertainties, including among others, dependency on India’s economy and government policies, seasonal business factors, competitively priced raw materials, dependence upon key members of the management team and increased competition from existing and new entrants.

The accompanying consolidated financial statements have been prepared in conformity with United States Generally Accepted Accounting Principles (U.S. GAAP). The financial statements include all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of such financial statements.

a) India Globalization Capital, Inc.

IGC, a Maryland corporation, was organized on April 29, 2005 as a blank check company formed for the purpose of acquiring one or more businesses with operations primarily in India through a merger, capital stock exchange, asset acquisition or other similar business combination or acquisition. On March 8, 2006, the Company completed an initial public offering.  On February 19, 2007, the Company incorporated India Globalization Capital, Mauritius, Limited (IGC-M), a wholly owned subsidiary, under the laws of Mauritius.  On March 7, 2008, the Company consummated the acquisition of 63% of the equity of Sricon Infrastructure Private Limited (Sricon) and 77% of the equity of Techni Bharathi Limited (TBL).   On February 19, 2009 IGC-M beneficially purchased 100% of IGC Mining and Trading, Limited based in Chennai India. On July 4, 2009 IGC-M beneficially purchased 100% of IGC Materials, Private Limited, and 100% of IGC Logistics, Private Limited.  Both these companies are based in Nagpur, India.

IGC India Mining and Trading Private Limited (IGC-IMT), IGC Materials Private Limited (IGC-MPL), and IGC Logistics Private Limited (IGC-LPL) were incorporated for IGC by three different Indian citizens, who acted as the initial directors of these companies as our nominees. This is as per the regulatory requirements for incorporation of companies. Once the companies were incorporated, IGC purchased the shares from the individuals. No premium was paid. None of these companies were operational at the time of purchase and therefore no revenues and earnings were recorded. The individuals were reimbursed for the amounts they paid to incorporate the companies. Please see the below table for further details:

Acquired Company	Initial Capitalization	Purchase Price
IGC – IMT	INR 100,000 ($2,100)	INR 100,000
IGC – MPL	INR 100,000 ($2,100)	INR 100,000
IGC – LPL	INR 100,000 ($2,100)	INR 100,000

In order to comply with regulatory requirements, the above companies were incorporated on behalf of IGC, and IGC subsequently purchased these companies at book value. Therefore, effectively, these are not acquisitions but incorporations by IGC.

Effective October 1, 2009, we have reduced our stake in Sricon from 63% to 22% in consideration for the set off of the loan owed by IGC approximating $17.9 million.

b)  Merger and Accounting Treatment

Most of the shares of Sricon and TBL acquired by IGC were purchased directly from the companies.

The ownership interest of the founders and management of TBL are reflected in our financial statements as “Non-Controlling Interest”.

Unless the context requires otherwise, all references in this report to the “Company”, “IGC”, “IGC Inc.”, “we”, “our”, and “us” refer to India Globalization Capital, Inc., together with its wholly owned subsidiary IGC-M, and its direct and indirect subsidiaries (TBL, IGC-IMT, IGC-LPL, and IGC-MPL).

IGC’s organizational structure is as follows:

c) Our Securities

We have three securities listed on the NYSE Amex: (1) common stock, $.0001 par value (ticker symbol: IGC), (2) redeemable warrants to purchase common stock(ticker symbol: IGC.WT) and (3) units consisting of one share of common stock and two redeemable warrants to purchase common stock (ticker symbol: IGC.U). The units may be separated into common stock and warrants. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $5.00. The warrants issued in our initial public offering that were to expire on March 3, 2011, are to expire on March 8, 2013 since we exercised our right to extend the terms of those warrants.   The registration statement for the initial public offering was declared effective on March 2, 2006. The warrants are exercisable and may be exercised by contacting IGC or the transfer agent, Continental Stock Transfer & Trust Company. We have a right to call the warrants, provided the common stock has traded at a closing price of at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given. If we call the warrants, the holder will either have to exercise the warrants by purchasing the common stock from us for $5.00 or the warrants will expire.

On January 9, 2009, we completed a tender offer with respect to warrants issued in our initial public offering and certain other warrants issued in private placements. An aggregate of 11,943,878 warrants were exercised pursuant to the terms of the tender offer in exchange for an aggregate of 1,311,064 shares of common stock, of which 2,706,350 warrants were exercised with an aggregate cash payment of $297,698.50 in exchange for an aggregate of 541,270 shares of Common Stock and 9,237,528 warrants were exercised by exchange of warrants in exchange for an aggregate of 769,794 shares of Common Stock.

On July 13, 2009, we issued 15,000 shares of common stock to RedChip Companies Inc. for investor relations services rendered. The value of these services was $13,200 and the per-share value was $0.88. The cost of the common shares was expensed in the quarter.

On September 15, 2009, we entered into a securities purchase agreement (“Registered Direct”) with institutional investors for the sale and issuance of an aggregate of 1,599,000 shares of our common stock and warrants to purchase up to 319,800 shares of our common stock, for a total purchase price of $1,998,750. The common stock and warrants were sold on a per unit basis at a purchase price of $1.25 per unit. The shares of common stock and warrants were issued separately. Each investor received one warrant representing the right to purchase, at an exercise price of $1.60 per share, a number of shares of common stock equal to 20% of the number of shares of common stock purchased by the investor in the offering. The sales were made pursuant to a shelf registration statement. The warrants issued to the investors in the offering are exercisable any time on or after the date of issuance for a period of three years from that date. The Black Scholes value of the warrants associated with the Registered Direct is $71,411. The Black Scholes price of the warrants was expensed in the quarter.

On October 5, 2009, IGC issued 530,000 new shares of common stock to Steven M. Oliveira 1998 Charitable Remainder Unitrust (‘Oliveira’) as partial consideration for the exchange of an outstanding promissory note for a new interest-free note of $2.1 million with an extended due date of October 10, 2010. The value of the shares was $911,600 or $1.72 per share. IGC consummated this transaction in order to maintain its working capital and to extend the note by one year. The value of the shares was amortized over the life of the loan.

On October 13, 2009, IGC entered into an At The Market (“ATM”) Agency Agreement with Enclave Capital LLC. Under the ATM Agency Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $4 million from time to time. Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the NYSE Amex at market prices, or as otherwise agreed with Enclave. We estimate that the net proceeds from the sale of the shares of common stock we are offering will be approximately $3.73 million. We intend to use the net proceeds from the sale of securities offered for working capital needs, repayment of indebtedness, and other general corporate purposes. For the year ended March 31, 2010, we sold 145,216 shares of our common stock. During the twelve months ended March 31, 2011, the Company issued an additional 2,292,760 shares of common stock under this agreement.

On October 16, 2009, IGC issued 530,000 new shares of common stock in a private placement. The consideration for the shares was the $2,000,000 proceeds from an IGC promissory note payable made for one year with no interest to Bricoleur Partners, L.P. (‘Bricoleur’). IGC consummated this transaction in order to supplement its working capital and to expand its ore and quarry businesses. The shares were valued at $1,107,700 and $2.09 per share. The value of the shares was amortized over the life of the loan.

During the twelve months ended March 31, 2011 the Company also issued 30,000 shares of common stock to American Capital Ventures and Maplehurst Investment Group for services rendered and 9,135 shares to Red chip companies valued at $ 8,039 for investor relation related services rendered.

The Company also issued a total of 400,000 shares of common stock as a consideration for the extension of the loans under the promissory notes described in Note 8 - Notes Payable during the twelve months ended March 31, 2011.

In February 2011, the Company consummated another transaction with Bricoleur to exchange the promissory note held by Bricoleur for a new note with an extended repayment term. The Company issued 688,500 shares of common stock valued at approximately $ 419,985 as consideration for the exchange.

In March 2011, the Company agreed with Oliveira to exchange the promissory note held by Oliveira for a new note with an extended repayment term and provisions permitting the Company at its discretion to repay the loan through issue of equity shares at a stated value over a specific term. As of March 31, 2011, the Company has issued 368,339 shares of common stock valued at $ 216,042 to this debt holder.

On December 8, 2010, the Company sold an aggregate of 2,575,830 shares of its common stock and warrants (the “2010 Warrants”) to purchase up to 858,610 shares of common stock, for a total purchase price of $ 1,391,260. The common stock was sold at a purchase price of $0.60 per share. Investors in the offering were entitled to receive a 2010 Warrant to purchase one share of common stock, at an exercise price of $0.90 per share for each three shares of common stock purchased in the offering. The 2010 Warrants issued to the investors in the offering are exercisable at any time on or after the date of issuance until they expire on December 8, 2017. The 2010 Warrants are not listed on any securities exchange.

Following the issuance of the shares in the preceding transactions, as of March 31, 2011, 19,758,771 shares of common stock are outstanding along with warrants to purchase an aggregate of 12,972,532 shares of common stock which are outstanding.

Further, as set forth in Note 12, the Company has also issued 1,413,000 stock options to some of its directors and employees pursuant to a stock option plan all of which are outstanding as at March 31, 2011.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)             Principles of Consolidation:

The accompanying financial statements have been prepared on a consolidated basis and reflect the financial statements of IGC and all of its subsidiaries that are more than 50% owned and controlled. When the Company does not have a controlling interest in an entity, but exerts a significant influence on the entity, the Company applies the equity method of accounting. All inter-company transactions and balances are eliminated in the consolidated financial statements.

The non-controlling interest disclosed in the accompanying financial statements represents the non-controlling interest in Techni Bharathi Limited (TBL) and the profits or losses associated with the non-controlling interest in those operations.

The adoption of Accounting Standards Codification (ASC) 810-10-65 “Consolidation — Transition and Open Effective Date Information” (previously referred to as SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”), has resulted in the reclassification of amounts previously attributable to minority interest (now referred to as non-controlling interest) to a separate component of shareholders’ equity on the accompanying consolidated balance sheets and consolidated statements of shareholders’ equity and comprehensive income (loss). Additionally, net income attributable to non-controlling interest is shown separately from net income in the consolidated statements of income. This reclassification had no effect on our previously reported financial position or results of operations.

b)             Reclassifications

Certain prior year balances have been reclassified to the presentation of the current year.

c)             Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

d)             Revenue Recognition

The majority of the revenue recognized for the year ended March 31, 2011 was derived from the Company’s subsidiaries and as follows:

Revenue is recognized when persuasive evidence of an arrangement exists, the sales price is fixed or determinable and collectability is reasonably assured. In Government contracting, we recognize revenue when a Government consultant verifies and certifies an invoice for payment.

Revenue from sale of goods is recognized when substantial risks and rewards of ownership are transferred to the buyer under the terms of the contract.

Revenue from construction/project related activity and contracts for supply/commissioning of complex plant and equipment is recognized as follows:

•	Cost plus contracts: Contract revenue is determined by adding the aggregate cost plus proportionate margin as agreed with the customer and expected to be realized.
•
Fixed price contracts: Contract revenue is recognized using the percentage completion method and the percentage of completion is determined as a proportion of cost incurred-to-date to the total estimated contract cost. Changes in estimates for revenues, costs to complete and profit margins are recognized in the period in which they are reasonably determinable.

•
In many of the fixed price contracts entered into by the Company, significant expenses are incurred in the mobilization stage in the early stages of the contract. The expenses include those that are incurred in the transportation of machinery, erection of heavy machinery, clearing of the campsite, workshop ground cost, overheads, etc. All such costs are booked to deferred expenses and written off over the period in proportion to revenues earned.

•
Where the modifications of the original contract are such that they effectively add to the existing scope of the contract, the same are treated as a change orders. On the other hand, where the modifications are such that they change or add an altogether new scope, these are accounted for as a separate new contract. The company adjusts contract revenue and costs in connection with change orders only when they are approved by both, the customer and the company with respect to both the scope and invoicing and payment terms.

•
In the event of claims in our percentage of completion contracts, the additional contract revenue relating to claims is only accounted after the proper award of the claim by the competent authority. The contract claims are considered in the percentage of completion only after the proper award of the claim by the competent authority.

Full provision is made for any loss in the period in which it is foreseen.

Revenue from service related activities and miscellaneous other contracts are recognized when the service is rendered using the proportionate completion method or completed service contract method.

e)             Earning per common share:

Basic earnings per share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the additional dilution from all potentially dilutive securities such as stock warrants and options.

f)              Income taxes:

Deferred income tax is provided for the difference between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.  The IGC parent expects to realize sufficient earnings and profits to utilize deferred tax assets as it begins 1) invoicing its subsidiaries for services and 2) establishes iron ore sales contracts with customers in China and other countries.   Recently, the IGC parent reported contracts for the supply of around $200 million of iron ore to customers in China.

g)             Cash and Cash Equivalents:

For financial statement purposes, the Company considers all highly liquid debt instruments with maturity of three months or less, to be cash equivalents. The company maintains its cash in bank accounts in the United States of America, Mauritius, and India which at times may exceed applicable insurance limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalent.  The company does not invest its cash in securities that have an exposure to U.S. mortgages.

h)             Restricted cash:

Restricted cash consists of deposits pledged to various government authorities and deposits used as collateral with banks for guarantees and letters of credit, given by the Company to its customers or vendors.

i)              Foreign currency transactions:

The functional currency of the Company's Indian subsidiaries is the Indian rupee. Our financial statements reporting currency is the United States Dollar. Operating and capital expenditures of the Company's subsidiaries located in India are denominated in their local currency which is the currency most compatible with their expected economic results.

All transactions and account balances are recorded in the local currency. The Company translates the value of these local currency denominated assets and liabilities into U.S. dollars at the rates in effect at the balance sheet date. Resulting translation adjustments are recorded in stockholders' equity as a component of accumulated other comprehensive income (loss). The local currency denominated statement of income amounts are translated into U.S. dollars using the average exchange rates in effect during the period. Realized foreign currency transaction gains and losses are included in the consolidated statements of income. The Company's Indian subsidiaries do not operate in "highly inflationary" countries.

j)              Accounts receivable:

Accounts receivables are recorded at the invoiced amount, taking into consideration any adjustments made by Government consultants who verify and certify construction and material invoices.  The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of clients to make required payments. The allowance for doubtful accounts is determined by evaluating the relative credit worthiness of each client, historical collections experience and other information, including the aging of the receivables. Unbilled accounts receivable represent revenue on contracts to be billed, in subsequent periods, as per the terms of the related contracts.

k)             Accounts Receivable – Long Term:

This is typically for Build-Operate-Transfer (BOT) contracts.  It is money due to the company by the private or public sector to finance, design, construct, and operate a facility stated in a concession contract over an extended period of time.

l)              Inventories:

Inventories primarily comprise of finished goods, raw materials, work in progress, stock at customer site, stock in transit, components and accessories, stores and spares, scrap and residue.  Inventories are stated at the lower of cost or estimated net realizable value.

The cost of various categories of inventories is determined on the following basis:

• Raw material is valued at weighed average of landed cost (purchase price, freight inward and transit insurance charges).

• Work in progress is valued as confirmed, valued and certified by the technicians and site engineers and finished goods at material cost plus appropriate share of labor cost and production overheads.

• Components and accessories, stores erection, materials, spares and loose tools are valued on a first-in-first out basis.

m)            Investments:

Investments are initially measured at cost, which is the fair value of the consideration given for them, including transaction costs.  The Company's equity in the earnings/(losses) of affiliates is included in the statement of income and the Company's share of net assets of affiliates is included in the balance sheet.

n)             Property, Plant and Equipment (PP&E):

Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. The estimated useful lives of assets are as follows:

Buildings	25 years
Plant and machinery	20 years
Computer equipment	3 years
Office equipment	5 years
Furniture and fixtures	5 years
Vehicles	5 years

Upon disposition, cost and related accumulated depreciation of the Property and equipment are removed from the accounts and the gain or loss is reflected in the results of operation. Cost of additions and substantial improvements to property and equipment are capitalized in the books of accounts. The cost of maintenance and repairs of the property and equipment are charged to operating expenses.

o)             Fair Value of Financial Instruments

As of March 31, 2011 and 2010, the carrying amounts of the Company's financial instruments, which included cash and cash equivalents, accounts receivable, unbilled accounts receivable, restricted cash, accounts payable, accrued employee compensation and benefits and other accrued expenses, approximate their fair values due to the nature of the items.

p)             Concentration of Credit Risk and Significant Customers

Financial instruments which potentially expose the Company to concentrations of credit risk are primarily comprised of cash and cash equivalents, investments, derivatives, accounts receivable and unbilled accounts receivable. The Company places its cash, investments and derivatives in highly-rated financial institutions. The Company adheres to a formal investment policy with the primary objective of preservation of principal, which contains credit rating minimums and diversification requirements. Management believes its credit policies reflect normal industry terms and business risk. The Company does not anticipate non-performance by the counterparties and, accordingly, does not require collateral.

As of March 31, 2011, eleven clients accounted for approximately 95% of gross accounts receivable. At March 31, 2010, four clients accounted for 68% of gross accounts receivable. During the fiscal year ended March 31, 2011, sales to twenty four clients accounted for 70% of the Company's revenue.

q)              Accounting for goodwill and related impairment

Goodwill represents the excess cost of an acquisition over the fair value of the group's share of net identifiable assets of the acquired subsidiary at the date of acquisition.  Goodwill on acquisition of subsidiaries is disclosed separately.  Goodwill is stated at cost less accumulated amortization and impairment losses, if any.

The company adopted provisions of Accounting Standards Codification (“ASC”) 350, “Intangibles – Goodwill and Others”, (previously referred to as SFAS No. 142, "Goodwill and Other Intangible Assets", which sets forth the accounting for goodwill and intangible assets subsequent to their acquisition. ASC 350 requires that goodwill and indefinite-lived intangible assets be allocated to the reporting unit level, which the Group defines as each individual legal entity at a subsidiary level.

ASC 350 also prohibits the amortization of goodwill and indefinite-lived intangible assets upon adoption, but requires that they be tested for impairment at least annually, or more frequently as warranted, at the reporting unit level.

The goodwill impairment test under ASC 350 is performed in two phases. The first step of the impairment test, used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, goodwill of the reporting unit is considered impaired, and step two of the impairment test must be performed. The second step of the impairment test quantifies the amount of the impairment loss by comparing the carrying amount of goodwill to the implied fair value. An impairment loss is recorded to the extent the carrying amount of goodwill exceeds its implied fair value.

r)             Impairment of long – lived assets

The company reviews its long-lived assets, with finite lives, for impairment whenever events or changes in business circumstances indicate that the carrying amount of assets may not be fully recoverable. Such circumstances include, though are not limited to, significant or sustained declines in revenues or earnings and material adverse changes in the economic climate.  For assets that the company intends to hold for use, if the total of the expected future undiscounted cash flows produced by the assets or subsidiary company is less than the carrying amount of the assets, a loss is recognized for the difference between the fair value and carrying value of the assets.  For assets the company intends to dispose of by sale, a loss is recognized for the amount by which the estimated fair value less cost to sell is less than the carrying value of the assets.  Fair value is determined based on quoted market prices, if available, or other valuation techniques including discounted future net cash flows.

s)             Recently issued and adopted accounting pronouncements

In January 2010, the FASB issued an amendment to the accounting standards related to the disclosures about an entity's use of fair value measurements. Under these amendments, entities will be required to provide enhanced disclosures about transfers into and out of the Level 1 (fair value determined based on quoted prices in active markets for identical assets and liabilities) and Level 2 (fair value determined based on significant other observable inputs) classifications, provide separate disclosures about purchases, sales, issuances and settlements relating to the tabular reconciliation of beginning and ending balances of the Level 3 (fair value determined based on significant unobservable inputs) classification and provide greater disaggregation for each class of assets and liabilities that use fair value measurements. Except for the detailed Level 3 roll-forward disclosures, the new standard was effective for the Company for interim and annual reporting periods beginning after December 31, 2009. The adoption of this accounting standards amendment did not have a material impact on the Company's disclosure or consolidated financial results. The requirement to provide detailed disclosures about the purchases, sales, issuances and settlements in the roll-forward activity for Level 3 fair value measurements is effective for the Company for interim and annual reporting periods beginning after December 31, 2010. The adoption of this accounting standard did not have a material impact on the Company's disclosure or consolidated financial results.

In December 2010, the FASB issued a new accounting standard which requires that Step 2 of the goodwill impairment test be performed for reporting units whose carrying value is zero or negative. This guidance is effective for fiscal years beginning after December 15, 2010 and interim periods within those years. Our adoption of this standard did not have a material impact on the Company's disclosure or consolidated financial results.

In December 2010, the FASB issued new guidance clarifying some of the disclosure requirements related to business combinations that are material on an individual or aggregate basis. Specifically, the guidance states that, if comparative financial statements are presented, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year occurred as of the beginning of the comparable prior annual reporting period only. Additionally, the new standard expands the supplemental pro forma disclosure required by the authoritative guidance to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination in the reported pro forma revenue and earnings. This guidance became effective January 1, 2011. Our adoption of this standard did not have a material impact on the Company's disclosure or consolidated financial results. However, it may result in additional disclosures in the event that we enter into a business combination that is material either on an individual or aggregate basis.

NOTE 3 - RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

In this Annual Report on Form 10-K, India Globalization Capital, Inc. has:

(a)	Restated its consolidated statements of operations and consolidated cash flows as for the year ended March 31, 2010;

(b)	Amended its management discussion and analysis as it relates to the year ended March 31, 2010; and

(c)	Restated its unaudited quarterly financial data for the quarter ended December 31, 2009.

The restatements reflect adjustments to correct errors identified by the SEC through its original and follow up comment letters dated February 25, 2011 and May 9, 2011. The restatement adjustments reflect a reclassification in the consolidated cash flow and a correct computation of the diluted EPS of the Company.

The changes described above are non-cash items and do not impact the Company’s operations.

Reclassification in the Company’s Consolidated Statement of Cash Flows

Sricon India Private Limited (SIPL), a subsidiary of IGC Inc., had been deconsolidated effective October 1, 2009. Upon deconsolidation, the cash flows of SIPL for the six months ended September 30, 2009 were re-classified and presented as equity in earnings of affiliates. The cash flows for the year ended 31 March, 2010 have now been restated to contain transactions relating to SIPL up until the date of deconsolidation; and

Computation of diluted earnings per share

The effect of dilution was inadvertently considered while computing the Earnings Per Share (EPS) in the event of loss by IGC Inc. The restatement now rightly shows the EPS in the event of loss without considering dilution.

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

The restated consolidated statement of operations and consolidated cash flows for the year ended 31 March 2010 are presented below:

	Year ended March 31,
	2010 (as originally filed)	2010 (as restated)

Revenues	$17,897,826	$17,897,826
Cost of revenues	(15,671,840)	(15,671,840)
Selling, General and Administrative expenses	(5,614,673)	(5,614,673)
Depreciation	(603,153)	(603,153)
Operating income (loss)	(3,991,840)	(3,991,840)
Legal and formation, travel and other startup costs	-	-
Interest expense	(1,221,466)	(1,221,466)
Amortization of debt discount/Loss on extinguishment of debt	(356,436)	(356,436)
Interest Income	210,097	210,097
Other Income	281,782	281,782
Loss on dilution of stake in Sricon	(2,856,088)	(2,856,088)
Equity in earnings of affiliates	16,446	16,446
Income before income taxes and minority interest attributable to non-controlling interest	(7,917,505)	(7,917,505)
Income taxes benefit/ (expense)	3,109,704	3,109,704
Net income	(4,807,801)	(4,807,801)
Non-controlling interests in earnings of subsidiaries	18,490	18,490
Net income / (loss) attributable to common stockholders	$(4,789,311)	$(4,789,311)
Earnings per share attributable to common stockholders:
Basic	$(0.42)	$(0.42)
Diluted	$(0.40)	$(0.42)
Weighted-average number of shares used in computing earnings per share amounts:
Basic	11,537,857	11,537,857
Diluted	11,958,348	11,537,857

* The effect of restatement on the diluted EPS has been shown in italics in the table above.

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended March 31,
	2010 (as originally filed)	Adjustments	2010 (as restated)
Cash flows from operating activities:
Net income (loss)	$(4,807,801)	-	$(4,807,801)
Adjustment to reconcile net income (loss) to net cash:
Non-cash compensation expense	130,399	-	130,399
Deferred taxes	(3,283,423)	28,637	(3,254,786)
Depreciation	385,803	217,350	603,153
Profits relating to de-consolidated subsidiary	(34,744)	-	(34,744)
Loss / (gain) on sale of property, plant and equipment	(3,715)	-	(3,715)
Amortization of debt discount	356,437	-	356,437
Interest expense (including non-cash)	842,494	287,883	1,130,377
Loss on extinguishment of debt	586,785	-	586,785
Loss on dilution of stake in Sricon	2,856,088	-	2,856,088
Deferred acquisition cost written off	1,854,750	-	1,854,750
Equity in earnings of affiliates	(16,446)	-	(16,446)
Changes in:		-
Accounts receivable	(4,522,214)	1,465,666	(3,056,548)
Inventories	1,757,399	17,702	1,775,101
Prepaid expenses and other current assets	(556,303)	248,765	(307,538)
Trade payables	1,508,359	(4,020)	1,504,339
Other current liabilities	89,396	(1,102,799)	(1,013,403)
Other non-current liabilities	(350,540)	(111,169)	(461,709)
Non-current assets	251,815	(20,244)	231,571
Net cash used in operating activities	$(2,955,461)	$1,027,771	$(1,927,690)

Cash flow from investing activities:
Purchase of property and equipment	$(1,198,880)	$(65,365)	$(1,264,245)
Proceeds from sale of property and equipment	463,825	-	463,825
Investment in non-current investments (joint ventures etc.)	(698,174)	-	(698,174)
Restricted cash	(567,012)	(15,069)	(582,081)
Net cash movement relating to de-consolidation of subsidiary	-	(102,045)	(102,045)
Net cash provided/(used) in investing activities	$(2,000,241)	$(182,479)	$(2,182,720)

Cash flows from financing activities:
Net movement in other short-term borrowings	$347,185	$(285,600)	$61,585
Proceeds / (repayment) from long-term borrowings	-	(687,956)	(687,956)
Issuance of equity shares	1,833,780	-	1,833,780
Proceeds from notes payable	2,000,000	-	2,000,000
Interest paid	-	(287,883)	(287,883)
Net cash provided/(used) by financing activities	$4,180,965	$(1,261,439)	$2,919,526
Effects of exchange rate changes on cash and cash equivalents	(234,966)	139,408	(95,558)
Net increase/(decrease) in cash and cash equivalents	(1,009,703)	(276,739)	(1,286,442)
Cash and cash equivalent at the beginning of the period	1,852,626	276,739	2,129,365
Cash and cash equivalent at the end of the period	$842,924	-	$842,923

Tax rate reconciliation

	2010 (as originally filed)	Adjustments	2010 (as restated)
Statutory Federal income tax rate	34.0%	-	34.0%
State tax benefit net of federal tax	5.4%	(10.8%)	-5.4%
Loss on dilution of Sricon	43.6%	(55.9%)	-12.3%
Capitalized interest costs	-	(5.2%)	-5.2%
Tax benefits from US taxes	-	(48.9%)	-48.9%
Amortization of debt discount	-	(1.5%)	-1.5%
Effective income tax rate	83.0%	(122.3%)	-39.3%

NOTE 4 – SHARES POTENTIALLY SUBJECT TO RESCISSION RIGHTS

On July 14, 2010 the Company filed audited financial statements on Form 10-K for the year ended March 31, 2010 that included a qualified opinion from the Company's auditors pending completion of their audit procedures in respect of the deconsolidation of one of the Company's subsidiaries. The Company subsequently filed an amended Form 10-K which includes an unqualified audit opinion.

On January 19, 2011, the Securities and Exchange Commission (the "Commission") notified the Company that the initial financial statements filed on July 14, 2010 did not comply with the requirements of Rule 2-02 under Regulation S-X for audited financial statements because the financial statements contained a qualified opinion. As noted above, the amended 10-K filed on January 28, 2011 contains audited financial statements with an unqualified opinion that comply with Rule 2-02.  The Commission has indicated that as the initial Form 10-K filed on July 14, 2010 was deficient as a result of the inclusion of the qualified audit opinion. It was therefore deemed not to have been filed with the Commission in accordance with applicable requirements, thus making the Company delinquent in its filings with the Commission.

The Commission has informed the Company that as a result of the deemed failure to timely file a Form 10-K, it is the Staff's view that as of July 14, 2010 the Company ceased to be eligible to use SEC Form S-3 for the registration of the Company's securities. As the financial statements included in the original Form 10-K were also included in a registration statement on Form S-1 (File No. 333-163867) pursuant to which the Company offered its common stock and warrants to purchase common stock in December 2010 (the "December 2010 Offering"), the Commission has also indicated that such registration statement failed to comply with the requirements of Form S-1 due to the lack of the inclusion of unqualified audited financial statements in compliance with Commission requirements.

Since the Commission has informed the Company that it is the Commission's view that as of July 14, 2010 the Company ceased to be eligible to use Form S-3 for the registration of the Company's securities, it is possible that any sales of the Company's securities pursuant to the Company's registration statements on Form S-3 since July 14, 2010 may be deemed to be unregistered sales of its securities. Since July 14, 2010, the Company has sold an aggregate of 2,292,760 shares of its common stock for an aggregate gross price of $1,690,866 pursuant to an at-the-market offering ("ATM") of its common stock on Form S-3 (File No. 333-160993) in sales that occurred between September 7, 2010 and January 19, 2011. In addition, the Company may be deemed to have made unregistered sales of the 2,575,830 shares of common stock and warrants to purchase an aggregate of 858,610 shares of common stock at an exercise price of $0.90 per share sold for an aggregate gross purchase price of $1,545,498 sold pursuant to such registration statement with respect to the December 2010 Offering. Alternatively, to the extent that the sales are deemed be registered as a result of being sold pursuant to registration statements declared effective by the Commission as the registration statements in question either incorporated, in the case of the Form S-3 or included, in the case of the Form S-1, a qualified audit report the registration statements could be deemed to be materially incomplete.

If it is determined that persons who purchased the Company's securities after July 14, 2010 purchased securities in an offering deemed to be unregistered, or that the registration statements for such offerings were incomplete or inaccurate then such persons may be entitled to rescission rights. In addition, the sale of unregistered securities could subject the Company to enforcement actions or penalties and fines by federal or state regulatory authorities. We are unable to predict the likelihood of any claims or actions being brought against the Company related to these events, and there is a risk that any may have a material adverse effect on us.

The exercise of any applicable rescission rights is not within the control of the Company.  At March 31, 2011, the Company had approximately 4,868,590 shares that may be subject to the rescission rights outside stockholders’ equity. These shares have always been treated as outstanding for financial reporting purposes.

NOTE 5 – OTHER CURRENT AND NON-CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

	As of March 31,
	2011	2010

Prepaid expenses	$103,841	$52,087
Advances to suppliers	1,024,399	1,231,771
Prepaid interest	159,825	-
Security and other Deposits	85,277	414,166
Others	101,496	356,438
	$1,474,838	$2,054,462
Other Non-current assets consist of the following	As of March 31,
	2011	2010

Sundry debtors	$396,275	$268,145
Other advances	352,348	604,039
	$748,623	$872,184

NOTE 6 – SHORT-TERM BORROWINGS

Short term borrowings consist of the following. There is no current portion of long term debt that is classified as short term borrowings.

	As of March 31,
	2011	2010

Secured liabilities	$901,343	$1,087,775
Unsecured liabilities	-	301,266
	$901,343	$1,389,041

The above debt is secured by hypothecation of materials, stock of spares, Work in Progress, receivables and property and equipment, in addition to personal guarantee of three India based directors, and collaterally secured by mortgage of company’s land and other fixed properties of directors and their relatives. The average interest rate was 12% to 14% for the year ended March 31, 2011.

NOTE 7 – NOTES PAYABLE

On October 5, 2009, the Company consummated the exchange of an outstanding promissory note in the total principal amount of $ 2,000,000 (the “Original Note”) initially issued to the Steven M. Oliveira 1998 Charitable Remainder Unitrust (‘Oliveira’) for a new promissory note (the “New Oliveira Note”) on substantially the same terms as the original note except that the principal amount of the New Oliveira Note was $ 2,120,000 which reflected the accrued but unpaid interest on the Original Note and the New Oliveira Note did not bear interest. The New Oliveira Note was unsecured and was due and payable on October 4, 2010 (the “Maturity Date”). Prior to the Maturity Date, the Company was permitted to pre-pay the New Oliveira Note at any time without penalty or premium. The New Oliveira Note is not convertible into IGC Common Stock (the “Common Stock”) or other securities of the Company. However, under the Note and Share Purchase Agreement (the “Oliveira Note and Share Purchase Agreement”), effective as of October 4, 2009, by and among the Company and Oliveira, as additional consideration for the exchange of the Original Note, the Company agreed to issue 530,000 shares of Common Stock to Oliveira. The Oliveira Note remains outstanding.

On October 16, 2009, the Company consummated the sale of a promissory note in the principal amount of $2,000,000 (the “Bricoleur Note”) to Bricoleur Partners, L.P. (‘Bricoleur’). There was no interest payable on the Note and the Note was due and payable on October 16, 2010 (the “Maturity Date”). Prior to the Maturity Date, the Company could pre-pay the Bricoleur Note at any time without penalty or premium and the Note was unsecured. The Note was not convertible into the Company’s Common Stock or other securities of the Company. However, under the Note and Share Purchase Agreement (the “Bricoleur Note and Share Purchase Agreement”), effective as of October 16, 2009, by and among the Company and Bricoleur, as additional consideration for the investment in the Bricoleur Note, IGC issued 530,000 shares of Common Stock to Bricoleur.  The Bricoleur Note remains outstanding.

During the three months ended December 31, 2010, the Company issued an additional 200,000 shares of Common Stock to each of Oliveira and Bricoleur specified above pursuant to the effective agreements respectively as penalties for failure to repay the promissory notes when due.

In March 2011, the Company finalized agreements with the Steven M. Oliveira 1998 Charitable Remainder Unitrust (‘Oliveira’) and Bricoleur Partners, L.P. (‘Bricoleur’) to exchange the promissory note issued to Oliveira on October 5, 2009 (the “New Oliveira Note”) and the promissory note issued to Bricoleur on October 16, 2009 (the “Bricoleur Note”) respectively for new promissory notes with later maturity dates. The Oliveira Note will be due on March 24, 2012, will bear interest at a rate of 30% per annum and will provide for monthly payments of principal and interest, which the Company may choose to settle through the issue of equity shares at an equivalent value.  The Bricoleur Note will be due on June 30, 2011 with no prior payments due and will not bear interest.   The Company issued additional 688,500 shares of its common stock to Bricoleur in connection with the extension of the term regarding the Bricoleur note.

The Company’s total interest expense was $ 1,395,433 and $ 1,221,466 for the year ended March 31, 2011 and 2010, respectively.  No interest was capitalized by the Company for the year ended March 31, 2011 and March 31, 2010.

NOTE 8 – OTHER CURRENT AND NON-CURRENT LIABILITIES

Other current liabilities consist of the following:

	As of March 31,
	2011	2010

Statutory dues payable	$17,745	$35,734
Employee related liabilities	77,147	90,207
Other liabilities	-	24,001
	$94,892	$149,942

Other non-current liabilities consist of the following:

	As of March 31,
	2011	2010

Sundry creditors	$1,209,479	$1,107,498
Provision for expenses	-	-
	$1,209,479	$1,107,498

Sundry creditors consist primarily of creditors to whom amounts are due for supplies and materials received in the normal course of business.

NOTE 9 – OTHER INCOME

Other income in the current year consists primarily of the backer-recording of liabilities relating to the promoters of TBL, one of the subsidiaries of the Company. IGC had in the previous year disputed the payment of this liability and accordingly in the current year, it has been determined that the liability is no longer payable.

NOTE 10 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of the Company’s current assets and current liabilities approximate their carrying value because of their short term maturity. Such financial instruments are classified as current and are expected to be liquidated within the next twelve months.

NOTE 11 – GOODWILL

The movement in goodwill balance is given below:

	As of March 31,
	2011	2010

Balance at the beginning of the period	$6,146,720	$17,483,501
Elimination on deconsolidation of Sricon	-	(10,576,123)
Effect of foreign exchange translation	56,583	(760,658)
Impairment loss	(5,792,849)	-
	$410,454	$6,146,720

During the year ended March 31, 2011, the Company conducted an impairment analysis regarding the goodwill in its consolidated financial statements. The goodwill balance of $6,146,720 at the beginning of 2011 was allocated to our subsidiary Techni Bharathi Limited (‘TBL’). The Company assessed the recoverable value of TBL and concluded that it was lower than $6.2 million. Therefore the goodwill balance allocated to TBL was impaired by $ 5,792,849. The methodology used in the impairment test is described below.

TBL, a small road building company, is engaged in highway and heavy construction activities. TBL has constructed highways, rural roads, tunnels, dams, airport runways, and housing complexes, mostly in southern states. TBL, because of its successful execution of contracts, is pre-qualified by the National Highway Authority of India (NHAI) and other agencies.  We own 77% of TBL.

TBL’s share of the overall Indian construction market is very small. However, TBL’s prequalification and prior track record provides a way to grow the company in highway and heavy construction. Currently, TBL is engaged in the recovery of construction delay claims that it is pursuing against NHAI and the Cochin International Airport in the aggregate amount of $2.3 million.  TBL has received binding judgments in arbitration against and is in the process of collecting those judgments, which can typically take two to three years.

For the year ended March 31, 2011, TBL was not able to meet its cash flow projections, because it has not been able to win any new significant contracts. As a result, TBL does not have a sufficient pipeline that would enable it to project cash flows. Therefore, the impairment test for TBL is based on the recoverable values of its assets less the expected settlement of its liabilities.

For the purpose of the impairment test, we considered all the assets and liabilities of TBL. With respect to all the monetary assets and liabilities, the carrying values of the assets and the liabilities are considered to approximate the fair value of TBL since these are the expected recovery values and the expected values for settling liabilities. With respect to non-monetary assets such as fixed assets, we estimated the recoverable values based on a valuation certificate obtained from an approved independent appraiser. Further, the recoverability of claims is based on actual awards received in arbitration.

NOTE 12 — RELATED PARTY TRANSACTIONS

The Company has entered into an agreement with SJS Associates subsequent to the stockholder’s approval of the acquisitions of Sricon and TBL.   For the year ended March 31, 2011, $ 40,160 was paid to SJS Associates for Mr. Selvaraj’s services, which included compensation expenses. There was no balance receivable or payable to/from this party as of March 31, 2011.

The Company had agreed to pay Integrated Global Network, LLC (“IGN, LLC”), an affiliate of our Chief Executive Officer, Mr. Mukunda, an administrative fee of $4,000 per month for office space and general and administrative services from the closing of the Public Offering through the date of a Business Combination. For the year ended March 31, 2011, a total of $ 48,000 was accrued as rent payable to IGN LLC out of which $ 8,000 was outstanding as of March 31, 2011.

The Company uses the services of Economic Law Practice (ELP), a law firm in India. A member of our Board of Directors, prior to his resignation on March 15, 2011, was a Partner of ELP.  Since inception to March 31, 2010, the Company has incurred $186,303. There were no accruals or payments regarding ELP during the year ended March 31, 2011. Accordingly, there was no balance receivable or payable to/from this party as of March 31, 2011.

The Company, specifically one of the subsidiaries of the Company, TBL, has a receivable from Sricon, an affiliate of the Company, amounting to $3,114,572. This amount was advanced by TBL to Sricon to fund a bid on a new contract and provide the working capital requirement for the contract. Subsequently, due to certain disputes that have arisen between Sricon and IGC, the receivable of $3.1 million is still outstanding. Sricon is unwilling to pay the amount as it seeks to offset the amount as an equity payment from IGC.  However the amount was advanced from TBL, not from IGC, and TBL has no equity in Sricon. Further, the two entities, IGC and TBL, are legally different companies and therefore TBL has legal remedies under Indian law.  The Company has engaged Indian counsel who is in the process of preparing the case to pursue the recovery of this receivable.  From an accounting perspective, the Company has created a full provision in respect of this receivable due to the dispute although it intends to pursue collection of this receivable through an appropriate legal process in India. The said provision is contained in the selling, general and administrative expenses of the Company.

NOTE 13 – COMMITMENTS AND CONTINGENCIES

No significant commitments and contingencies were made or existed during the years ended March 31, 2011 and 2010.

NOTE 14 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	As of March 31,
	2011	2010

Land	$10,870	$10,870
Buildings	351,147	172,935
Plant and machinery	3,335,065	3,253,444
Furniture and fixtures	87,768	88,860
Computer equipment	213,178	209,012
Vehicles	479,478	478,749
Office equipment	167,563	161,680
Capital work-in-progress	137,696	136,440
	4,782,765	4,511,990
Less: Accumulated depreciation	(3,551,004)	(2,763,554)
	$1,231,761	$1,748,436

Depreciation and amortization expense for the fiscal years ended March 31, 2011 and March 31, 2010 was $785,066 and $603,153, respectively. Capital work-in-progress represents advances paid towards the acquisition of property and equipment and the cost of property and equipment not put to use before the balance sheet date.

NOTE 15 – INVESTMENT ACTIVITIES

No significant investment activities occurred during the years ended March 31, 2011 and March 31, 2010.

NOTE 16 — SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

During the current year, the Company has created a full provision on the amount receivable from one of its investee companies –Sricon- amounting to $ 3,143,242. Please refer Note 12 of the consolidated financial statements for further information relating to this write off.

Further during the current year, the Company recorded an expense amounting to $ 1,515,186 relating to bad debts on its accounts receivable and certain loans and advances.

NOTE 17 – STOCK-BASED COMPENSATION

On April 1, 2009 the Company adopted ASC 718, “Compensation-Stock Compensation”, (previously referred to as SFAS No. 123 (revised 2004), Share Based Payment).  ASC 718 requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values.  As of March 31, 2010, the Company granted 78,820 shares of common stock and 1,413,000 stock options, to its directors and employees, all of which were granted during the year ended March 31, 2010. No options were granted during the year ended March 31, 2011.   The options vested immediately.  The exercise price of the options was $1.00 per share, and the options will expire on May 13, 2014.  The fair value of the stock was $39,410 on the date of grant and the fair value of the stock options was $90,997.  Total share-based compensation expense, related to all of the Company’s share-based awards, recognized for the year ended March 31, 2010 is $130,407. As of March 31, 2011 under the 2008 Omnibus Plan, 471,045 options remain issuable under the plan.

The fair value of stock option awards is estimated on the date of grant using a Black-Scholes Pricing Model with the following assumptions for options awarded during the year ended March 31, 2010:

Expected life of options	5 years
Vested options	100%
Risk free interest rate	1.98%
Expected volatility	35.35%
Expected dividend yield	Nil

The volatility estimate was derived using historical data for the IGC stock and for public companies in the infrastructure industry.

NOTE 18 – EMPLOYEE BENEFITS

Gratuity In accordance with applicable Indian laws, the Company provides for gratuity, a defined benefit retirement plan (Gratuity Plan) covering certain categories of employees. The Gratuity Plan provides a lump sum payment to vested employees, at retirement or termination of employment, an amount based on the respective employee’s last drawn salary and the years of employment with the Company.

	As of March 31,
	2011	2010
Change in the benefit obligation
Projected Benefit Obligation (PBO) at the beginning of the year	(22,383)	-
Service cost	(1,510)	22,383
Interest cost	(1,967)	-
Benefits paid	3,578	-
Actuarial loss/(gain)	(6,498)	-
PBO at the end of the year	(28,780)	(22,383)
	-	-
Funded status	$(28,780)	$(22,383)

Net gratuity cost for the years ended March 31, 2011 and 2010 included:

	Year ended March 31,
	2011	2010
Service cost	1,510	22,383
Interest cost	1,967	-
Actuarial loss/(gain)	6,498
Net gratuity cost	$9,975	$22,383

 The weighted average actuarial assumptions used to determine benefit obligations and net periodic gratuity cost are:

	Year ended March 31,
	2011	2010
Discount rate	9.10%	8.65%
Rate of increase in compensation levels	8.00%	8.00%

The Company assesses these assumptions with its projected long-term plans of growth and prevalent industry standards.

The expected payout of the accumulated benefit obligation as of March 31 is as follows.

	As of March 31,
	2011	2010
Expected contribution during the year ending Year 1	$2,739	$3,582
Expected benefit payments for the years ending March 31:
Year 2	1,302	1,023
Year 3	1,347	1,046
Year 4	1,819	1,468
Year 5	9,048	8,164
Thereafter	15,806	13,135

Provident fund. In addition to the above benefits, all employees receive benefits from a provident fund, a defined contribution plan. The employee and employer each make monthly contributions to the plan equal to 12% of the covered employee’s salary. The contribution is made to the Government’s provident fund.

The Company recognized an expense of $ 6,819 and $16,446 towards contribution to various defined contribution and benefit plans during the years ended March 31, 2011 and March 31, 2010 respectively.

NOTE 19 – DECONSOLIDATION

Effective October 1, 2009, we decreased our ownership in Sricon Infrastructure from 63% to 22.3%.  On March 7, 2008 we consummated the Sricon Acquisition by purchasing 63% for $28,690,266 (based on an exchange rate of 40 INR for 1 USD).   Subsequently, we effectively borrowed, through an intermediary company, $17,900,000 (based on 40 INR for 1 USD) from Sricon.  Through 2008 and 2009 we expanded our business offerings beyond construction to include a rapidly growing materials business. We have successfully repositioned the company as a materials and construction company with construction activity in our TBL subsidiary and materials activity in our other subsidiaries. As a consequence, we no longer owe $17,900,000 and our corresponding ownership in Sricon had decreased from 63% to 22.3%, a minority interest.  The accounting of the decrease in ownership, or deconsolidation of Sricon from the balance sheet of IGC, results in the shrinking of IGC’s balance sheet and a one-time charge on the income statement.

The equity dilution of 40.715% resulted in a consideration of $17,900,000. Following the guidance under ASC 810-10, the parent derecognized the assets, liabilities and equity components (including the amounts previously recognized in other comprehensive income) related to Sricon.  IGC recorded a loss of $785,073 and further reclassified an accumulated AOCI loss of $2,098,492 in the income statement as a result of the dilution.  Deferred acquisition costs related to Sricon amounted to $1,854,750, which were subsequently recorded in the income statement for the Fiscal Year that ended March 31, 2010.

The Company accounted for its remaining 22.3% interest in Sricon by the equity method. The carrying value of the investment in Sricon as of March 31, 2010 was $8,443,181.  The Company’s equity in the income of Sricon for the period ended March 31, 2010 was $16,446. In the current year, due to certain disputes with the management of Sricon, the Company was not able to obtain the financial statements of Sricon. It has been determined that the Company no longer has significant influence in the operations of Sricon. Accordingly, the investment in Sricon is currently valued at cost less provision for impairment losses, if any. Please refer Note 25 for discussion on impairment loss relating to the investment in Sricon.

NOTE 20 – INCOME TAXES

Income tax expense (benefit) for each of the years ended March 31 consists of the following:

	March 31,
	2011		2010

Current:
Federal	$		$0
Foreign		(100,226)	92,310
State			0
Net Current		(100,226)	92,310

Deferred:
Federal		4,242,001	(2,947,845)
Foreign		(422,823)	113,464
State		381,433	(367,633)
Net Deferred		4,200,611	(3,202,014)
Total tax provision		$4,100,385	$(3,109,704)

The significant components of deferred income tax expense (benefit) from operations before non-controlling interest for each of the years ended March 31 consist of the following:

	March 31,
	2011	2010
Deferred tax expense (benefit)	$1,652,984	$(550,254)
Net operating loss carry forward	2,003,420	(1,999,512)
Foreign Tax Credits	544,207	(544,207)
Interest income deferred for reporting purposes
Difference between accrual accounting for reporting purposes and cash accounting for tax purposes
Less: Valuation Allowance	(4,200,611)	(108,041)
Net deferred tax asset	$0	$(3,202,014)

The total tax provision for income taxes for year ended March 31, 2011 differs from that amount which would be computed by applying the U.S. Federal income tax rate to income before provision for income taxes as follows:

	March 31,
	2011	2010
Statutory Federal income tax rate	34.0%	34.0%
State tax benefit net of federal tax	1.5%	-5.4%
Change in valuation allowance	8.2%	-
Loss on extinguishment of debt	-0.4%	-
Loss on dilution of Sricon	-	-12.3%
Impairment loss on goodwill	-11.9%	-
Impairment loss on investments	-4.4%	-
Capitalized interest costs	-2.8%	-5.2%
Tax benefits from US taxes	-	-48.9%
Amortization of debt discount	-	-1.5%
Effective income tax rate	24.2%	-39.3%

The deferred tax assets and liabilities as of March 31 consist of the following tax effects relating to temporary differences and carry forwards:

	March 31,
	2011	2010
Current deferred tax liabilities (assets):
Vacation Pay	$0	$(25,345)
Valuation allowance		-
Net current deferred tax liabilities (assets)	0	(25,345)

Noncurrent deferred tax assets (liabilities):
Startup Costs	921,378	(921,378)
Deferred Acquisition Costs	731,606	(731,606)
Property, plant and equipment		(121,242)
Foreign Tax Credits	544,207	(544,207)
Net Operating Losses	2,003,420	(1,999,512)
Valuation allowance	(4,200,611)	-
Non-Current net deferred tax assets	$0	$(4,075,461)

Deferred income tax assets, net of valuation allowances are expected to be realized through future taxable income.  The valuation allowance increased in 2011 by $4.1 million, primarily related net operating loss carry forwards and acquisition costs.  The company intends to maintain valuation allowances for those deferred tax assets unit sufficient evidence to support the reversal of the valuation allowance.

The Company's and/or its subsidiaries’ ability to utilize their net operating loss carry forwards may be significantly limited by Section 382 of the Internal Revenue Code of 1986, as amended, if the Company or any of its subsidiaries undergoes an “ownership change” as a result of changes in the ownership of the Company's or its subsidiaries’ outstanding stock pursuant to the exercise of the warrants or otherwise. A corporation generally undergoes an “ownership change” when the ownership of its stock, by value, changes by more than 50 percentage points over any three-year testing period. In the event of an ownership change, Section 382 imposes an annual limitation on the amount of post-ownership change taxable income a corporation may offset with pre-ownership change net operating loss carry forwards and certain recognized built-in losses. As of December 31, does not appear to have had an ownership change for Section 382 purposes.

NOTE 21 – SEGMENT INFORMATION

Accounting pronouncements establish standards for the manner in which public companies report information about operating segments in annual and interim financial statements. Operating segments are component of an enterprise that have distinct financial information available and evaluated regularly by the chief operating decision-maker ("CODM") to decide how to allocate resources and evaluate performance. The Company's CODM is considered to be the Company's chief executive officer ("CEO"). The CEO reviews financial information presented on an entity level basis for purposes of making operating decisions and assessing financial performance. Therefore, the Company has determined that it operates in a single operating and reportable segment.

NOTE 22 – RECONCILIATION OF EPS

For the Fiscal Year Ended March 31, 2011 and 2010, the basic shares include founders shares, shares sold in the market, shares sold in a private placement, shares sold in the IPO, shares sold in the registered direct, shares arising from the exercise of warrants issued in the placement of debt, shares issued in connection with debt, and shares issued to employees, directors and vendors.   The fully diluted shares include the basic shares plus warrants issued as part of the units sold in the private placement and IPO, warrants sold as part of the units sold in the registered direct and employee options.  The historical weighted average per share for our shares through March 31, 2011, was applied using the treasury method of calculating the fully diluted shares.  The weighted average number of shares outstanding as at March 31, 2011 used for the computation of basic EPS is 15,108,920. Due to the loss incurred during the year ended March 31, 2011, all of the potential equity shares are anti-dilutive and accordingly, the diluted EPS is equal to the basic EPS.

NOTE 23 – SUBSEQUENT EVENTS

The Company, through its subsidiary, IGC Materials, Private Limited ("IGC-MPL"), previously created a partnership for operation of a rock quarry, in which IGC-MPL owns a 49% stake, with the owner of the land on which the quarry was located.  In order to promote investments in certain industries including quarrying, the government of Maharashtra, where the quarry is located, instituted a tax rebate. The tax rebate allows the quarry operators to recover their entire investment through the collection of taxes by retaining taxes that would otherwise be payable to the government. In July 2011, the Company’s application for the rebate was approved by the government of Maharashtra, and the partnership was accordingly granted the right to retain up to $2.68 million in sales taxes and royalty taxes collected through the sale of rock aggregate from the quarries. This figure amounts to the investment made by the Company to develop the rock quarry including infrastructure and machinery.  The Company expects that it may take a few years to fully realize the benefits of the tax rebate.

NOTE 24 – INVESTMENTS – OTHERS

Investments – others for each of the years ended March 31, 2011 and 2010 consists of the following:

	As of March 31,
	2011	2010

Investment in equity shares of an unlisted company	$67,355	$66,741
Investment in partnership (SIIPL-IGC)	810,508	744,149
	$877,863	$810,890

NOTE 25 – IMPAIRMENT

Effective October 1, 2009, the Company reduced its investment in Sricon from 63% to 22%. For the financial year ended March 31, 2010 the Company conducted an impairment test on the 22% investment in Sricon using the discounted cash flow methodology. The Company had access to the unaudited balance sheet of Sricon as of December 31, 2009, but did not have audited financial statements of Sricon for the year ended March 31, 2010. The Company used information from the unaudited December 31, 2009 balance sheet, recoverable values of property, plant and equipment not used in the operations of the Company based on independent third party valuations and Sricon’s history of winning and renewing contracts in determining the discounted cash flow. Based on the impairment test applied at the end of March 31, 2010, the Company concluded that the recoverable value of its investment in Sricon exceeded the total of the value of its receivable in Sricon and its investment in Sricon. Therefore no impairment was provided with respect to the receivable and investment in Sricon.

In January 2011, the Company Law Board in India (CLB), a body that has jurisdiction over companies in India, granted the Company’s petition to stay any transactions, such as purchases, sales or a further creation of liability on Sricon’s fixed properties including land and plant and machinery. Further, based on CLB orders representatives of the Company visited Sricon for an inspection in January 2011, February 2011, April 2011 and June 2011.

Based on the CLB order freezing the sale of assets and creation of liability and allowing inspections by the Company, the Company believes that it has sufficient information on the existing assets and liabilities in Sricon to perform an impairment test. Further, as Sricon can no longer alienate the assets or create further liabilities, the Company believes that this forms an appropriate basis for the assessment of the recoverable value of the investment. The nature of information available to the Company includes assets (plant, machinery, land, building,) and significant liabilities.

For the year ended March 31, 2011 the Company again conducted an impairment test on its 22% investment in Sricon. However, the methodology for assessing the value of our investment and the recoverability of our receivable in Sricon, for the financial year ended March 31, 2011 was based on an assessment of recoverable values of property, plant and equipment as certified by independent government approved appraisers and not on a discounted cash flow methodology. The Company currently does not have sufficient financial information on Sricon and the lack of such financial statements may impact our ability to accurately value the investment. The methodology used in determining the fair value of assets included the current market value of real estate owned by Sricon, the recoverable value for equipment and an estimate for the timing of collection on awarded arbitration claims discounted to its present value using a discount rate of 12%. Based on this, the Company concluded that as of March 31, 2011 a liquidation of Sricon including a sale of assets and settlement of liabilities would result in the Company’s ability to recover $6.4 million. The Company therefore impaired 100% of its $3.1 million receivable in Sricon, and impaired $2.2 million of its investment. The carrying value of the investment in Sricon for the year ended March 31, 2011 is $6.4 million, which is equal to the recoverable assessed value.

NOTE 26 – UNAUDITED QUARTERLY FINANCIAL DATA

The information for the quarter ending December 31, 2009 has been restated as stated in Note 3 – Restatement of Previously Issued Financial Statements.

The restated Statement of Operations for the quarter ending 31 December 2009 is presented below:

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	3 months ended 31 Dec 2009 – As reported in 10Q	As restated	9 months ended 31 Dec 2009 – As reported in 10Q	As restated

Revenues	$5,909,024	$5,909,024	$13,994,503	$13,994,503
Cost of revenues	(5,326,393)	(5,326,393)	(11,829,440)	(11,829,440)
Selling, general and administrative expenses	(3,049,603)	(3,049,603)	(4,446,137)	(4,446,137)
Depreciation	(101,991)	(101,991)	(519,812)	(519,812)
Operating income (loss)	$(2,568,963)	$(2,568,963)	$(2,800,886)	$(2,800,886)
Compensation expenses	(123,139)	(123,139)	(123,139)	(123,139)
Interest expense	(252,619)	(252,619)	(1,019,687)	(1,019,687)
Amortization of debt discount	(178,218)	(178,218)	(178,218)	(178,218)
Interest income	37,314	37,314	139,641	139,641
Equity in (gain)/loss of affiliates	16,446	16,446	16,446	16,446
Other income, net	3,570	3,570	6,836	6,836
Income before income taxes and minority interest attributable to non-controlling interest	$(3,065,609)	$(3,065,609)	$(3,959,007)	$(3,959,007)
Income taxes benefit/ (expense)	103,281	103,281	(54,486)	(54,486)
Extraordinary items
Loss on dilution of stake in Sricon	(3,205,616)	(3,205,616)	(3,205,616)	(3,205,616)
Net income/(loss)	$(6,167,944)	$(6,167,944)	$(7,219,109)	$(7,219,109)
Non-controlling interests in earnings of subsidiaries	(7,574)	(7,574)	(72,599)	(72,599)
Net income / (loss) attributable to common stockholders	$(6,175,518)	$(6,175,518)	$(7,291,708)	$(7,291,708)
Weighted-average number of shares outstanding:
Basic	12,898,291	12,898,291	12,898,291	12,898,291
Diluted	13,559,184	12,898,291	13,559,184	12,898,291
Net Income per share
Basic	$(0.48)	$(0.48)	$(0.56)	$(0.56)
Diluted	$(0.45)	$(0.48)	$(0.54)	$(0.56)

* The effect of restatement on the diluted EPS has been shown in Italics in the table above.

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

	Nine months ended December 31,
	2009 (as originally filed)	Adjustments	2009 (as restated)
Cash flows from operating activities:
Net income (loss)	$(7,219,109)	-	$(7,219,109)
Adjustment to reconcile net income (loss) to net cash:
Deferred taxes	(68,699)	28,637	(40,062)
Depreciation	519,812	-	519,812
Amortization of debt discount	178,219	-	178,219
Interest expense (including non-cash)	375,758	767,068	1,142,826
Loss on extinguishment of debt	586,785	-	586,785
Loss on dilution of stake in Sricon	3,205,616	-	3,205,616
Deferred acquisition cost written off	1,854,750	-	1,854,750
Equity in earnings of affiliates	(16,446)	-	(16,446)
Changes in:		-
Accounts receivable	(5,364,846)	1,465,666	(3,899,180)
Inventories	(389,904)	17,702	(372,202)
Prepaid expenses and other current assets	(168,549)	248,765	80,216
Trade payables	3,621,690	(4,020)	3,617,670
Other current liabilities	96,813	(1,102,799)	(1,005,986)
Other non-current liabilities	(49,901)	(111,169)	(161,070)
Non-current assets	74,242	(20,244)	53,998
Net cash used in operating activities	$(2,763,769)	1,289,606	$(1,474,163)

Cash flow from investing activities:
Purchase of property and equipment	(123,450)	(65,365)	(188,815)
Investment in non-current investments (joint ventures etc.)	(600,024)	-	(600,024)
Restricted cash	(261,232)	(15,069)	(276,301)
Net cash movement relating to de-consolidation of subsidiary	-	(102,045)	(102,045)
Net cash provided/(used) in investing activities	$(984,706)	(182,479)	$(1,167,185)

Cash flows from financing activities:
Proceeds from/ (repayment of) in other short-term borrowings	148,091	(687,956)	(539,865)
Proceeds from/ (repayment of) from long-term borrowings	(141,873)	(285,600)	(427,473)
Issuance of equity shares	1,777,939	-	1,777,939
Proceeds from notes payable	2,000,000	-	2,000,000
Interest paid	(72,710)	(287,883)	(360,593)
Net cash provided/(used) by financing activities	$3,711,447	(1,261,439)	$2,450,008
Effects of exchange rate changes on cash and cash equivalents	(12,632)	154,312	141,680
Net increase/(decrease) in cash and cash equivalents	(49,390)	-	(49,660)
Cash and cash equivalent at the beginning of the period	2,129,365	-	2,129,635
Cash and cash equivalent at the end of the period	$2,079,705	-	$2,079,705

NOTE 27 – CERTAIN AGED RECEIVABLES

The accounts receivable as of March 31, 2011 and March 31, 2010 include certain aged receivables in the amount of $2.37 million and $2.30 million respectively.  These receivables are due from the National Highway Authority of India (NHAI) and the Cochin International Airport.  The Government of India owns NHAI and the Cochin International Airport is partially owned by the State Government of Kerala.  The receivables have been due for periods in excess of one year as of March 31, 2011.  These receivables have been classified as current for the following reasons:

Our subsidiary in India, TBL, worked on the building of an airport runway at the Cochin International Airport and a road and associated bridges on a highway for the NHAI. During the execution of these projects the clients of the Company requested several changes to the engineering drawings.  The claims of the Company against each of the clients involve reimbursement of expenses associated with the change orders and variances as well as compensation for delays caused by the client.  The delay part of the claim involves equipment that is idle on the job, including interest or lease charges for the equipment while it is idle, and workers that are idle, among others.  The expense reimbursement involves cost of new material including any escalation in the cost of materials, usage of equipment, personnel and other charges that were incurred as a result of the delays caused by the change orders.  These invoices were disputed by the clients and referred to arbitration. The process of arbitration involves each party choosing an arbitrator and the arbitrators appointing a third chief arbitrator. Each party then presents its case over several months and the arbitrator makes an award.

The receivables occurred and became due when TBL won two separate arbitration awards against each of these organizations. The arbitration awards were first reported on our Form 10-K for the fiscal year ended March 31, 2010 and reflected in our March 31, 2010 financial statements filed as part of the Form 10-K. The arbitration awards stipulate that interest be accrued for the period of non-payment.  However, the receivables do not have an interest component as we will try and use the accrued interest as negotiating leverage for an earlier payment.  Although the receivables are contractually due, and hence its classification as current, it may take the Company  anywhere from the next 30 days to two years to actually realize the funds, depending on how long these organizations want to delay paying.  The Company continues to carry the full value of the receivables, without interest and without any impairment, because the Company believes that there is minimal risk that these organizations will become insolvent and unable to make payment.

NOTE 28 – RE-CLASSIFICATIONS to CONSOLIDATED BALANCE SHEETS AND CONSOLIDATED STATEMENTS OF OPERATIONS

Subsequent to the filing of the Form 10-K for the fiscal year ended March 31, 2011, the Company has re-classified the following figures, in both 2011 and 2010, to conform to the standards required by the SEC:

1.	Reclassified the non-controlling interest on the face of the consolidated balance sheet and included the same as a part of the total stockholders’ equity.

2.	Added a line on the stockholders’ equity to provide the total equity related to the Parent company or IGC.

3.	The impairment losses on goodwill and investments have been included as a part of the operating income/(loss) in the consolidated statements of income.

4.	Removed the sub-total titled ‘Revenue less cost of revenue (excluding depreciation)’ in the consolidated statements of income.

There are no changes in the Consolidated Statement of Operations with respect to net income/loss attributable to common stock holders and in the case of the Consolidated Balance Sheets, the total liabilities and stockholders’ equity, remains the same.

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
All amounts in USD except share data

	As of
	December 31, 2011	March 31, 2011
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$4,444,972	$1,583,284
Accounts receivable, net of allowances	5,971,786	3,312,051
Inventories	767,432	133,539
Advance taxes	41,452	41,452
Dues from related parties	239,947	-
Prepaid expenses and other current assets	3,097,845	1,474,838
Total current assets	$14,563,434	$6,545,164
Goodwill	952,836	410,454
Property, plant and equipment, net	8,021,606	1,231,761
Intangible assets	3,880,957
Investments in affiliates	6,303,315	6,428,800
Investments-others	766,060	877,863
Deferred income taxes	180,929	-
Restricted cash	182,619	1,919,404
Other non-current assets	246,863	748,623
Total assets	$35,098,619	$18,162,069

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$764,871	$901,343
Trade payables	998,560	1,311,963
Accrued expenses	1,316,012	349,149
Notes payable	3,485,254	3,920,000
Taxes payable	3,085,107	-
Other taxes payable	1,764,816	-
Dues to related parties	310,643	-
Deferred tax liabilities	135,980
Other current liabilities	1,091,603	94,892
Total current liabilities	$12,952,846	$6,577,347
Deferred income taxes	713,897	-
Other non-current liabilities	4,270,023	1,209,479
Total liabilities	$17,936,766	$7,786,826

Shares potentially subject to rescission rights (4,868,590 shares issued and outstanding)	3,082,384	3,082,384

Stockholders' equity:
Common stock — $.0001 par value; 150,000,000 shares authorized; 47,591,843 issued and outstanding as of December 31, 2011 and 14,890,181 issued and outstanding as of March 31, 2011	4,760	1,490
Additional paid-in capital	48,887,101	38,860,319
Accumulated other comprehensive income	(2,625,115)	(2,502,596)
Retained earnings (Deficit)	(33,252,738)	(29,692,907)
Total equity attributable to the parent	$13,014,008	$6,666,306
Non-controlling interest	1,065,461	626,553
Total stockholders' equity	$14,079,469	$7,292,859
Total liabilities and stockholders' equity	$35,098,619	$18,162,069

The accompanying notes should be read in connection with the financial statements.

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
All amounts in USD except share data

	Three months ended December 31,		Nine months ended December 31,
	2011	2010	2011	2010

Revenues	$986,799	$484,106	$2,959,167	$3,294,103
Cost of revenues (excluding depreciation and amortization)	(1,024,817)	(457,379)	(2,902,650)	(3,053,512)
Selling, general and administrative expenses	(968,890)	(1,054,894)	(2,354,405)	(2,399,503)
Depreciation	(42,360)	(461,627)	(169,225)	(659,002)
Operating income (loss)	$(1,049,268)	$(1,489,794)	$(2,467,113)	$(2,817,914)
Interest expense	(174,353)	(307,630)	(624,086)	(718,339)
Amortization of debt discount	-	-	-	(356,436)
Interest income	59,629	40,657	186,061	170,438
Other income, net	(716,364)	(25,914)	(706,440)	34,558
Income before income taxes and minority interest attributable to non-controlling interest	$(1,880,356)	$(1,782,681)	$(3,611,578)	$(3,687,693)
Earnings in Income from Affiliates	(33,588)	-	28,463	-
Income taxes benefit/ (expense)	-	20,212	-	475,226
Net income/(loss)	$(1,913,944)	$(1,762,469)	$(3,583,115)	$(3,212,467)
Non-controlling interests in earnings of subsidiaries	12,569	13,451	23,284	16,014
Net income / (loss) attributable to common stockholders	$(1,901,375)	$(1,749,018)	$(3,559,831)	$(3,196,453)
Earnings/(loss) per share attributable to common stockholders:
Basic and diluted	$(0.09)	$(0.12)	$(0.17)	$(0.23)
Weighted-average number of shares used in computing earnings per share amounts:
Basic and diluted	21,301,092	14,750,483	20,880,604	13,814,634

The accompanying notes should be read in connection with the financial statements.

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)
All amounts in USD except share data

	Three months ended December 31,						Nine Months ended December 31,
	2011			2010			2011			2010
Particulars	IGC	Non- controlling Interest	Total	IGC	Non- controlling Interest	Total	IGC	Non- controlling Interest	Total	IGC	Non- controlling Interest	Total
Net income / (loss)	$(1,901,375)	(12,569)	(1,913,944)	(1,749,018)	(13,451)	(1,762,469)	(3,559,831)	(23,284)	(3,583,115)	(3,196,453)	(16,014)	(3,212,467)
Foreign currency translation adjustments	21,892	(100,167)	(78,275)	60,941	(7,576)	53,365	(122,519)	(99,123)	(221,642)	34,774	4,594	39,368
Comprehensive income (loss)	$(1,879,483)	(112,736)	(1,992,219)	(1,688,077)	(21,027)	(1,709,104)	(3,682,350)	(122,407)	(3,804,757)	(3,161,679)	(11,420)	(3,173,099)

The accompanying notes should be read in connection with the financial statements.

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(Unaudited)
All amounts in USD except share data

	Common Stock
	No of Shares	Amount	Additional Paid in Capital	Accumulated Earnings (Deficit)	Accumulated Other Comprehensive Income/(loss)	Non-Controlling Interest	Total Stockholders’ Equity

Balance as of March 31, 2010	12,989,207	$1,300	$36,805,724	$(9,452,000)	$(2,578,405)	$1,376,841	$26,153,460

Issuance of equity shares	1,900,974	190	1,761,452	-	-		1,761,642
Interest expense	-	-	359,820	-	-		359,820
Dividend Option Reversed	-		2,340	-	-		2,340
Loss for the quarter	-	-	-	(20,240,907)	-		(20,240,907)

Net Income for non-controlling interest	-	-	-	-	-	(769,046)	(769,046)
Loss on Translation	-	-	-	-	75,809	18,758	94,567
Road show expense incurred towards raising capital-issuance of shares	-	-	(69,017)	-	-	-	(69,017)

Balance as of March 31, 2011 (audited)	14,890,181	$1,490	$38,860,319	$(29,692,907)	$(2,502,596)	$626,553	$7,292,859

Issuance of common stock	1,201,662	120	582,004	-	-	-	582,124
Loss on Translation	-	-	-	-	(122,519)	(99,122)	(221,641)
Purchase consideration on acquisition of Ironman	31,500,000	3,150	9,209,511	-	-	-	9,212,661
Stock options issued	-	-	235,267	-	-	-	235,267
Net income for non-controlling interest	-	-	-	-		(23,284)	(23,284)
Net income / (loss)	-	-	-	(3,559,831)	-	-	(3,559,831)
Non-controlling interest on acquisition of Ironman						561,314	561,314
Balance as of December 31, 2011 (unaudited)	47,591,843	$4,760	$48,887,101	$(33,252,738)	$(2,625,115)	$1,065,461	$14,079,469

The accompanying notes should be read in connection with the financial statements.

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
All amounts in USD except share data

	Nine months ended December 31,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$(3,583,115)	$(3,212,467)
Adjustment to reconcile net income (loss) to net cash:
Non-cash compensation expense	235,267	-
Deferred taxes	-	(449,635)
Depreciation	169,225	659,002
Loss/(gain) on sale of property, plant and equipment	-	19,503
Amortization of debt discount	-	359,820
Accrued unrealized share in the profit of the joint venture	(28,463)
Non-cash interest expense	491,147	296,200
Unrealized exchange differences	818,876	(17,787)
Changes in:
Accounts receivable	748,522	(674,956)
Inventories	54,309	(169,100)
Prepaid expenses and other assets	(523,045)	(13,600)
Trade payables	(112,787)	1,425,924
Other current liabilities	12,909	(96,117)
Other non – current liabilities	(369,679)
Non-current assets	415,324	-
Accrued Expenses	472,892	(333,454)
Net cash used in operating activities	$(1,198,618)	$(2,206,667)

Cash flow from investing activities:
Proceeds from sale of/ (towards purchase of) property, plant and equipment	(2,853)	2,632

Investment in acquisitions net of cash acquired	2,678,119	-
Investment in Joint Ventures	-	(267,844)

Restricted cash	1,554,272	273,750
Net cash provided/(used) by investing activities	$4,229,538	$8,538

Cash flows from financing activities:
Repayment of long term borrowings	-	(200,000)
Net proceeds from issue of equity shares	-	3,001,118
Proceeds from/(repayment of) short term borrowings	8,201	22,468
Net cash provided/(used) by financing activities	$8,201	$2,823,586
Effects of exchange rate changes on cash and cash equivalents	(177,433)	1,811
Net increase/(decrease) in cash and cash equivalents	2,861,688	627,268
Cash and cash equivalent at the beginning of the period	1,583,284	842,923
Cash and cash equivalent at the end of the period	$4,444,972	$1,470,191

The accompanying notes should be read in connection with the financial statements.

INDIA GLOBALIZATION CAPITAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 – OVERVIEW

a)	Description of the Company

India Globalization Capital, Inc. ("IGC" or the "Company"), a Maryland corporation, was organized on April 29, 2005, as a blank check company formed for the purpose of acquiring one or more businesses with operations primarily in India through a merger, capital stock exchange, asset acquisition or other similar business combination or acquisition.  On March 8, 2006, IGC completed an initial public offering of units, with each unit consisting of one share of common stock and two warrants to purchase a share of common stock.  The units and the common stock and warrants included in the units are listed on the NYSE Amex exchange.

On December 30, 2011, IGC acquired a 95% equity interest in Linxi He Fei Economic and Trade Co., aka Linxi H&F Economic and Trade Co., a People’s Republic of China-based company ("PRC Ironman") by acquiring 100% of the equity of H&F Ironman Limited, a Hong Kong company ("HK Ironman").  Collectively, PRC Ironman and HK Ironman are referred to as "Ironman."

IGC operates in India and China geographies specializing in the infrastructure sector.  Operating as a fully integrated infrastructure company, IGC, through its subsidiaries, has expertise in mining and quarrying, road building, and the construction of high-temperature plants.  The Company’s medium-term plans are to expand each of these core competencies while offering an integrated suite of service offerings to our customers.  The Company’s core businesses are its operations as a materials and construction company.

b)	List of subsidiaries with percentage holding

The operations of IGC are based in India and China.  The financial statements of the following subsidiaries have been considered for consolidation.

Subsidiaries	Immediate holding company	Country of Incorporation	Percentage of holding as of December 31, 2011	Percentage of holding as of March 31, 2011
IGC – Mauritius ("IGC-M")	IGC	Mauritius	100	100
IGC India Mining and Trading Private Limited ("IGC-IMT")	IGC-M	India	100	100
IGC Logistic Private Limited ("IGC-LPL")	IGC-M	India	100	100
IGC Materials Private Limited ("IGC-MPL")	IGC-M	India	100	100
H&F Ironman Limited (“HK Ironman”)	IGC	Hong Kong	100	-
Linxi H&F Economic and Trade Co. ("PRC Ironman")	HK Ironman	Peoples’ Republic of China	95	-
Techni Bharathi Limited (“TBL”)	IGC-M	India	77	77

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

a)	Basis of preparation of financial statements

The Company has prepared the accompanying unaudited Condensed Consolidated Financial Statements ("Financial Statements") in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC") for interim financial information.  Accordingly, they do not include all of the information and footnotes required by United States generally accepted accounting principles ("GAAP") for complete financial statements.  Therefore, the Financial Statements should be read in conjunction with the audited Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K/A Amendment No. 2 for the fiscal year ended March 31, 2011 filed with the SEC on November 2, 2011.  In the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation have been included in the Financial Statements.  The results for interim periods do not necessarily indicate the results that may be expected for any other interim period or for the full year.  The significant accounting policies adopted by the Company, regarding these consolidated financial statements, are set out below.  The Company’s current fiscal year ends on March 31, 2012.

b)	Principles of consolidation

The consolidated financial statements include the accounts of the Company and all of its subsidiaries that are more than 50% owned and controlled.  The financial statements of the parent company and its majority owned or controlled subsidiaries have been combined on a line by line basis by adding together the book values of all items of assets, liabilities, incomes and expenses after eliminating all inter-company balances and transactions and resulting unrealized gain or loss.  Operating results of companies acquired are included from the dates of acquisition.

c)	Non-controlling interests

Non-controlling interests in the Company’s consolidated financial statements result from the accounting for non-controlling interests in its subsidiaries.  Non-controlling interests represent the subsidiaries’ earnings and components of other comprehensive income that are attributed to the non-controlling parties’ equity interests.  The Company consolidates the subsidiaries into its consolidated financial statements.  Transactions between the Company and its subsidiaries have been eliminated in the consolidated financial statements.

The Company accounts for investments by the equity method where its investment in the voting stock gives it the ability to exercise significant influence over the investee but not control.  In situations, such as the Company’s ownership interest in Sricon Infrastructure Private Limited (“Sricon”), wherein the Company is not able to exercise significant influence in spite of having 20% or more of the voting stock, the Company has accounted for the investment based on the cost method.  In addition, the Company consolidates any Variable Interest Entity (“VIE”) if it is determined to be the primary beneficiary.  However, as of December 31, 2011, the Company does not have any interest in any VIE or equity method investment.

The non-controlling interest disclosed in the accompanying unaudited interim consolidated financial statements represents the non-controlling interest of the former promoters in Techni Bharathi Limited (TBL) and the non-controlling interest of the former promoters of PRC Ironman.

The adoption of Accounting Standards Codification (ASC) 810-10-65 "Consolidation — Transition and Open Effective Date Information" (previously referred to as SFAS No. 160, "Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51"), has resulted in the reclassification of amounts previously attributable to minority interest (now referred to as non-controlling interest) to a separate component of shareholders’ equity on the accompanying consolidated balance sheets and consolidated statements of shareholders’ equity and comprehensive income (loss).  Additionally, net income attributable to non-controlling interest is shown separately from net income in the consolidated statements of income.  This reclassification had no effect on our previously reported financial position or results of operations.

d)	Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities on the date of the financial statements and the reported amounts of revenues and expenses during the period reported.

Management believes that the estimates and assumptions used in the preparation of the consolidated financial statements are prudent and reasonable.  Significant estimates and assumptions are used for, but not limited to: allowance for uncollectible accounts receivable; future obligations under employee benefit plans; the useful lives of property, plant, equipment; intangible assets; the valuation of assets and liabilities acquired in a business combination; impairment of goodwill and investments; recoverability of advances; the valuation of options granted and warrants issued; and income tax and deferred tax valuation allowances.  Actual results could differ from those estimates.  Appropriate changes in estimates are made as management becomes aware of changes in circumstances surrounding the estimates.  Critical accounting estimates could change from period to period and could have a material impact on IGC’s results, operations, financial position and cash flows.

Changes in estimates are reflected in the financial statements in the period in which changes are made and, if material, their effects are disclosed in the notes to the consolidated financial statements.

e)	Foreign currency translation

The functional currency is the currency in which the Company’s subsidiaries operate and it largely reflects the economic substance of the underlying events and circumstance of the Company’s subsidiaries.  The functional currencies of the Company's Indian and Chinese subsidiaries are the Indian rupee (INR) and the renminbi (RMB), respectively.  Our financial statements reporting currency is the United States dollar (USD or $).  Operating and capital expenditures of the Company's subsidiaries located in India and China are denominated in their local currencies, which are the currencies most compatible with their expected economic results.

In accordance with ASC 830, “Foreign Currency Matters,” all transactions and account balances are recorded in the local Company’s subsidiaries’ currencies.  The Company translates the value of these local currencies denominated assets and liabilities into USD at the rates in effect at the balance sheet date.  Resulting translation adjustments are recorded in stockholders' equity as a component of accumulated other comprehensive income (loss).  The local currencies denominated statement of income amounts are translated into U.S. dollars using the average exchange rates in effect during the period.  Realized foreign currency transaction gains and losses are included in the consolidated statements of income.  The Company's Indian and Chinese subsidiaries do not operate in “highly inflationary” countries.

The exchange rates used for translation purposes are as follows:

Period	Period End Average Rate (P&L rate)	Period End Rate (Balance sheet rate)
Three months ended December 31, 2010	INR 48.64 per USD	INR 46.40 per USD
Year ended March 31, 2011	INR 44.75 per USD	INR 44.54 per USD
Three months ended December 31, 2011	INR 48.77 per USD	INR 53.01 per USD

f)	Revenue recognition

The majority of the revenue recognized for the three months ended December 31, 2011 and 2010 was derived from the Company’s subsidiaries, when all of the following criteria have been satisfied:

Revenue is recognized when persuasive evidence of an arrangement exists, the sales price is fixed or determinable and collectability is reasonably assured.  In government contracting, the Company recognizes revenue when a government consultant verifies and certifies an invoice for payment.

Revenue from sale of goods is recognized when substantial risks and rewards of ownership are transferred to the buyer under the terms of the contract.

For the sale of goods, the timing of the transfer of substantial risks and rewards of ownership is based on the contract terms negotiated with the buyer, e.g., FOB or CIF.  IGC considers the guidance provided under Staff Accounting Bulletin (“SAB”) 104 in determining revenue from sales of goods.  Considerations have been given to all four conditions for revenue recognition under that guidance.  The four conditions are:

▪	Contract – Persuasive evidence of our arrangement with the customers;
▪	Delivery – Based on the terms of the contracts, the Company assesses whether the underlying goods have been delivered and therefore the risks and rewards of ownership are completely transferred;
▪	Fixed or determinable price – The Company enters into contracts where the price for the goods being sold is fixed and not contingent upon other factors.
▪
Collection is deemed probable – At the time of recognition of revenue, the Company makes an assessment of its ability to collect the receivable arising on the sale of the goods and determines that collection is probable.

Revenue for any sale is recognized only if all of the four conditions set forth above are met.  These criteria are assessed by the Company at the time of each sale.  In the absence of meeting any of the criteria set out above, the Company defers revenue recognition until all of the four conditions are met.

Revenue from construction/project related activity and contracts for supply/commissioning of complex plant and equipment is recognized as follows:

a)	Cost plus contracts: Contract revenue is determined by adding the aggregate cost plus proportionate margin as agreed with the customer and expected to be realized.
b)
Fixed price contracts: Contract revenue is recognized using the percentage completion method and the percentage of completion is determined as a proportion of cost incurred-to-date to the total estimated contract cost.  Changes in estimates for revenues, costs to complete and profit margins are recognized in the period in which they are reasonably determinable.

▪
In many of the fixed price contracts entered into by the Company, significant expenses are incurred in the mobilization stage in the early stages of the contract.  The expenses include those that are incurred in the transportation of machinery, erection of heavy machinery, clearing of the campsite, workshop ground cost, overheads, etc.  All such costs are booked to deferred expenses and written off over the period in proportion to revenues earned.

▪
Where the modifications of the original contract are such that they effectively add to the existing scope of the contract, the same are treated as a change orders.  On the other hand, where the modifications are such that they change or add an altogether new scope, these are accounted for as a separate new contract.  The Company adjusts contract revenue and costs in connection with change orders only when they are approved by both, the customer and the Company with respect to both the scope and invoicing and payment terms.

▪
In the event of claims in our percentage of completion contracts, the additional contract revenue relating to claims is only accounted after the proper award of the claim by the competent authority.  The contract claims are considered in the percentage of completion only after the proper award of the claim by the competent authority.

Full provision is made for any loss in the period in which it is foreseen.

Revenue from service related activities and miscellaneous other contracts are recognized when the service is rendered using the proportionate completion method or completed service contract method.

g)	Accounts receivable

Accounts receivable is recorded at the invoiced amount, taking into consideration any adjustments made by the Indian government consultants who verify and certify construction and material invoices.  Also, the Company evaluates the collectability of selected accounts receivable on a case-by-case basis and makes adjustments to the bad debt reserve for expected losses.  For all other accounts, the Company estimates reserves for bad debts based on general aging, experience and past-due status of the accounts.

The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of clients to make required payments.  The allowance for doubtful accounts is determined by evaluating the relative credit worthiness of each client, historical collections experience and other information, including the aging of the receivables.  If circumstances related to customers change, estimates of recoverability would be further adjusted.

Long-term accounts receivables are typically for Build-Operate-Transfer (BOT) contracts.  It is money due to the Company by the private or public sector to finance, design, construct, and operate a facility stated in a concession contract over an extended period of time.

The Company did not recognize any bad debt expense for the three months ended December 31, 2011 and 2010.  Unbilled accounts receivable represent revenue on contracts to be billed, in subsequent periods, as per the terms of the related contracts.

h)	Inventories

Inventories primarily comprise finished goods, raw materials, work in progress, stock at customer site, stock in transit, components and accessories, stores and spares, scrap and residue.  Inventory is valued at the lower of cost (weighted average) or estimated net realizable value and includes the cost of materials, labor and manufacturing overhead.

The cost of various categories of inventories is determined on the following basis:

▪	Raw material is valued at weighed average of landed cost (purchase price, freight inward and transit insurance charges).
▪	Work in progress is valued as confirmed, valued and certified by the technicians and site engineers and finished goods at material cost plus appropriate share of labor cost and production overheads.
▪	Components and accessories, stores erection, materials, spares and loose tools are valued on a first-in-first-out basis.

The Company periodically reviews inventory for evidence of slow-moving or obsolete parts, and the estimated reserve is based on management’s reviews of inventories on hand, compared to estimated future usage and sales and the likelihood of obsolescence.

i)	Investments

Investments are initially measured at cost, which is the fair value of the consideration given for them, including transaction costs.  The Company's equity in the earnings/(losses) of affiliates is included in the statement of income and the Company's share of net assets of affiliates is included in the balance sheet.  Where the Company’s ownership interest in spite of being in excess of 20% is not sufficient to exercise significant influence, the Company has accounted for the investment based on the cost method.

j)	Property, Plant and Equipment (PP&E)

Property and equipment are recorded at cost net of accumulated depreciation and depreciated over their estimated useful lives using the straight-line method. The estimated useful lives of assets are as follows:

Buildings	5-25 years
Plant and machinery	10-20 years
Computer equipment	3-5 years
Office equipment	3-5 years
Furniture and fixtures	5-10 years
Vehicles	5-10 years

Upon retirement or disposition, cost and related accumulated depreciation of the property and equipment are de-recognized from the books of accounts and the gain or loss is reflected in the results of operation.  Cost of additions and substantial improvements to property and equipment are capitalized in the books of accounts.  The cost of maintenance and repairs of the property and equipment are charged to operating expenses as incurred.

k)	Impairment of long – lived assets

The Company reviews its long-lived assets, with finite lives, for impairment whenever events or changes in business circumstances indicate that the carrying amount of assets may not be fully recoverable.  Such circumstances include, though are not limited to, significant or sustained declines in revenues or earnings, future anticipated cash flows, business plans and material adverse changes in the economic climate, such as changes in operating environment, competitive information, impact of change in government policies, etc.  For assets that the Company intends to hold for use, if the total of the expected future undiscounted cash flows produced by the assets or subsidiary company is less than the carrying amount of the assets, a loss is recognized for the difference between the fair value and carrying value of the assets.  For assets the Company intends to dispose of by sale, a loss is recognized for the amount by which the estimated fair value less cost to sell is less than the carrying value of the assets.  Fair value is determined based on quoted market prices, if available, or other valuation techniques including discounted future net cash flows.

l)	Earnings per common share

Basic earnings per share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding for the period.  Diluted earnings per share reflect the additional dilution from all potentially dilutive securities such as stock warrants and options.

m)	Income taxes

The Company accounts for income taxes under the asset and liability method, in accordance with ASC 740, Income Taxes, which requires an entity to recognize deferred tax liabilities and assets.  Deferred tax assets and liabilities are recognized for the future tax consequence attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases and operating loss and tax credit carry forwards.  Deferred tax assets and liabilities are measured using the enacted tax rate expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.  A valuation allowance is established and recorded when management determines that some or all of the deferred tax assets are not likely to be realized and therefore, it is necessary to reduce deferred tax assets to the amount expected to be realized.

In evaluating a tax position for recognition, management evaluates whether it is more-likely-than-not that a position will be sustained upon examination, including resolution of related appeals or litigation processes, based on technical merits of the position.  If the tax position meets the more-likely-than-not recognition threshold, the tax position is measured and recognized in the Company’s financial statements as the largest amount of tax benefit that, in management’s judgment, is greater than 50% likely of being realized upon settlement.  As of December 31, 2011 and 2010, there was no significant liability for income tax associated with unrecognized tax benefits.

The issuance by IGC of its common stock to HK Ironman stockholders in exchange for HK Ironman stock, as contemplated by the stock purchase agreement (“Stock Purchase Agreement”) between the Company, HK Ironman, PRC Ironman and their stockholders, generally will not be a taxable transaction to U.S. holders for U.S. federal income tax purposes.  It is expected that IGC and its stockholders will not recognize any gain or loss because of the approval of the Share Issuance Proposal for U.S. federal income tax purposes.

n)	Cash and Cash Equivalents

For financial statement purposes, the Company considers all highly liquid debt instruments with maturity of three months or less, to be cash equivalents.  The Company maintains its cash in bank accounts in the United States of America, Mauritius, India and China, which at times may exceed applicable insurance limits.  The Company has not experienced any losses in such accounts.  The Company believes it is not exposed to any significant credit risk on cash and cash equivalent.  The Company does not invest its cash in securities that have an exposure to U.S. mortgages.

o)	Restricted cash

Restricted cash consists of deposits pledged to various government authorities and deposits used as collateral with banks for guarantees and letters of credit, given by the Company to its customers or vendors.

p)	Fair value of financial instruments

As of December 31, 2011 and March 31, 2011, the carrying amounts of the Company's financial instruments, which included cash and cash equivalents, accounts receivable, unbilled accounts receivable, restricted cash, accounts payable, accrued employee compensation and benefits and other accrued expenses and liabilities, approximate their fair values due to the nature of the items.

q)	Concentration of credit risk and significant customers

Financial instruments, which potentially expose the Company to concentrations of credit risk, are primarily comprised of cash and cash equivalents, investments, derivatives, accounts receivable and unbilled accounts receivable.  The Company places its cash, investments and derivatives in highly-rated financial institutions.  The Company adheres to a formal investment policy with the primary objective of preservation of principal, which contains credit rating minimums and diversification requirements.  Management believes its credit policies reflect normal industry terms and business risk.  The Company does not anticipate non-performance by the counterparties and, accordingly, does not require collateral.

PRC Ironman’s customers include local traders and steel mills near the port of Tianjin.  A large portion of Ironman’s revenue is derived from five major customers.  Five of Ironman’s major customers accounted for 92% of its total revenue for the fiscal year ended December 31, 2011 and 83% of its total revenue for the fiscal year ended December 31, 2010.

A significant portion of the Company’s sales in India is also to key customers.  Twelve of such customers accounted for approximately 45% of gross accounts receivable as of December 31, 2011.  As of December 31, 2010, five clients accounted for approximately 91% of gross accounts receivable.

Non-renewal or/and termination of such relationships may have a material adverse effect on the Company’s revenue.

r)	Leased Mineral Rights

In China, costs to obtain leased mineral rights are capitalized and amortized to operations as depletion expense within the leased periods, using the straight-line method.  Depletion expenses are included in depreciation and amortization on the accompanying statement of operations.

s)	Business combinations

In accordance with ASC Topic 805, Business Combinations, the Company uses the purchase method of accounting for all business combinations consummated after June 30, 2001.  Intangible assets acquired in a business combination are recognized and reported apart from goodwill if they meet the criteria specified in ASC Topic 805.  Any purchase price allocated to an assembled workforce is not accounted separately.

t)	Employee Benefits Plan

In accordance with applicable Indian laws, the Company provides for gratuity, a defined benefit retirement plan (Gratuity Plan) covering certain categories of employees.  The Gratuity Plan provides a lump sum payment to vested employees, at retirement or termination of employment, an amount based on the respective employee’s last drawn salary and the years of employment with the Company.  In addition, all employees receive benefits from a provident fund, a defined contribution plan.  The employee and employer each make monthly contributions to the plan equal to 12% of the covered employee’s salary.  The contribution is made to the Government’s provident fund.

At this time the Company doesn’t participate in a multi-employer defined contribution plan in China to provide employees with certain retirement, medical and other fringe benefits because most of our workers are contractors employed through agencies or other companies.

u)	Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigations, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated.

v)	Accounting for goodwill and related impairment

Goodwill represents the excess cost of an acquisition over the fair value of our share of net identifiable assets of the acquired subsidiary at the date of acquisition.  Goodwill on acquisition of subsidiaries is disclosed separately.  Goodwill is stated at cost less impairment losses incurred, if any.

The Company adopted the provisions of Accounting Standards Codification (“ASC”) 350, “Intangibles – Goodwill and Others” (previously referred to as SFAS No. 142, "Goodwill and Other Intangible Assets," which sets forth the accounting for goodwill and intangible assets subsequent to their acquisition.  ASC 350 requires that goodwill and indefinite-lived intangible assets be allocated to the reporting unit level, which the Company defines as each subsidiary.  ASC 350 also prohibits the amortization of goodwill and indefinite-lived intangible assets upon adoption, but requires that they be tested for impairment at least annually, or more frequently as warranted, at the reporting unit level.

As per ASC 350-20-35-4 through 35-19, the impairment testing of goodwill is a two-step process.  The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill.  If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired, thus the second step of the impairment test is unnecessary.  If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test shall be performed to measure the amount of impairment loss, if any.  The second step of the goodwill impairment test, used to measure the amount of impairment loss, compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill.  If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss shall be recognized in an amount equal to that excess.  The loss recognized cannot exceed the carrying amount of goodwill.  After a goodwill impairment loss is recognized, the adjusted carrying amount of goodwill shall be its new accounting basis.  Subsequent reversal of a previously recognized goodwill impairment loss is prohibited once the measurement of that loss is completed.

In ASC 350.20.20, a reporting unit is defined as an operating segment or one level below the operating segment.  A component of an operating segment is a reporting unit if the component constitutes a business for which discrete financial information is available and segment management regularly reviews the operating results of that component.  The Company has determined that IGC operates in a single operating segment.  While the CEO reviews the consolidated financial information for the purposes of decisions relating to resource allocation, the CFO, on a need basis, looks at the financial statements of the individual legal entities in India for the limited purpose of consolidation.  Given the existence of discrete financial statements at an individual entity level in India, the Company believes that each of these entities constitute a separate reporting unit under a single operating segment.

Therefore, the first step in the impairment testing for goodwill is the identification of reporting units and the allocation of goodwill to these reporting units.  Accordingly, TBL, which is one of the legal entities, is also considered a separate reporting unit and therefore the Company believes that the assessment of goodwill impairment at the subsidiary level, which is also a reporting unit, is appropriate.

The analysis of fair value is based on the estimate of the recoverable value of the underlying assets.  For long-lived assets such as land, the Company obtains appraisals from independent professional appraisers to determine the recoverable value.  For other assets such as receivables, the recoverable value is determined based on an assessment of the collectability and any potential losses due to default by the counter parties.  Unlike goodwill, long-lived assets are assessed for impairment only where there are any specific indicators for impairment.

w)	Reclassifications

Certain prior period balances have been reclassified to the presentation of the current period.

x)	Recently issued and adopted accounting pronouncements

Changes to U.S. GAAP are established by the Financial Accounting Standards Board (“FASB”) in the form of accounting standards updates ("ASUs”) to the FASB's Accounting Standards Codification.  The Company considers the applicability and impact of all ASUs.  Newly issued ASUs not listed below are expected to have no impact on the Company’s consolidated financial position and results of operations, because either the ASU is not applicable or the impact is expected to be immaterial.

In January 2010, the FASB issued an amendment to the accounting standards related to the disclosures about an entity's use of fair value measurements.  Under these amendments, entities will be required to provide enhanced disclosures about transfers into and out of the Level 1 (fair value determined based on quoted prices in active markets for identical assets and liabilities) and Level 2 (fair value determined based on significant other observable inputs) classifications, provide separate disclosures about purchases, sales, issuances and settlements relating to the tabular reconciliation of beginning and ending balances of the Level 3 (fair value determined based on significant unobservable inputs) classification and provide greater disaggregation for each class of assets and liabilities that use fair value measurements.  Except for the detailed Level 3 roll-forward disclosures, the new standard was effective for the Company for interim and annual reporting periods beginning after December 31, 2009.  The adoption of this accounting standards amendment did not have a material impact on the Company's disclosure or consolidated financial results.  The requirement to provide detailed disclosures about the purchases, sales, issuances and settlements in the roll-forward activity for Level 3 fair value measurements is effective for the Company for interim and annual reporting periods beginning after December 31, 2010.  The adoption of this accounting standard did not have a material impact on the Company's disclosure or consolidated financial results.

In December 2010, the FASB issued a new accounting standard, which requires that Step 2 of the goodwill impairment test be performed for reporting units whose carrying value is zero or negative.  This guidance is effective for fiscal years beginning after December 15, 2010 and interim periods within those years.  Our adoption of this standard did not have a material impact on the Company's disclosure or consolidated financial results.

In December 2010, the FASB issued new guidance clarifying some of the disclosure requirements related to business combinations that are material on an individual or aggregate basis.  Specifically, the guidance states that, if comparative financial statements are presented, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year occurred as of the beginning of the comparable prior annual reporting period only.  Additionally, the new standard expands the supplemental pro forma disclosure required by the authoritative guidance to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination in the reported pro forma revenue and earnings.  This guidance became effective January 1, 2011.  Our adoption of this standard did not have a material impact on the Company's disclosure or consolidated financial results.  However, it may result in additional disclosures in the event that we enter into a business combination that is material on either an individual or a consolidated basis.

In May 2011, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2011-04, “Fair Value Measurement: Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS”.  This update defines fair value, clarifies a framework to measure fair value and requires specific disclosures of fair value measurements.  The guidance is effective for interim and annual reporting periods beginning after January 1, 2012 and is required to be applied retrospectively.  The Company does not expect adoption of this guidance to have a material impact on its financial condition or results of operations.

In June 2011, the FASB issued ASU 2011-05, which is now part of ASC 220: “Presentation of Comprehensive Income".  The new guidance will require companies to present the components of net income and other comprehensive income either as one continuous statement or as two consecutive statements.  It eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity.  The standard does not change the items, which must be reported in other comprehensive income.  These provisions are to be applied retrospectively and will be effective for us as of January 1, 2012.  Because this guidance impacts presentation only, it will have no effect on our financial condition, results of operations or cash flows.

NOTE 3 – ACQUISITIONS

HK Ironman

On December 31, 2011, the Company acquired 100% of the issued and outstanding shares of capital stock of H&F Ironman Limited (“HK Ironman”), a Hong Kong company.  HK Ironman owns 95% equity in H&F Venture Trade Ltd. aka Linxi He Fei Economic and Trade Co. (“PRC Ironman”).  One of IGC’s areas of focus is the export of iron ore to China.  HK Ironman through its subsidiary, PRC Ironman, operates a beneficiation plant in China, which converts low-grade ore to high-grade ore through a dry and wet separation processes.  This Acquisition is intended to provide IGC with a platform in China to expand its business and ship low-grade iron ore, which is available for export in India, to China and convert the ore to a higher-grade ore before selling it to customers in China.

The date of Acquisition, December 31, 2011, is the date on which the Company obtained control of HK Ironman by acquiring control over the majority of the Board of Directors of HK Ironman.  The Acquisition has been accounted for under the acquisition method of accounting in accordance with ASC Topic 805, “Business Combination.”  The total purchase price has been allocated to Ironman’s net tangible and intangible assets based on their estimated fair values at the date of Acquisition.  The purchase price allocation is based upon preliminary estimates and assumptions that may be subject to change during the measurement period (up to one year from the Acquisition date).  The Company generally does not expect the goodwill recognized to be deductible for income tax purposes.  The results of operations of Ironman will be included in the Company’s consolidated results for the three and twelve months ended March 31, 2012 since the date of Acquisition is December 31, 2011.  The assets and liabilities of Ironman have been recorded in the consolidated balance sheets of the Company as of December 31, 2011.

The total purchase consideration for the Acquisition was USD 13,103,500.  The consideration will be discharged in the form of shares and cash as follows:

All amounts in USD
Fair value

IGC Stock consideration	9,103,500
Cash consideration	1,000,000
Estimated earn-out payment (in the form of cash)	3,000,000
Total purchase consideration	$13,103,500

The purchase price has been preliminarily allocated to the acquired assets and liabilities, as follows:

All amounts in USD
Fair value

Cash and cash equivalents	2,678,119
Property, plant and equipment	7,142,118
Other assets	6,313,200
Intangible assets	3,880,957
Goodwill	643,117
Income and other taxes payable	4,849,922
Other liabilities	1,292,898
Deferred income tax liabilities	849,877
Non-controlling interest	561,314
$13,103,500

The above purchase price allocation includes provisional amounts for certain assets and liabilities.  The purchase price allocation will continue to be refined primarily in the areas of land usage rights, income taxes payable, other taxes payable, other contingencies and goodwill.  During the measurement period, the Company expects to receive additional detailed information to refine the provisional allocation presented above, including final third party valuation reports and pre-acquisition period tax returns.  The related depreciation and amortization from the acquired assets is also subject to revision based on the final allocation.  Non-controlling interests are valued based on the proportional interest in the fair value of the net assets of the acquired entity.

PRC Ironman is subject to the legal and regulatory requirements, including but not limited to those related to environmental matters and taxation, in the Chinese jurisdictions in which it operates.  The Company has conducted a preliminary assessment of liabilities arising from these matters and has recognized provisional amounts in its initial accounting for the Acquisition for all identified liabilities in accordance with the requirements ASC Topic 805.  However, the Company is continuing its review of these matters during the measurement period, and if new information obtained about facts and circumstances that existed at the Acquisition date identifies adjustments to the liabilities initially recognized, as well as any additional liabilities that existed at the Acquisition date, the acquisition accounting will be revised to reflect the resulting adjustments to the provisional amounts initially recognized.

The following unaudited pro forma results of operations of the Company for the three and nine months ended December 31, 2011 and 2010 assume that the Ironman Acquisition occurred at the beginning of the comparable period.  The Company allocated the total purchase price to Ironman’s net tangible and intangible assets based on their estimated fair values at the date of Acquisition.  The purchase price allocation is based upon preliminary estimates and assumptions that may be subject to change during the measurement period (up to one year from the Acquisition date).  The pro forma amounts include certain adjustments, including depreciation and amortization expense and income taxes.

	Three months ended December 31,		Nine months ended December 31,
	2011	2010	2011	2010

Pro forma revenues	$1,140,060	$4,992,736	$6,150,872	$15,766,702
Pro forma other income	$2,392,649	(25,914)	$2,402,573	34,558
Pro forma net income attributable to the IGC common shareholders	$952,752	$63,656	$(72,033)	$8,731,378
Pro forma earnings per share
Basic	$0.04	$0.004	$(0.003)	$0.63
Diluted	$0.04	$0.004	$(0.003)	$0.63

NOTE 4 – OTHER CURRENT AND NON-CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

	All amounts in USD
	As of
	Dec 31, 2011	March 31, 2011

Prepaid expenses	$61,781	$103,841
Advances to suppliers	2,241,319	1,024,399
Security and other deposits	77,377	85,277
Advances to employees	554,916
Prepaid Interest	290	159,825
Other current assets	162,162	101,496
	$3,097,845	$1,474,838

Other non-current assets consist of the following:

	All amounts in USD
	As of
	Dec 31, 2011	March 31, 2011

Trade and other sundry debtors	$120,738	$396,275
Other advances	126,125	352,348
	$246,863	$748,623

NOTE 5 – ACCOUNTS RECEIVABLES

The accounts receivable, net of allowances, amounted to $5,971,786 and $3,312,051, as of December 31, 2011 and March 31, 2011, respectively.  The Company maintains an allowance for doubtful accounts based on present and prospective financial condition of the customer and the inherent credit risk.  Accounts receivable are not collateralized.

NOTE 6 – SHORT-TERM BORROWINGS

There is no current portion of long-term debt that is classified as short-term borrowings.  Short-term borrowings consist of the following:

	All amounts in USD
	As of
	Dec 31, 2011	March 31, 2011

Secured liabilities	$764,871	$901,343
	$764,871	$901,343

The above debt is secured by hypothecation of materials, stock of spares, work in progress, receivables and property and equipment, in addition to a personal guarantee of three India-based directors, and collaterally secured by mortgage of the relevant subsidiary’s land and other fixed properties of directors and their relatives.

NOTE 7 – OTHER CURRENT AND NON-CURRENT LIABILITIES

Other current liabilities consist of the following:

	All amounts in USD
	As of
	Dec 31, 2011	March 31, 2011

Acquisition related payables	$1,000,000	$-
Other statutory dues payable	21,493	17,745
Employee related liabilities	70,110	77,147
	$1,091,603	$94,892

Other non-current liabilities consist of the following:

	All amounts in USD
	As of
	Dec 31, 2011	March 31, 2011

Acquisition related payables	$3,000,000	$-
Special reserve	593,938	-
Sundry creditors	676,085	$1,209,479
	$4,270,023	$1,209,479

Acquisition related payables represent the estimated cash consideration payable in connection with the Acquisition of HK Ironman.  The current portion of the consideration represents the amount payable on the fulfillment of certain post-closing conditions.  The balance consideration represents the amount payable on the achievement of certain earnings related targets for the year ended March 31, 2012 or 2013.  The management believes that the classification of this amount as non-current is appropriate since the earn-out targets are not expected to be met in the year ended March 31, 2012 and are most likely to be met only in the year ended March 31, 2013.  Sundry creditors consist primarily of creditors to whom amounts are due for supplies and materials received in the normal course of business.

Pursuant to PRC laws and regulations, PRC Ironman is required to accrue a special reserve for safety of production.  The reserve is based on the volume of production of the mine times the defined ratios set by the government.  This special reserve should be used to improve safety of the manufacturing condition of the Subsidiary and is prohibited for the declaration of dividends.  As of December 31, 2011, the special reserve was $593,938 included as part of other non-current liabilities.

NOTE 8 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of the Company’s current assets and current liabilities approximate their carrying value because of their short-term nature.  Such financial instruments are classified as current and are expected to be liquidated within the next twelve months.

NOTE 9 – GOODWILL

The movement in goodwill balance is given below.

	All amounts in USD
	As of
	Dec 31, 2011	March 31, 2011
Balance at the beginning of the period	$410,454	$6,146,720
Acquisition related goodwill (Refer Note 3)	643,117	-
Impairment loss	-	(5,792,849)
Effect of foreign exchange translation	(100,735)	56,583
	$952,836	$410,454

During the year ended March 31, 2011, the Company conducted the impairment analysis regarding the goodwill in its consolidated financial statements.  The goodwill balance of $6.2 million was completely allocated to the reporting unit, which has been determined to be TBL.

TBL, a small road building company, is engaged in highway and heavy construction activities.  TBL has constructed highways, rural roads, tunnels, dams, airport runways, and housing complexes, mostly in southern states.  TBL, because of its successful execution of contracts, is pre-qualified by the National Highway Authority of India (NHAI) and other agencies.  The Company owns 77% of TBL.  For the year ended March 31, 2011, TBL was not able to meet its cash flow projections, because it has not been able to win any new significant contracts.  As a result, TBL does not have a sufficient pipeline that would enable it to project cash flows.  Therefore, the impairment test for TBL is based on the recoverable values of its assets less the expected settlement of its liabilities.

The Company, based on the impairment analysis, concluded that the fair value of the reporting unit, established on the basis of its recoverable value, was substantially lower than the carrying value.  Therefore, the goodwill balance allocated to the reporting unit was impaired.  The Company recorded an impairment loss relating to the goodwill balance amounting to $5,792,849.  For this impairment test, the Company considered all the recorded assets and liabilities of TBL at its respective fair values.  In relation to the fixed assets, the Company considered the fair values on the basis of independent valuations obtained while for the other current assets, the carrying values were determined by the Company and these were found to approximate their fair values.  There have been no further indicators in the three months and nine months ended December 31, 2011, and therefore the Company has not performed any specific impairment tests for the goodwill balance in books.

NOTE 10 – NOTES PAYABLE

During the three months ended December 31, 2010, the Company issued an additional 200,000 shares of Common Stock to each of Oliveira and Bricoleur (as defined below) pursuant to the effective agreements respectively as penalties for failure to repay the promissory notes when due.

In March 2011, the Company finalized agreements with the Steven M. Oliveira 1998 Charitable Remainder Unitrust (“Oliveira”) and Bricoleur Partners, L.P. (“Bricoleur”) to exchange the promissory note issued to Oliveira on October 5, 2009 (the “New Oliveira Note”) and the promissory note issued to Bricoleur on October 16, 2009 (the “Bricoleur Note”) respectively for new promissory notes with later maturity dates.  The Oliveira Note will be due on March 24, 2012, will bear interest at a rate of 30% per annum and will provide for monthly payments of principal and interest, which the Company may choose to settle through the issuance of equity shares at an equivalent value.  During the three months ended June 30, 2010, the Company made payments to Oliveira through the issuance of its common stock.  In its proxy dated July 31, 2011, the Company petitioned the shareholders to vote on the issuance of up to 5,000,000 shares in lieu of cash to settle the liability.  On October 28, 2011, the Company received shareholder approval for the issuance of up to 5,000,000 shares.  As of the date of this report, the Company has not issued more shares to Oliveira.  Interest for the three months ended December 31, 2011 has been accrued and the accrued interest has been classified as “accrued expenses”.

The Bricoleur Note was due on June 30, 2011 with no prior payments due and did not bear interest.  However, as of the date of this report, the Company is negotiating a further restructuring of this payable, but the same is not yet consummated.  The Company issued additional 688,500 shares of its common stock to Bricoleur on February 25, 2011, in connection with the extension of the term regarding the Bricoleur note.

The Company’s total interest expense was $174,353 and $307,630 for the three months ended December 31, 2011 and December 31, 2010 respectively.  No interest was capitalized by the Company for the three months ended December 31, 2011 and December 31, 2010.

NOTE 11 – RELATED PARTY TRANSACTIONS AND BALANCES

The Company had agreed to pay Integrated Global Network, LLC (“IGN LLC”), an affiliate of our Chief Executive Officer, Mr. Mukunda, an administrative fee of $4,000 per month for office space and general and administrative services from the closing of the Public Offering through the date of a Business Combination.  For the nine months ended December 31, 2011, a total of $36,000 was accrued as rent payable to IGN LLC out of which nil was outstanding as of December 31, 2011.

One of the Company’s subsidiaries, TBL, has an accounts receivable due from Sricon, an affiliate of the Company, amounting to $3,114,572.  This amount was advanced by TBL to Sricon to fund a bid on a new contract and provide the working capital requirement for the contract.  Subsequently, due to certain disputes that have arisen between Sricon and IGC, the receivable of $3.1 million remains outstanding.  Sricon is unwilling to pay the amount, as it seeks to offset the amount as an equity payment from IGC.  However, the amount was advanced from TBL, not from IGC, and TBL has no equity in Sricon.  Further, IGC and TBL are legally different companies and therefore TBL has legal remedies under Indian law.  The Company has engaged Indian counsel who is in the process of preparing the case to pursue the recovery of this receivable.  As of this date, the Company is continuing to pursue the recovery of the funds and has engaged in settlement talks with Sricon.  From an accounting perspective, the Company has fully provided for this receivable due to the dispute although it intends to pursue collection of this receivable through an appropriate legal process in India.  The said provision is contained in the selling, general and administrative expenses of the Company for the year ended March 31, 2011.

The Company has certain related party balances towards the Chairman of the subsidiary company – PRC Ironman.  As of December 31, 2011, the amount due and amount payable from/to the related party amounted to $239,947 and $310,643, respectively.

NOTE 12 – COMMITMENTS AND CONTINGENCY

During the three months ended December 31, 2011, the Company assumed Ironman’s lease agreement with the local village neighborhood committee to mine the hills.  According to this agreement, the Company needs to pay about $967,000 by November 2012.

As of the date of this report, the Company had no material contingent liabilities.

NOTE 13 – PROPERTY, PLANT AND EQUIPMENT

A summary of property and equipment is as follows:

	All amounts in USD
	As of
	Dec 31, 2011	March 31, 2011
Plant and machinery	$9,192,169	$3,335,065
Vehicles	521,400	479,478
Building	297,687	351,147
Computer and other equipment	218,732	213,178
Office equipment	196,610	167,567
Land	11,226	10,870
Furniture and fixtures	87,803	87,768
Capital work-in-progress	2,833,264	137,696
Total Cost	13,358,891	4,782,769
Accumulated depreciation	5,337,285	3,551,008
Total, net	$8,021,606	$1,231,761

Depreciation expense for the nine months period ended December 31, 2011 and December 31, 2010 amounts to $169,225 and $659,002, respectively.

NOTE 14 – STOCK-BASED COMPENSATION

On April 1, 2009 the Company adopted ASC 718, “Compensation-Stock Compensation” (previously referred to as SFAS No. 123 (revised 2004), Share Based Payment).  ASC 718 requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values.  As of December 31, 2011, the Company had granted 78,820 shares of common stock and a total of 2,786,450 stock options (1,413,000 granted in 2009 and 1,370,450 stock options granted during the three months ended June 30, 2011) to its directors and employees.  All of the options vested fully on the date of the grant.  The exercise price of each of the options is $1.00 and $0.56 per share, respectively, and each of the options will expire on May 13, 2014 and June 27, 2016, respectively.  The aggregate fair value of the underlying stock on the grant date was $39,410 and the fair value of the stock options on the grant dates was $90,997 and $235,267, respectively.  As of December 31, 2011, an aggregate of 116,030 shares of common stock remain available for future grants of options or stock awards under the 2008 Omnibus Plan.

The fair value of stock option awards is estimated on the date of grant using a Black-Scholes Pricing Model with the following assumptions for options awarded as of December 31, 2011:

Expected life of options	Granted in 2009	Granted in June 2011 quarter
	5 years	5 years
Vested options	100%	100%
Risk free interest rate	1.98%	4.10%
Expected volatility	35.35%	83.37%
Expected dividend yield	Nil	Nil

The volatility estimate was derived using historical data for the IGC stock.

NOTE 15 – COMMON STOCK

The Company has three securities listed on the NYSE Amex: (1) common stock, $.0001 par value (ticker symbol: IGC), (2) redeemable warrants to purchase common stock (ticker symbol: IGC.WT), and (3) units consisting of one share of common stock and two redeemable warrants to purchase common stock (ticker symbol: IGC.U).  The units may be separated into common stock and warrants.  Each warrant entitles the holder to purchase one share of common stock at an exercise price of $5.00.  The warrants issued in our initial public offering that were to expire on March 3, 2011, are now to expire on March 8, 2013 since the Company exercised its right to extend the terms of those warrants.

The registration statement for the initial public offering was declared effective on March 2, 2006.  The Company’s outstanding warrants are exercisable and may be exercised by contacting IGC or the transfer agent, Continental Stock Transfer & Trust Company.  The Company has a right to call the warrants, provided the common stock has traded at a closing price of at least $8.50 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the date on which notice of redemption is given.  If the Company calls the warrants, either the holder will have to exercise the warrants by purchasing the common stock from the Company for $5.00 or the warrants will expire.

The Company had 12,989,207 shares of common stock issued and outstanding as of March 31, 2010.  During the twelve months ended March 31, 2011, the Company also issued 30,000 shares of common stock to American Capital Ventures and Maplehurst Investment Group for services rendered and 9,135 shares to Red Chip Companies valued at $8,039 for investor relations related services rendered.

The Company also issued a total of 400,000 shares of common stock, as consideration for the extension of the loans under the promissory notes described in Note 10 - Notes Payable during the twelve months ended March 31, 2011.

In February 2011, the Company consummated another transaction with Bricoleur to exchange the promissory note held by Bricoleur for a new note with an extended repayment term.  The Company issued 688,500 shares of common stock valued at approximately $419,985 as consideration for the exchange, as discussed in Note 10 above.

In March 2011, the Company and Oliveira agreed to exchange the promissory note held by Oliveira for a new note with an extended repayment term and provisions permitting the Company at its discretion to repay the loan through the issuance of equity shares at a stated value over a specific term.  As of December 31, 2011, the Company has issued 1,570,001 shares of common stock valued at $798,176 to this debt holder, which constituted an element of repayment of principal as well as the interest in equated installments.

During the quarter ended December 31, 2011, the shareholders of the Company approved a transaction for the issuance of 31,500,000 equity shares to the owners of HK Ironman in exchange for 100% of the equity of the Company (refer to Note 3).  These shares were issued on December 31, 2011 and have been considered as outstanding as of this date.

Further, as set forth in Note 14, the Company has also issued 2,786,450 stock options to some of its directors and employees pursuant to a stock option plan all of which are outstanding as of December 31, 2011.

NOTE 16 – INCOME TAXES

The Company adopted ASC 740, Accounting for Uncertainty in Income Taxes.  In assessing the recoverability of its deferred tax assets, the management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of the deferred tax assets is dependent on the generation of future taxable income during the periods in which those temporary differences become deductible.  The management considers historical and projected future taxable income, and tax planning strategies in making this assessment.

The Company did not record any income tax benefit (net of valuation allowance) or expense for the three months ended December 31, 2011.  The operations of the Company have continued to sustain losses during the current quarter.  As a result, there are no taxable profits that would entail an income tax expense.  Further, in March 2011, the Company created a valuation allowance for the entire balance of deferred tax assets due to the continued losses sustained by the Company.  Given that the Company continues to sustain losses during the current quarter, the Company believes that it is appropriate to not record any income tax benefit in the form of deferred taxes (net of valuation allowance).  Refer to Note 20 - Income Taxes to the audited financial statements contained in the Company’s Annual Report on Form 10-K/A (Amendment No. 2) for more details on utilization of tax assets.

The Company recorded a corresponding income tax benefit amounting to $20,212 and $475,226 for the three months and nine months ended December 31, 2010 respectively.

As of December 31, 2011, the Company has a deferred tax asset amounting to $180,929 and deferred tax liabilities amounting to $849,877.  These deferred tax assets and liabilities relate to the Acquisition of HK Ironman as of December 31, 2011 and, accordingly, have been recorded as an adjustment to the purchase price.  The management of the Company believes that the acquired entity will continue to make profits in the future and hence the recognition of the deferred tax asset is appropriate.  The deferred tax assets relate to the differences between the tax base and book base of certain liabilities, which are tax deductible on payment as per the applicable tax laws in China.  The deferred tax liability relates to the fair value adjustment in relation to the intangible asset in the form of land-use rights.

The Company reinvests all the accumulated undistributed earnings of foreign subsidiaries indefinitely.  Accordingly, the Company has not recorded any deferred taxes in relation to such undistributed earnings of its foreign subsidiaries.  It is impracticable to determine the undistributed earnings and the additional taxes payable when these earnings are remitted.

NOTE 17 – SEGMENT INFORMATION

Accounting pronouncements establish standards for the manner in which public companies report information about operating segments in annual and interim financial statements.  Operating segments are components of an enterprise that have distinct financial information available and evaluated regularly by the chief operating decision-maker (“CODM”) to decide how to allocate resources and evaluate performance.  The Company's CODM is considered to be the Company's chief executive officer (“CEO”).  The CEO reviews financial information presented on an entity level basis for purposes of making operating decisions and assessing financial performance.  Therefore, the Company has determined that it operates in a single operating and reportable segment.

As of now, the reports that are available to the CEO do not contain account information for the separate entities in India and China used for the purposes of consolidation.  After the Acquisition of Ironman, the Company is in the process of revising its CODM reports to capture details relating to the Acquisition separately.  Accordingly, the Company expects to review and ultimately revise the segments that would be reported for the quarter and year ended March 31, 2012.

NOTE 18 – SHARES POTENTIALLY SUBJECT TO RESCISSION RIGHTS

On July 14, 2010, the Company filed audited financial statements on Form 10-K for the year ended March 31, 2010, that included a qualified opinion from the Company's auditors pending completion of their audit procedures in respect of the deconsolidation of one of the Company's subsidiaries.  The Company subsequently filed an amended Form 10-K, which included an unqualified audit opinion.

On January 19, 2011, the SEC notified the Company that the financial statements filed on July 14, 2010 did not comply with the requirements of Rule 2-02 under Regulation S-X for audited financial statements because the financial statements contained a qualified opinion.  As noted above, the amended Form 10-K filed on January 28, 2011 contains audited financial statements with an unqualified opinion that comply with Rule 2-02.  The SEC indicated that, as the initial Form 10-K filed on July 14, 2010 was deficient as a result of the inclusion of the qualified audit opinion, it was deemed not to have been filed with the SEC in accordance with applicable requirements, thus making the Company delinquent in its filings with the SEC.

The SEC informed the Company that as a result of the deemed failure to timely file a Form 10-K, it was the SEC Staff's view that as of July 14, 2010 the Company ceased to be eligible to use SEC Form S-3 for the registration of the Company's securities.  As the financial statements included in the original Form 10-K were also included in a registration statement on Form S-1 (File No. 333-163867), pursuant to which the Company offered its common stock and warrants to purchase common stock in December 2010 (the “December 2010 Offering”), the SEC also indicated that such registration statement failed to comply with the requirements of Form S-1 due to the lack of the inclusion of unqualified audited financial statements.

In view of the foregoing, it is possible that any sale of the Company's securities pursuant to the Company's registration statements on Form S-3 since July 14, 2010 will be deemed an unregistered sale of securities.  Since July 14, 2010, the Company has sold an aggregate of 2,292,760 shares of its common stock for an aggregate gross price of $1,690,866 pursuant to an at-the-market offering (“ATM”) of its common stock on Form S-3 (File No. 333-160993) between September 7, 2010 and January 19, 2011.  In addition, the Company may be deemed to have made unregistered sales of the 2,575,830 shares of common stock and warrants to purchase an aggregate of 858,610 shares of common stock at an exercise price of $0.90 per share sold for an aggregate gross purchase price of $1,545,498 sold pursuant to such registration statement with respect to the December 2010 Offering.  Alternatively, to the extent that the sales are deemed be registered, as a result of being sold pursuant to registration statements declared effective by the SEC as the registration statements in question either incorporated, in the case of the Form S-3 or included, in the case of the Form S-1, a qualified audit report the registration statements could be deemed to be materially incomplete.

If it is determined that persons who purchased the Company's securities after July 14, 2010 purchased securities in an offering deemed to be unregistered, or that the registration statements for such offerings were incomplete or inaccurate then such persons may be entitled to rescission rights.  In addition, the sale of unregistered securities could subject the Company to enforcement actions or penalties and fines by federal or state regulatory authorities.  The Company is unable to predict the likelihood of any claims or actions being brought against the Company related to these events, and there is a risk that any may have a material adverse effect on us.

The exercise of any applicable rescission rights is not within the control of the Company.  As of December 31, 2011, the Company had 4,868,590 shares that may be subject to the rescission rights outside stockholders’ equity.  These shares have always been treated as outstanding for financial reporting purposes.  As of the date of this report, the Company has not received any claims of rescission.

NOTE 19 – INVESTMENTS-OTHERS

Investments – others for each of the periods ended December 31, 2011 and March 31, 2011 consist of the following:

	All amounts in USD
	As of
	Dec 31, 2011	March 31, 2011

Investment in equity shares of an unlisted company	$57,188	$67,355
Investment in partnership (SIIPL-IGC)	708,872	810,508
	$766,060	$877,863

NOTE 20 – OTHER INCOME

Other income for the three months ended December 31, 2011 and December 31, 2010 consists primarily of the income/(loss) relating to the translation of the foreign currency denominated balances primarily consisting of inter-company receivable due to the parent company.  The significant depreciation of the Indian rupee against the U.S. dollar has resulted in an unrealized loss arising from the rupee denominated receivable in the books of the parent company.

NOTE 21 – IMPAIRMENT

For the year ended March 31, 2011, the Company conducted an impairment test on the investment in Sricon.  Effective October 1, 2009, the Company diluted its investment in Sricon from 63% to 22%.  Post-dilution, the Company continued to account for the investment in Sricon based on the equity method of accounting.  However, the Company entered into a management dispute with Sricon after the Company was not able to obtain the financial statements of Sricon after March 31, 2010.  The Company conducted an impairment test based on the information available with it and the recoverable value of assets that it could ascertain.  Based on such an impairment test, the Company had concluded that the investment in Sricon needed to be impaired by $2,184,599.  There have been no further indicators for impairment in the current quarter and accordingly, the Company has not conducted an impairment test for the three months ended December 31, 2011.

NOTE 22 – RECONCILIATION OF EPS

For the three months ended December 31, 2011 and 2010, the basic shares include founders shares, shares sold in the market, shares sold in a private placement, shares sold in the IPO, shares sold in the registered direct, shares arising from the exercise of warrants issued in the placement of debt, and shares issued in connection with debt and shares issued to employees, directors and vendors.  The fully diluted shares include the basic shares plus warrants issued as part of the units sold in the private placement and IPO, warrants sold as part of the units sold in the registered direct, and employee options.  The UPO issued to the underwriters (1,500,000 shares) is not considered as the strike price for the UPO is “out of the money” at $6.50 per share.  The historical weighted average per share, for our shares, through December 31, 2011, was applied using the treasury method of calculating the fully diluted shares.  The weighted average number of shares outstanding used for the computation of basic EPS is 21,301,092 and 20,880,604 for the three months and nine months ended December 31, 2011.  Owing to the loss incurred during the three months and nine months ended December 31, 2011, all of the potential equity shares are anti-dilutive and, accordingly, the diluted EPS is equal to the basic EPS.

NOTE 23 – CERTAIN AGED RECEIVABLES

The accounts receivable as of December 31, 2011 and March 31, 2011 include certain aged receivables in the amount of $1.95 million and $2.37 million respectively.  These receivables are due from the National Highway Authority of India (NHAI) and the Cochin International Airport.  The Government of India owns NHAI and the Cochin International Airport is partially owned by the State Government of Kerala.  The receivables have been due for periods in excess of one year as of December 31, 2011 and March 31, 2011.  These receivables have been classified as current for the following reasons:

TBL worked on the building of an airport runway at the Cochin International Airport and a road and associated bridges on a highway for the NHAI.  During the execution of these projects, the clients of the Company requested several changes to the engineering drawings.  The claims of the Company against each of the clients involve reimbursement of expenses associated with the change orders and variances as well as compensation for delays caused by the client.  The delay part of the claim involves equipment that is idle on the job, including interest or lease charges for the equipment while it is idle, workers that are idle, among others.  The expense reimbursement involves cost of material including the escalation in the cost of materials, and other charges.  These invoices were disputed by the clients and referred to arbitration.  The process of arbitration involves each party choosing an arbitrator and the arbitrators appointing a third chief arbitrator.  Each party then presents its case over several months and the arbitrator makes an award.

The receivables occurred and became due when TBL won two separate arbitration awards against each of these organizations.  The arbitration awards were first reported and booked in the year ended March 31, 2010.  The arbitration awards stipulate that interest be accrued for the period of non-payment.  However, the receivables do not have an interest component, as the Company will try to use the accrued interest as negotiating leverage for an earlier payment.  Although the receivables are contractually due, and hence its classification as current, it may take the Company anywhere from the next 30 days to two years to actually realize the funds, depending on how long these organizations want to delay payment.  The Company continues to carry the full value of the receivables, without interest and without any impairment, because the Company believes that there is minimal risk that these organizations will become insolvent and be unable to make payment.

NOTE 24 – SUBSEQUENT EVENTS

As of December 31, 2011, the Company had 4,868,590 shares that may be subject to the rescission rights outside stockholders’ equity.  (Please refer to Note 18).  These rescission rights resulted from the deficiency in the filing of the Form 10-K for the year ended March 31, 2010.  These rescission rights expire after a period of one year from the date on which the deficiency is subsequently rectified.  The Company filed a revised Form 10-K for the year ended March 31, 2010 on January 28, 2011 and thereby rectified the deficiency.  Consequently, the rescission rights on the shares issued during this period of deficiency lapsed on January 28, 2012.  These shares will be included as common stock issued and outstanding in the financial statements for the year ended March 31, 2012. The Company expects to reverse the rescission reserve in its balance sheet as of March 31, 2011.

India Globalization Capital, Inc.
 Shares of Common Stock

PROSPECTUS

Until              (25 days after the date of this prospectus), all dealers that effect transactions in these securities may be required to deliver this prospectus.

PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other expenses of issuance and distribution

The following table sets forth all expenses payable in connection with registration of the securities covered by this prospectus. All the amounts shown are estimates, except the SEC registration fee.  We will bear all costs, fees and expenses listed below incurred in effecting the issuance and registration of the shares covered by this prospectus.

Total
SEC registration fee	$8,192.46
Printing expenses	$40,000*
Legal fees and expenses	$70,000*
Accounting fees and expenses	$20,000*
Miscellaneous	$17,980*
Total	$156,172.46*
*  Estimated.

Item 14.  Indemnification of officers and directors

Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 2-418 of the Maryland General Corporation Law. Section 2-418 of the Maryland General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 2-418. Indemnification of directors, officers, employees and agents.

(a) Definitions. — In this section, the following words have the meanings indicated.

(1) “Director” means any person who is or was a director of a corporation and any person who, while a director of a corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan.

(2) “Corporation” includes any domestic or foreign predecessor entity of a corporation in a merger, consolidation, or other transaction in which the predecessor’s existence ceased upon consummation of the transaction.

(3) “Expenses” includes attorney’s fees.

(4) “Official capacity” means the following:

(i) When used with respect to a director, the office of director in the corporation; and

(ii) When used with respect to a person other than a director as contemplated in subsection (j), the elective or appointive office in the corporation held by the officer, or the employment or agency relationship undertaken by the employee or agent in behalf of the corporation.

(iii) “Official capacity” does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, other enterprise, or employee benefit plan.

(5) “Party” includes a person who was, is or is threatened to be made a named defendant or respondent in a proceeding.

(6) “Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(b) Permitted indemnification of director. —

(1) A corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that:

(i) The act or omission of the director was material to the matter giving rise to the proceeding; and

1. was committed in bad faith; or

2. was the result of active and deliberate dishonesty; or

(ii)The director actually received an improper personal benefit in money, property, or services; or

(iii) In the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

(2)            (i) Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding.

(ii) However, if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation.

(3)            (i) The termination of any proceeding by judgment, order or settlement does not create a presumption that the director did not meet the requisite standard of conduct set forth in this subsection.

(ii) The termination of any proceeding by conviction, or a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet that standard of conduct.

(4)           A corporation may not indemnify a director or advance expenses under this section for a proceeding brought by that director against the corporation, except:

(i) For a proceeding brought to enforce indemnification under this section; or

(ii) If the charter or bylaws of the corporation, a resolution of the board of directors of the corporation, or an agreement approved by the board of directors of the corporation to which the corporation is a party expressly provide otherwise.

(c) No indemnification of director liable for improper personal benefit. — A director may not be indemnified under subsection (b) of this section in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received.

(d) Required indemnification against expenses incurred in successful defense — Unless limited by the charter:

(1) A director who has been successful, on the merits or otherwise, in the defense of any proceeding referred to in subsection (b) of this section shall be indemnified against reasonable expenses incurred by the director in connection with the proceeding.

(2) A court of appropriate jurisdiction, upon application of a director and such notice as the court shall require, may order indemnification in the following circumstances:

(i) If it determines a director is entitled to reimbursement under paragraph (1) of this subsection, the court shall order indemnification, in which case the director shall be entitled to recover the expenses of securing such reimbursement; or

(ii)If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director has met the standards of conduct set forth in subsection (b) of this section or has been adjudged liable under the circumstances described in subsection (c) of this section, the court may order such indemnification as the court shall deem proper.  However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged in the circumstances described in subsection (c) shall be limited to expenses.

(3) A court of appropriate jurisdiction may be the same court in which the proceeding involving the director’s liability took place.

(e) Determination that indemnification is proper.

(1) Indemnification under subsection (b) of this section may not be made by the corporation unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in subsection (b) of this section.

(2) Such determination shall be made:

(i) By the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to such proceeding and who were duly designated to act in the matter by a majority vote of the full board in which the designated directors who are parties may participate;

(ii)By special legal counsel selected by the board of directors or a committee of the board by vote as set forth in subparagraph (i) of this paragraph, or, if the requisite quorum of the full board cannot be obtained therefor and the committee cannot be established, by a majority vote of the full board in which directors who are parties may participate; or

(iii) By the stockholders.

(3) Authorization of indemnification and determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible. However, if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses shall be made in the manner specified in subparagraph (ii) of paragraph (2) of this subsection for selection of such counsel.

(4)  Shares held by directors who are parties to the proceeding may not be voted on the subject matter under this subsection.

(f) Payment of expenses in advance of final disposition of action. —

(1) Reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of:

(i) A written affirmation by the director of the director’s good faith belief that the standard of conduct necessary for indemnification by the corporation as authorized in this section has been met; and

(ii) A written undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

(2) The undertaking required by subparagraph (ii) of paragraph (1) of this subsection shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make the repayment.

(3) Payments under this subsection shall be made as provided by the charter, bylaws or contract or as specified in subsection (e) of this section.

(g) Validity of indemnification provision. — The indemnification and advancement of expenses provided or authorized by this section may not be deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the charter, the bylaws, a resolution of stockholders or directors, an agreement or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(h) Reimbursement of director’s expenses incurred while appearing as witness. — This section does not limit the corporation’s power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent in the proceeding.

(i)      Director’s service to employee benefit plan. — For purposes of this section:

(1)  The corporation shall be deemed to have requested a director to serve an employee benefit plan where the performance of the director’s duties to the corporation also imposes duties on, or otherwise involves services by, the director to the plan or participants or beneficiaries of the plan;

(2) Excise taxes assessed on a director with respect to an employee benefit plan pursuant to applicable law shall be deemed fines; and

(3) Action taken or omitted by the director with respect to an employee benefit plan in the performance of the director’s duties for a purpose reasonably believed by the director to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

(j) Officer, employee or agent. — Unless limited by the charter:

(1)  An officer of the corporation shall be indemnified as and to the extent provided in subsection (d) of this section for a director and shall be entitled, to the same extent as a director, to seek indemnification pursuant to the provisions of subsection (d);

(2) A corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify directors under this section; and

(3) A corporation, in addition, may indemnify and advance expenses to an officer, employee or agent who is not a director to such further extent, consistent with law, as may be provided by its charter, bylaws, general or specific action of its board of directors, or contract.

(k) Insurance or similar protection.

(1) A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s position, whether or not the corporation would have the power to indemnify against liability under the provisions of this section.

(2) A corporation may provide similar protection, including a trust fund, letter of credit or surety bond, not inconsistent with this section.

(3) The insurance or similar protection may be provided by a subsidiary or an affiliate of the corporation.

(l) Report of indemnification to stockholders. — Any indemnification of, or advance of expenses to, a director in accordance with this section, if arising out of a proceeding by or in the right of the corporation, shall be reported in writing to the stockholders with the notice of the next stockholders’ meeting or prior to the meeting.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B. of Article Tenth of our amended and restated certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 2-418 of the MGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto.  Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding or which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.”

Article XI of our Bylaws provides for indemnification of any of our directors, officers, employees or agents for certain matters in accordance with Section 2-418 of the Maryland General Corporation Law.

Item 15.  Recent sales of unregistered securities

The following sets forth information regarding the sale of unregistered shares of our Common Stock, preferred stock, options and warrants within the past three years.  Also included is the consideration, if any, received by us for such shares, options and warrants and information relating to the section of the Securities Act, or rule of the SEC under which exemption from registration was claimed.

On July 13, 2009, the Company issued an additional 15,000 shares of Common Stock to RedChip Companies Inc. in a private placement, also as payment for services.  This transaction was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, which exempts private issuances of securities in which the securities are not offered or advertised to the general public.  No underwriting discounts or commissions were paid with respect to such sale.

On October 5, 2009, the Company entered into a new Note and Share Purchase Agreement (the “New Oliveira Purchase Agreement”) with the Steven M. Oliveira 1998 Charitable Remainder Unitrust (“Oliveira Trust”) pursuant to which the Oliveira Trust exchanged the original Oliveira Trust note, from September 30, 2008, for a new promissory note (the “New Note”) on substantially the same terms as the original Oliveira Trust note except that the principal amount of the New Note is $2.1 million, which reflects the accrued but unpaid interest on the original Oliveira Trust note.  There is no interest payable on the New Note and the New Note is due and payable on October 4, 2010 (the “Maturity Date”).  As is the case with the original Oliveira Trust note, the Company can pre-pay the New Note at any time without penalty or premium, and the New Note is unsecured.The New Note is not convertible into Common Stock) or other securities of the Company. However, under the New Oliveira Purchase Agreement, as additional consideration for the exchange of the Original Oliveira Trust Note, the Company agreed to issue 530,000 shares of Common Stock to the Oliveira Trust.  If the Company fails to repay the Notes by the Maturity Date, the Oliveira Trust would be entitled to receive an additional 200,000 shares of Common Stock.

Pursuant to the New Oliveira Purchase Agreement, which supersedes the original Note and Warrant Purchase Agreement, the Company has also agreed that if the Note is not repaid by the Maturity Date it will use reasonable best efforts to ensure that no later than October 4, 2010, it will have a registration statement effective with a sufficient number of shares of Common Stock based on the then fair market value of the shares registered in excess of the amount due under the New Note.  The securities sold in this transaction have not been registered under the Securities Act of 1933, as amended (the “Act”) and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Act.  The issuance of the foregoing securities was exempt from registration under Section 3(a)(9) of the Act as an exchange of securities solely with an existing securityholder where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

On October 16, 2009, the Company entered into a Note and Share Purchase Agreement with Bricoleur Partners, L.P.  (“Bricoleur”) pursuant to which the Company sold Bricoleur a Promissory Note in the principal amount of $2.0 million and 530,000 shares of Common Stock of the Company.  The Promissory Note is due and payable on October 16, 2010, or upon an earlier change in control of the Company, and bears no interest.  The Note and Share Purchase Agreement, provides for the issuance by the Company of additional shares of its Common Stock to Bricoleur for no additional consideration as follows:  if an event of default under the Promissory Note remains uncured for a period of more than 30 days, the Company shall issue to Bricoleur an additional 10,000 shares of Common Stock for each $100 thousand of outstanding principal amount of the Promissory Note and if the Company fails to file a registration statement covering the resale Common Stock within 45 days after the sale of the Promissory Note and Common Stock to Bricoleur or such registration statement is not declared effective within 150 days after filing (subject to certain exceptions and extensions) the Company shall issue to Bricoleur an additional 25,000 shares of Common Stock for each $100 thousand of outstanding principal amount of the Promissory Note and an additional 5,000 shares  for each $100 thousand of outstanding principal amount of the Promissory Note for each subsequent 30 day period such registration statement is not declared effective.  These transactions were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, which exempts private issuances of securities in which the securities are not offered or advertised to the general public.  No underwriting discounts or commissions were paid with respect to such sales.

On May 13, 2009, the Company granted 39,410 shares of its Common Stock to each of Ram Mukunda and Dr. Ranga Krishna.  These transactions were exempt from registration under the Securities Act pursuant to Section 4(2) of the Act, which exempts private issuances of securities in which the securities are not offered or advertised to the general public.  No underwriting discounts or commissions were paid with respect to such sales.

In March 2010, the Company issued 9,135 shares of Common Stock to RedChip Companies Inc. in a private placement, as payment for services.  This transaction was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, which exempts private issuances of securities in which the securities are not offered or advertised to the general public.  No underwriting discounts or commissions were paid with respect to such sale.

On March 25, 2010 and July 20, 2010, we entered into investor relations agreements with American Capital Ventures, which each agreement providing for the issuance of 15,000 shares of our Common Stock to American Capital Ventures or its designees for services rendered.  To date, we have issued 19,000 shares of Common Stock to American Capital Ventures and 11,000shares of Common Stock to Maplehurst Investment Group pursuant to these agreements.These transactions were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, which exempts private issuances of securities in which the securities are not offered or advertised to the general public.  No underwriting discounts or commissions were paid with respect to such sale.

In December 2010, we issued 200,000 shares of Common Stock to each of the Oliveira Trust and Bricoleur, as consideration for the extension of the loans under promissory notes issued to the respective investors in 2009 described above.  These transactions were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, which exempts private issuances of securities in which the securities are not offered or advertised to the general public.  No underwriting discounts or commissions were paid with respect to such sales.  We received no cash proceeds for the issuance of the shares.

On February 25, 2011, Bricoleur exchanged the unsecured promissory note dated October 16, 2009 that we had issued to Bricoleur (the “2009 Bricoleur Note”) for an unsecured promissory note in the principal amount of $1,800,000 (the “New Bricoleur Note”) and  688,500 shares of our Common Stock pursuant to a Note and Share Purchase Agreement (the “Bricoleur  Purchase Agreement”).  The reduced principal amount of the New Bricoleur Note reflected a $200,000 principal payment made by us on the 2009 Bricoleur Note in December 2010.  This transaction was exempt from registration under Section 3(a)(9) of the Act as an exchange of securities solely with an existing securityholder where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.  In addition, we believe that the issuance of the foregoing securities was exempt from registration under Section 4(2) of the Act as a transaction not involving a public offering.  In connection with the issuance of these securities, Bricoleur represented that it was an "accredited investor" as defined in Rule 501(a) of the Securities and Exchange Commission.  In addition, neither the Company nor anyone acting on its behalf offered or sold these securities by any form of general solicitation or general advertising.  As the New Bricoleur Note and the shares of Common Stock were issued as consideration for exchange of the 2009 Bricoleur Note, we received no cash proceeds for the issuance of the New Bricoleur Note or the shares.

On March 24, 2011, the Oliveira Trust exchanged  an outstanding promissory note in the principal amount of $2,120,000 (the “New Note” described above) initially issued to the Oliveira Trust for a new unsecured promissory note in the principal amount of $2,120,000 (the “2011 Oliveira Note”) and 368,339 shares of Common Stock pursuant to a Note and Share Purchase Agreement (the “2011 Purchase Agreement”).  Pursuant to the terms of the 2011 Oliveira Note in April, May and June 2011, the Company issued 390,786 shares, 378,086 shares and 432,790 shares respectively to the Oliveira Trust in payment of the monthly principal and interest payments of $206,673.00 due under the 2011 Oliveira Note.  This transaction was exempt from registration under Section 3(a)(9) of the Act as an exchange of securities solely with an existing securityholder where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.  With respect to the monthly payments, the decision to make the monthly payments in shares was made at our sole discretion.  In addition, we believe that the issuance of the foregoing securities was exempt from registration under Section 4(2) of the Securities Act as a transaction not involving a public offering.  In connection with the issuance of these securities, the Oliveira Trust represented that it was an "accredited investor" as defined in Rule 501(a) of the Securities and Exchange Commission.  In addition, neither the Company nor anyone acting on its behalf offered or sold these securities by any form of general solicitation or general advertising.  As the 2011 Oliveira Note and the shares of Common Stock were issued as consideration for exchange of the new Note and the monthly payments of Common Stock were issued in partial payment of the 2011 Oliveira Note, we received no cash proceeds for the issuance of the New Bricoleur Note or the shares.

Item 16.  Exhibits and financial statement schedules

(a)	Exhibits

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b)	Financial Statement Schedules

All financial statement schedules are omitted because they are not applicable, not required or the information is indicated elsewhere in the financial statements or the notes thereto.

Item 17.  Undertakings

(a) The undersigned registrant hereby undertakes,

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on March 2, 2012.

INDIA GLOBALIZATION CAPITAL, INC.

By:	/s/ Ram Mukunda
Name:	Ram Mukunda
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ram Mukunda  his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. This document may be executed by the signatories hereto on any number of counterparts, all of which shall constitute one and the same instrument.

Name	Position	Date
/s/ Ram Mukunda	President and Chief Executive Officer	March 2, 2012
Ram Mukunda	(Principal Executive Officer)

/s/ Richard Prins	Chairman	March 2, 2012
Richard Prins

/s/ John Selvaraj	Treasurer	March 2, 2012
John Selvaraj	(Principal Financial and Accounting Officer)

/s/ Sudhakar Shenoy	Director	March 2, 2012
Sudhakar Shenoy

/s/ Ranga Krishna	Director
Ranga Krishna		March 2, 2012

/s/ Danny Qing Chang	Director	March 2, 2012
Danny Qing Chang

EXHIBIT INDEX

Exhibit No.	Description

3.1
Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1,as amended and filed on November 2, 2005(Reg. No. 333-124942)).

3.2	By-laws (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1, as amended and filed on February 14, 2006 (Reg. No. 333-124942)).
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1, as filed on May 13, 2005 (Reg. No. 333-124942)).
4.2	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1, as filed on May 13, 2005 (Reg. No. 333-124942)).
4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1, as filed on May 13, 2005 (Reg. No. 333-124942)).
4.4
Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Company (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-1, as amended and filed on September 22, 2006 (Reg. No. 333-124942)).

4.5
Specimen Warrant Certificate for warrants issued in the December 2010 public offering (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-1, as amended and filed on October 27, 2010 (Reg. No. 333-163867)).

4.6
Warrant Agreement between Continental Stock Transfer & Trust Company and the Company (incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-1, as amended and filed on October 27, 2010 (Reg. No. 333-163867)).

5.1	Opinion of Shulman, Rogers, Gandal, Pordy & Ecker, P.A.regarding the validity of the Warrants and the Common Stock being registered. **
10.1
Amended and Restated Letter Agreement between the Company, Ferris, Baker Watts, Inc. and Ram Mukunda (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1, as amended and filed on July 11, 2005 (Reg. No. 333-124942)).

10.2
Amended and Restated Letter Agreement between the Company, Ferris, Baker Watts, Inc. and John Cherin (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1, as amended and filed on July 11, 2005 (Reg. No. 333-124942)).

10.3
Amended and Restated Letter Agreement between the Company, Ferris, Baker Watts, Inc. and Ranga Krishna (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1, as amended and filed on July 11, 2005 (Reg. No. 333-124942)).

10.4
Registration Rights Agreement among the Company and each of the existing stockholders (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1, as filed on May 13, 2005 (Reg. No. 333-124942)).

10.5	Form of Unit Purchase Agreement among Ferris, Baker Watts, Inc. and one or more of the Initial Stockholders. (6)
10.6	Form of Office Service Agreement between the Company and Integrated Global Networks, LLC. (6)
10.7
Form of Letter Agreement between Ferris, Baker Watts, Inc. and certain officers and directors of the Company (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1, as amended and filed on July 11, 2005 (Reg. No. 333-124942)).

10.8
Form of Letter Agreement between Ferris, Baker Watts, Inc. and each of the Special Advisors of the Company (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1, as amended and filed on July 11, 2005 (Reg. No. 333-124942)).

10.9
Form of Letter Agreement between the Company and certain officers and directors of the Company (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1, as amended and filed on July 11, 2005 (Reg. No. 333-124942)).

10.10
Form of Letter Agreement between the Company and each of the Special Advisors of the Company (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1, as amended and filed on July 11, 2005 (Reg. No. 333-124942)).

10.11
Share Subscription Cum Purchase Agreement dated February 2, 2007, by and among India Globalization Capital, Inc., MBL Infrastructures Limited and the persons “named as Promoters therein”(incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K, as filed on February 12, 2007).

10.12
Debenture Subscription Agreement dated February 2, 2007 by and among India Globalization Capital, Inc., MBL Infrastructures Limited and the persons named as Promoters therein (incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K, as filed on February 12, 2007).

10.13
First Amendment to Share Subscription Cum Purchase Agreement dated February 2, 2007, by and among India Globalization Capital, Inc., MBL Infrastructures Limited and the persons named as Promoters therein (incorporated by reference to Exhibit 10.13 to the Company’s Current Report on Form 8-Kdated February 2, 2007, as amended on May 2, 2007).

10.14
First Amendment to the Debenture Subscription Agreement dated February 2, 2007, by and among India Globalization Capital, Inc., MBL Infrastructures Limited and the persons named as Promoters therein (incorporated by reference to Exhibit 10.14 to the Company’s Current Report on Form 8-K dated February 2, 2007, as amended on May 2, 2007).

10.15
Contract Agreement dated April 29, 2007 between IGC, Chiranjjeevi Wind Energy Limited, Arul Mariamman Textiles Limited and Marudhavel Industries Limited (incorporated by reference to Exhibit 10.15 to the Company’s Current Report on Form 8-K dated May 2, 2007).

10.16
First Amendment dated August 20, 2007 to Agreement dated April 29, 2007 between IGC, Chiranjjeevi Wind Energy Limited, Arul Mariamman Textiles Limited and Marudhavel Industries Limited (incorporated by reference to Exhibit 10.16 to the Company’s Current Report on Form 8-K dated August 23, 2007).

10.17
Share Subscription Cum Purchase Agreement dated September 16, 2007 by and among India Globalization Capital, Inc., Techni Bharathi Limited and the persons named as Promoters therein (incorporated by reference to Exhibit 10.17 to the Company’s Current Report on Form 8-K dated September 27, 2007).

10.18
Shareholders Agreement dated September 16, 2007 by and among India Globalization Capital, Inc., Techni Bharathi Limited and the persons named as Promoters therein (incorporated by reference to Exhibit 10.18 to the Company’s Current Report on Form 8-K dated September 27, 2007).

10.19
Share Purchase Agreement dated September 21, 2007 by and between India Globalization Capital, Inc. and Odeon Limited (incorporated by reference to Exhibit 10.19 to the Company’s Current Report on Form 8-K dated September 27, 2007).

10.20
Share Subscription Cum Purchase Agreement dated September 15, 2007 by and among India Globalization Capital, Inc., Sricon Infrastructure Private Limited and the persons named as Promoters therein (incorporated by reference to Exhibit 10.20 to the Company’s Current Report on Form 8-K dated September 27, 2007).

10.21
Shareholders Agreement dated September 15, 2007 by and among India Globalization Capital, Inc., Sricon Infrastructure Private Limited and the persons named as Promoters therein (incorporated by reference to Exhibit 10.21 to the Company’s Current Report on Form 8-K dated September 27, 2007).

10.22
Form of Amendment to the Share Subscription Cum Purchase Agreement Dated September 15, 2007, entered into on December 19, 2007 by and among India Globalization Capital, Inc., Sricon Infrastructure Private Limited and the persons named as Promoters therein (incorporated by reference to Exhibit 10.22 to the Company’s Current Report on Form 8-K dated December 27, 2007).

10.23
Form of Amendment to the Share Subscription Agreement Dated September 16, 2007, entered into on December 21, 2007 by and among India Globalization Capital, Inc., Techni Bharathi Limited and the persons named as Promoters therein (incorporated by reference to Exhibit 10.23 to the Company’s Current Report on Form 8-K dated December 27, 2007).

10.24	Form of Letter Agreement, dated December 24, 2007, with Dr. Ranga Krishna (incorporated by reference to Exhibit 10.24 to the Company’s Current Report on Form 8-K dated December 27, 2007).
10.25	Form of Letter Agreement, dated December 24, 2007, with Oliveira Capital, LLC (incorporated by reference to Exhibit 10.25 to the Company’s Current Report on Form 8-K dated December 27, 2007).
10.26
Form of Warrant Clarification Agreement, dated January 4, 2008, by and between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.26 to the Company’s Current Report on Form 8-K dated January 7, 2008).

10.27
Second Amendment to the Share Subscription Cum Purchase Agreement Dated September 15, 2007, entered into on January 14, 2008 by and among India Globalization Capital, Inc., Sricon Infrastructure Private Limited and the persons named as Promoters therein (incorporated by reference to Exhibit 10.27 to the Company’s Current Report on Form 8-K dated January 16, 2008).

10.28
Letter Agreement dated January 8, 2008 by and among India Globalization Capital, Inc., Odeon Limited, and Techni Bharathi Limited with respect to the Share Purchase Agreement dated September 21, 2007 by and among India Globalization Capital, Inc. and Odeon Limited (incorporated by reference to Exhibit 10.28 to the Company’s Current Report on Form 8-K dated January 16, 2008).

10.29
Employment Agreement between India Globalization Capital, Inc., India Globalization Capital Mauritius and Ram Mukunda dated as of March 8, 2008 (incorporated by reference to Exhibit 10.29 to the Company’s Current Report on Form 8-K dated May 23, 2008).

10.30	2008 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.30 to the Company’s Definitive Proxy Statement on Schedule 14A filed onFebruary 8, 2008).
10.31
Registration Rights Agreement dated as of October 16, 2009 between the Company and Bricoleur Partners, L.P. (incorporated by reference to Exhibit 10.31 to the Company’s Current Report on Form 8-K dated October 21, 2009).

10.32
Form of Securities Purchase Agreement dated as of September 14, 2009 by and among India Globalization Capital, Inc. and the investors named therein (incorporated by reference to Exhibit 10.32 to the Company’s Current Report on Form 8-K dated September 17, 2009).

10.33
Amendment No. 1 dated as of October 30, 2009 to Securities Purchase Agreement by and among India Globalization Capital, Inc. and the investors named therein (incorporated by reference to Exhibit 10.33 to the Company’s Registration Statement on Form S-1, as filed on December 18, 2009(Reg. No. 333-163867)).

10.34
ATM Agency Agreement, dated as of October 13, 2009, by and between India Globalization Capital, Inc. and Enclave Capital LLC (incorporated by reference to Exhibit 10.34 to the Company’s Current Report on Form 8-K dated October 13, 2009).

10.35
Co-Placement Agency Agreement between the Company, Source Capital Group, Inc. and Boenning & Scattergood, Inc. (incorporated by reference to Exhibit 10.35 to the Company’s Registration Statement on Form S-1, as filed on November 10, 2010).

10.36
Note and Share Purchase Agreement dated as of February 25, 2011 between the Company and Bricoleur Partners, L.P. (incorporated by reference to Exhibit 10.36 to the Company’s Current Report on Form 8-K dated February 25, 2011).

10.37
Unsecured Promissory Note dated as of February 25, 2011 in the principal amount of $1,800,000 issued by the Company to Bricoleur Partners, L.P. (incorporated by reference to Exhibit 10.37 to the Company’s Current Report on Form 8-K dated February 25, 2011).

10.38
Note and Share Purchase Agreement dated as of March 24, 2011 between the Company and the Steven M. Oliveira 1998 Charitable Remainder Unitrust (incorporated by reference to Exhibit 10.38 to the Company’s Current Report on Form 8-K dated March 25, 2011).

10.39
Unsecured Promissory Note dated as of March 24, 2011 in the principal amount of $2,120,000 issued by the Company to the Steven M. Oliveira 1998 Charitable Remainder Unitrust (incorporated by reference to Exhibit 10.39 to the Company’s Current Report on Form 8-K dated March 25, 2011).

21	Subsidiaries of India Globalization Capital, Inc.*
23.1	Consent of Yoganandh & Ram.*
23.2	Consent of Shulman, Rogers, Gandal, Pordy & Ecker, P.A. (included in Exhibit 5.1 above).**
24	Power of Attorney (included on the signature page hereto).*
99.1	Code of Ethics(incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-1, as amended and filed on July 11, 2005 (Reg. No. 333-124942)).
101.INS***	XBRL Instance Document
101.SCH***	XBRL Taxonomy Extension SchemaDocument
101.CAL***	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF***	XBRL Taxonomy Extension Label Linkbase Document
101.LAB***	XBRL Taxonomy Extension Presentation Linkbase Document
101.PRE***	XBRL Taxonomy Extension Definition Linkbase Document
*	Filed herewith.
**	To be filed by amendment.